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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

As filed with the Securities and Exchange Commission on June 25, 2014

Registration Statement No. 333-196662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gaming and Leisure Properties, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	46-2116489 (I.R.S. Employer Identification No.)

SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

825 Berkshire Blvd., Suite 400
Wyomissing, Pennsylvania 19610
(610) 401-2900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William J. Clifford
Chief Financial Officer
825 Berkshire Blvd., Suite 400
Wyomissing, Pennsylvania 19610
(610) 401-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000 (213) 687-5600 (facsimile)	John P. Duke Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, Pennsylvania 19312-1183 (610) 640-7800 (610) 640-7835 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "larger accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)             ☐

    Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)    ☐

         The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
GLP Capital, L.P.(1)	Pennsylvania	6798	46-2322388
GLP Financing II, Inc.(1)	Delaware	6798	46-3866595

*
The 4.375% Senior Notes due 2018, the 4.875% Senior Notes due 2020 and the 5.375% Senior Notes due 2023 were issued by the additional registrants, GLP Capital, L. P. and GLP Financing, II, Inc. Gaming and Leisure Properties, Inc. is the guarantor of the notes.

(1)
The address and telephone number of each of these additional registrants' principal executive offices is the same as Gaming and Leisure Properties, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 25, 2014

PROSPECTUS

GLP Capital, L.P.
GLP Financing II, Inc.

Offer to Exchange
$550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018
(CUSIPs 361841 AA7 and U34073 AA1)
for $550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018
(CUSIP 361841 AB5)
which have been registered under the Securities Act of 1933, as amended.

$1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020
(CUSIPs 361841 AC3 and U34073 AB9)
for $1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020
(CUSIP 361841 AD1)
which have been registered under the Securities Act of 1933, as amended.

$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023
(CUSIPs 361841 AE9 and U34073 AC7)
for $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023
(CUSIP 361841 AF6)
which have been registered under the Securities Act of 1933, as amended.

Each of the exchange offers will expire at 5:00 p.m., New York City time, on                        , 2014, unless we extend or earlier terminate such exchange offer.

           We hereby offer, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the "exchange offers"), to exchange up to $550,000,000 aggregate outstanding principal amount of our 4.375% Senior Notes due 2018 (including the guarantee with respect thereto, the "new 2018 notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), $1,000,000,000 aggregate outstanding principal amount of our 4.875% Senior Notes due 2020 (including the guarantee with respect thereto, the "new 2020 notes") that have been registered under the Securities Act and $500,000,000 aggregate outstanding principal amount of our 5.375% Senior Notes due 2023 (including the guarantee with respect thereto, the "new 2023 notes," and together with the new 2018 notes and the new 2020 notes, the "new notes") that have been registered under the Securities Act, for a corresponding like aggregate principal amount of our outstanding 4.375% Senior Notes due 2018 (including the guarantee with respect thereto, the "old 2018 notes"), our 4.875% Senior Notes due 2020 (including the guarantee with respect thereto, the "old 2020 notes") and our 5.375% Senior Notes due 2023 (including the guarantee with respect thereto, the "old 2023 notes," and together with the old 2018 notes and the old 2020 notes, the "old notes"), respectively.

           Terms of the exchange offer for each series of old notes:

  •
  On the terms and subject to the conditions of the exchange offer, we will exchange the respective series of new notes for all outstanding old notes of the corresponding series that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for such series.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer for such series.

  •
  The terms of the new notes are substantially identical to those of the old notes of the corresponding series, except that the transfer restrictions, registration rights and liquidated damages provisions described in the registration rights agreements relating to such old notes will not apply to such new notes.

  •
  The exchange of old notes for new notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading "Certain U.S. Federal Income Tax Considerations" for more information.

  •
  We will not receive any proceeds from the exchange offers.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, the transfer of the old notes is restricted under the securities laws. We are making the exchange offer with respect to each series of old notes to satisfy your registration rights as a holder of old notes of such series.

           There is no established trading market for the new notes.

           Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

           See "Risk Factors" beginning on page 20 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

           Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           No gaming or regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Chief Financial Officer, Telephone: (610) 401-2900. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

i

        In this prospectus, unless otherwise stated or unless the context otherwise requires, "GLPI," "the Company," "we," "our," and "us" refer to Gaming and Leisure Properties, Inc. and its subsidiaries.

MARKET AND INDUSTRY DATA

        This prospectus includes information with respect to market share and industry conditions, which are based upon internal estimates and various third party sources. While management believes that such data is reliable, we have not independently verified any of the data from third party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this prospectus are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. With respect to this section, "Forward-Looking Statements," references to "GLPI" are to Gaming and Leisure Properties, Inc. and references to the "Company" are to Gaming and Leisure Properties, Inc. and its subsidiaries. Forward-looking statements include information concerning the Company's business strategy, plans, and goals and objectives.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

  •
  the ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our properties, or other delays or impediments to completing our planned acquisitions or projects;

  •
  our ability to maintain our status as a real estate investment trust and there being no need for any further dividend of historical accumulated earnings and profits in order to qualify as a real estate investment trust in 2014;

  •
  the ability and willingness of our tenants, operators and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  the ability of our tenants and operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

  •
  the ability of our tenants and operators to comply with laws, rules and regulations in the operation of our properties, to deliver high quality services, to attract and retain qualified personnel and to attract customers;

  •
  the availability and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease the respective properties on favorable terms;

  •
  the degree and nature of our competition;

  •
  the ability to generate sufficient cash flows to service our outstanding indebtedness;

  •
  the access to debt and equity capital markets;

  •
  fluctuating interest rates;

  •
  the availability of qualified personnel and our ability to retain our key management personnel;

  •
  GLPI's duty to indemnify Penn National Gaming, Inc. and subsidiaries ("Penn") in certain circumstances if the completed Spin-Off (as defined below) fails to be tax-free;

  •
  changes in the United States tax law and other state, federal or local laws, whether or not specific to real estate, real estate investment trusts or to the gaming, lodging or hospitality industries;

  •
  changes in accounting standards;

  •
  the impact of weather events or conditions, natural disasters, acts of terrorism and other international hostilities, war or political instability;

  •
  other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and

  •
  additional factors discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

        Certain of these factors and other factors, risks and uncertainties are discussed in the "Risk Factors" section of this prospectus. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of the Company.

        You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors," in connection with considering any forward-looking statements that may be made by the Company generally. Except for the ongoing obligations of the Company to disclose material information under the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

FINANCIAL AND OTHER INFORMATION

        This prospectus includes historical consolidated financial statements and information of GLPI and its subsidiaries for periods and dates prior to the consummation of the Spin-Off. GLPI and its subsidiaries are newly formed companies and, accordingly, GLPI and its consolidated subsidiaries have minimal historical operations. Because the notes will be guaranteed by GLPI on a senior unsecured basis, we present in this prospectus historical and pro forma financial information of, and other information with respect to, GLPI and its consolidated subsidiaries, which include GLP Capital L.P. and GLP Financing II, Inc. as well as other subsidiaries.

        Our historical financial statements and information for periods prior to the consummation of the Spin-Off are not indicative of, or comparable to, our results of operations or financial position for periods or dates following the Spin-Off. Although we include in this prospectus pro forma financial information giving effect to the Spin-Off and related transactions as described under "GLPI Unaudited Pro Forma Consolidated Income Statement," this information is presented for illustrative purposes and is based on assumptions, some of which may not materialize, and actual results reported in periods following the Spin-Off may differ significantly from those reflected in the historical and pro forma financial information for a number of reasons.

        Accordingly, our historical consolidated financial statements and information for periods prior to the consummation of the Spin-Off and related transactions and the historical and pro forma financial information included in this prospectus should not be relied upon as being indicative of future results and, therefore, readers of this prospectus are cautioned not to place undue reliance on this financial information.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before making a decision to tender old notes in exchange for new notes. We urge you to read the entire prospectus carefully, including the financial statements and notes to those financial statements incorporated by reference in this prospectus. Please read "Risk Factors" for more information about important risks that you should consider before tendering old notes for exchange. In this prospectus, references to the "issuers" are to GLP Capital, L.P. (the "Operating Partnership" or "GLP Capital") and GLP Financing II, Inc. ("Capital Corp."). With respect to the discussion of the terms of the notes on the cover page, in the section entitled "Summary—The Exchange Offer" and "—Summary Description of the New Notes" and in the section entitled "Description of the New Notes," "we," "our," and "us" refer only to the issuers. Except with respect to discussions of income tax consequences and unless the context otherwise requires, references to the "notes" include the new notes and the old notes.

 Our Company

Overview

        On November 15, 2012, Penn announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded real estate investment trust ("REIT"), GLPI (the "Spin-Off").

        In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the "TRS Properties," in a tax-free distribution. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, pursuant to a master lease (the "Master Lease"). The Master Lease is a "triple-net" operating lease with an initial term of 15 years with no purchase option, followed by four 5-year renewal options (exercisable by Penn) on the same terms and conditions. GLPI also owns and operates the TRS Properties through its taxable REIT subsidiaries ("TRS").

        GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements. As of March 31, 2014, GLPI's portfolio consisted of 22 gaming and related facilities, including the TRS Properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, Ohio and Youngstown, Ohio) and the real property associated with the Casino Queen in East St. Louis, Illinois that was acquired in January 2014, that are geographically diversified across 13 states. We expect to grow our portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

        In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for United States ("U.S.") federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes for the year ending December 31, 2014, GLPI declared a special dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements (the "Purging Distribution"). The Purging Distribution, which was paid on February 18, 2014, totaled $1.05 billion and was comprised of cash and GLPI common stock. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of

$210 million. Of 88,691,827 million shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment.

Tax Status

        We intend to elect on our U.S. federal income tax return for our taxable year beginning on January 1, 2014 to be treated as a REIT and intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders. As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

        Our TRS Properties are able to engage in activities resulting in income that is not qualifying income for a REIT. As a result, certain activities of the Company which occur within our TRS Properties are subject to federal and state income taxes.

Tenants

        As of March 31, 2014, all of the Company's properties with the exception of the TRS Properties and the Casino Queen property were leased to a wholly owned subsidiary of Penn under the Master Lease.

        Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties, and an established gaming provider with strong financial performance. The obligations under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the entire portfolio.

        We will seek to cultivate our relationships with tenants and gaming providers in order to expand the mixture of tenants operating our properties and, in doing so, to reduce our dependence on Penn. We expect that this objective will be achieved over time as part of our overall strategy to acquire new properties and further diversify our overall portfolio of gaming properties. For instance, in January 2014, GLPI closed on an agreement to acquire the real estate assets associated with the Casino Queen in East St. Louis, Illinois. The Casino Queen property is operated by the former owners pursuant to a long-term lease with terms and conditions similar to the Master Lease.

 Our Portfolio/Properties

        The following table summarizes certain features of our properties as of March 31, 2014:

	Location	Type of Facility	Approx. Property Square Footage(1)	Owned Acreage	Leased Acreage(2)	Hotel Rooms
Tenants
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	Dockside gaming	634,000	74.1	32.1	295
Hollywood Casino Aurora	Aurora, IL	Dockside gaming	222,189	0.4	2.1	—
Hollywood Casino Joliet	Joliet, IL	Dockside gaming	322,446	276.4	—	100
Argosy Casino Alton	Alton, IL	Dockside gaming	241,762	0.2	3.6	—
Hollywood Casino Toledo	Toledo, OH	Land-based gaming	285,335	44.3	—	—
Hollywood Casino Columbus	Columbus, OH	Land-based gaming	354,075	116.2	—	—
Hollywood Casino at Charles Town Races	Charles Town, WV	Land-based gaming/Thoroughbred racing	511,249	298.6	—	153
Hollywood Casino at Penn National Race Course	Grantville, PA	Land-based gaming/Thoroughbred racing	451,758	573.7	—	—
M Resort	Henderson, NV	Land-based gaming	910,173	87.6	—	390
Hollywood Casino Bangor	Bangor, ME	Land-based gaming/Harness racing	257,085	6.7	27.0	152
Zia Park Casino	Hobbs, NM	Land-based gaming/Thoroughbred racing	109,067	317.4	—	—
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	Land-based gaming	425,920	579.9	—	291
Argosy Casino Riverside	Riverside, MO	Dockside gaming	450,397	41	—	258
Hollywood Casino Tunica	Tunica, MS	Dockside gaming	315,831	—	67.7	494
Boomtown Biloxi	Biloxi, MS	Dockside gaming	134,800	1.6	26.6	—
Argosy Casino Sioux City(3)	Sioux City, IA	Dockside gaming	73,046	—	4.6	—
Hollywood Casino St. Louis	Maryland Heights, MO	Land-based gaming	645,270	247.8	—	502
Casino Queen	East St. Louis, IL	Land-based gaming	330,502	70	—	157
Under Development
Hollywood Gaming at Dayton Raceway	Dayton, OH	Land-based gaming/Harness racing	—	119.4	—	—
Hollywood Gaming at Mahoning Valley Race Course	Youngstown, OH	Land-based gaming/Thoroughbred racing	—	193.4	—	—

			6,674,905	3,048.7	163.7	2,792

TRS Properties
Hollywood Casino Baton Rouge	Baton Rouge, LA	Dockside gaming	120,517	28.9	—	—
Hollywood Casino Perryville	Perryville, MD	Land-based gaming	97,961	36.4	—	—

			218,478	65.3	—	—

Total			6,893,383	3,114.0	163.7	2,792

(1)
Square footage includes conditioned space and excludes parking garages and barns.

(2)
Leased acreage reflects land subject to leases with third parties and includes land on which certain of the current facilities and ancillary supporting structures are located as well as parking lots and access rights.

(3)
In April 2014, the Iowa Racing and Gaming Commission (the "IRGC") ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014.

Hollywood Casino Lawrenceburg

        We own 74.1 acres and lease 32.1 acres in Lawrenceburg, Indiana, a portion of which serves as the dockside embarkation for the gaming vessel, and includes a Hollywood-themed casino riverboat, an entertainment pavilion, a 295-room hotel, two parking garages and an adjacent surface lot, with the other portion used for remote parking.

Hollywood Casino Aurora

        We own a dockside barge structure and land-based pavilion in Aurora, Illinois. We own the land, which is approximately 0.4 acres, on which the pavilion is located and a pedestrian walkway bridge. The property also includes a parking lot under an operating lease agreement and two parking garages under capital lease agreements, together comprising over 2 acres.

Hollywood Casino Joliet

        We own 276 acres in Joliet, Illinois, which includes a barge-based casino, land-based pavilion, a 100-room hotel, a 1,100 space parking garage, surface parking areas and a recreational vehicle park.

Argosy Casino Alton

        We lease 3.6-acres in Alton, Illinois, a portion of which serves as the dockside boarding for the Alton Belle II, a riverboat casino. The dockside facility includes an entertainment pavilion and office space, as well as surface parking areas with 1,341 spaces. In addition, we own an office building property consisting of 0.2 acres.

Hollywood Casino Toledo

        We own a 44-acre site in Toledo, Ohio, where Penn opened Hollywood Casino Toledo on May 29, 2012. The property includes the casino as well as structured and surface parking.

Hollywood Casino Columbus

        We own 116 acres of land in Columbus, Ohio, where Penn opened Hollywood Casino Columbus on October 8, 2012. The property includes the casino as well as structured and surface parking.

Hollywood Casino at Charles Town Races

        We own 300 acres on various parcels in Charles Town and Ranson, West Virginia of which 155 acres comprise Hollywood Casino at Charles Town Races. The facility includes a 153-room hotel and a 3/4-mile all-weather lighted thoroughbred racetrack, a training track, two parking garages, an employee parking lot, an enclosed grandstand/clubhouse and housing facilities for over 1,300 horses.

Hollywood Casino at Penn National Race Course

        We own 574 acres in Grantville, Pennsylvania, where Penn National Race Course is located on 181 acres. The facility includes a one-mile all-weather lighted thoroughbred racetrack and a 7/8-mile turf track, a parking garage and surface parking spaces. The property also includes approximately 393 acres surrounding the Penn National Race Course that are available for future expansion or development.

M Resort

        We own 88 acres on the southeast corner of Las Vegas Boulevard and St. Rose Parkway in Henderson, Nevada, where the M Resort is located. The M Resort property includes a 390-room hotel, a 4,700 space parking facility, and other facilities.

Hollywood Casino Bangor

        We own and lease the land on which the Hollywood Casino Bangor facility is located in Bangor, Maine, which consists of just over 9 acres, and includes a 152-room hotel and four-story parking. In addition, we lease 25 acres located at historic Bass Park, which is adjacent to the facility, which includes a one-half mile standard bred racetrack and a grandstand with over 12,000 square feet and seating for 3,500 patrons.

Zia Park Casino

        The casino adjoins the racetrack and is located on 317 acres that we own in Hobbs, New Mexico. The property includes a one-mile quarter/thoroughbred racetrack. In September 2013, Penn began construction of a new hotel, budgeted at $26.2 million which will include 150 rooms, six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue.

Hollywood Casino Bay St. Louis

        We own 580 acres in the city of Bay St. Louis, Mississippi, including a 20-slip marina. The property includes a land-based casino, 18-hole golf course, a 291-room hotel, and other facilities.

Argosy Casino Riverside

        We own 41 acres in Riverside, Missouri, which includes a barge-based casino, a 258-room luxury hotel, an entertainment/banquet facility and a parking garage.

Hollywood Casino Tunica

        We lease 68 acres of land in Tunica, Mississippi. The property includes a single-level casino, a 494-room hotel, surface parking and other land-based facilities.

Boomtown Biloxi

        We lease 18.2 acres, most of which is utilized for the gaming location. We also lease 5 acres of submerged tidelands at the casino site from the State of Mississippi, lease 3.6 acres for parking, own 1.2 acres of land mostly used for parking and welcome center, and own 0.4 acres of undeveloped land. We own the barge on which the casino is located and all of the land-based facilities.

Argosy Casino Sioux City

        We lease 4.1 acres, for the landing rights and parking, which includes the dockside embarkation for the Argosy IV, a riverboat casino. We own the Argosy IV and adjacent barge facilities. We also lease 0.4 acres primarily used for employee parking. In April 2014, the IRGC ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014. This will result in a reduction of approximately $6.2 million in annual rental revenue under the Master Lease.

Hollywood Casino St. Louis

        We own 248 acres along the Missouri River in Maryland Heights, Missouri, which includes a 502-room hotel and structure and surface parking.

Casino Queen

        We own 70 acres along the Mississippi River in East St. Louis, Illinois, which includes a single level casino, a 157-room hotel, an RV park as well as surface parking areas.

Properties Under Development

Hollywood Gaming at Dayton Raceway

        We own 119 acres in Dayton, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

Hollywood Gaming at Mahoning Valley Race Course

        We own 193 acres in Youngstown, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

TRS Properties

Hollywood Casino Baton Rouge

        Hollywood Casino Baton Rouge is a dockside riverboat gaming facility operating in Baton Rouge, Louisiana. The riverboat features approximately 28,000 square feet of gaming space with 943 gaming machines and 18 table games. The facility also includes a two-story, 58,000 square foot dockside building featuring a variety of amenities, including a steakhouse, a 268-seat buffet, a deli, a premium players' lounge, a nightclub, a lobby bar, a public atrium, two meeting rooms and 1,490 parking spaces.

Hollywood Casino Perryville

        Hollywood Casino Perryville is located directly off Interstate 95 in Cecil County, Maryland just 35 miles northeast of Baltimore and 70 miles from Washington, D.C. Hollywood Casino Perryville is a Hollywood-themed facility which offers 34,329 square feet of gaming space with 1,158 slot machines. On March 5, 2013, table games were opened at Hollywood Casino Perryville following a November 2012 referendum authorizing the ability to add table games to Maryland's five existing and planned casinos. At December 31, 2013, Hollywood Casino Perryville had 12 table games and 10 poker tables. The facility also offers various food and beverage options, including a bar and grill, a gift shop and 1,600 parking spaces with valet and self-parking.

Our Competitive Strengths

        We believe the following competitive strengths will contribute significantly to our success:

Geographically Diverse Property Portfolio

        As of March 31, 2014, our portfolio consists of 22 gaming and related facilities, which included the TRS properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, OH and Youngstown, OH) and the real property associated with the Casino Queen in East St. Louis, Illinois, that was acquired in January 2014. Our portfolio comprises approximately 6.9 million property square footage and approximately 3,200 acres of owned and leased land and is broadly diversified by location across 13 states. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance.

Financially Secure Tenants

        As of March 31, 2014, substantially all of the Company's real estate properties were leased to a wholly owned subsidiary of Penn, and most of the Company's rental revenues were derived from the Master Lease. Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties, and an established gaming provider with strong financial performance. Penn is a publicly traded company that is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Penn's net revenues were $2.9 billion for each of the years ended December 31, 2013 and 2012.

Long-Term, Triple-Net Lease Structure

        Most of our real estate properties are leased under the Master Lease, a "triple-net" operating lease guaranteed by the tenant with a term of 15 years (in addition to four 5 year renewals at the tenant's option), pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. The Casino Queen property is leased back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease. Upon the opening of the video lottery terminal facilities at Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, which are expected to commence operations in the fall of 2014, the annual rental revenue related to the Master Lease is anticipated to increase by approximately $19 million, which approximates ten percent of the real estate construction costs paid for by GLPI related to these facilities.

Flexible UPREIT Structure

        We have the flexibility to operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by GLP Capital or by subsidiaries of GLP Capital. Conducting business through GLP Capital allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. We believe that this flexibility will provide us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Although our management team has limited experience in operating a REIT, it has extensive gaming and real estate experience. Peter M. Carlino, chief executive officer of GLPI, has more than 30 years of experience in the acquisition and development of gaming facilities and other real estate projects. William J. Clifford, chief financial officer of GLPI, is a finance professional with more than 30 years of experience in the gaming industry including four years of gaming regulatory experience, sixteen years of casino property operations, and twelve years of corporate experience. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Ability to Identify Attractive Real Estate Investments

        As a result of our management team's operating experience, network of relationships and industry insight, we expect to be able to identify attractive real estate investments within the gaming industry. We will seek operators for these real estate investments who possess local market knowledge, demonstrate hands-on management and have proven track records. We believe our management team's experience gives us a key competitive advantage in objectively evaluating an operator's financial position and operating efficiency in order for us to make prudent real estate investments.

Corporate Information

        GLPI was incorporated in Pennsylvania on February 13, 2013. The Operating Partnership, a Pennsylvania limited partnership, and Capital Corp., a Delaware corporation, are indirect wholly owned subsidiaries of GLPI.

        The common stock of GLPI is quoted on the NASDAQ Global Select Market under the symbol "GLPI." Our principal executive offices are located at 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, and our telephone number is (610) 401-2900.

        Our internet address is www.glpropinc.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision exchange your outstanding old notes for new notes.

Recent Developments

        On May 13, 2014, GLPI entered into an agreement to purchase the entity owning The Meadows Racetrack and Casino (the "Casino") located in Washington, Pennsylvania. GLPI has begun a search for a third party operator for the Casino, to whom GLPI expects to sell the entities holding the licenses and operating assets, while retaining ownership of the land and buildings.

 Corporate Structure

        The following diagram shows our corporate structure:

(1)
Guarantor of the notes and our Credit Facilities.

(2)
Co-obligor under the notes.

(3)
Real property assets and entities owning real property assets, including the Casino Queen property.

 The Exchange Offers

Old 2018 Notes	4.375% Senior Notes due 2018, which we issued on October 30, 2013. $550,000,000 aggregate principal amount of old 2018 notes were issued under the indenture, dated as of October 30, 2013 (the "indenture").
Old 2020 Notes	4.875% Senior Notes due 2020, which we issued on October 31, 2013. $1,000,000,000 aggregate principal amount of old 2020 notes were issued under the indenture.
Old 2023 Notes	5.375% Senior Notes due 2023, which we issued on October 30, 2013. $500,000,000 aggregate principal amount of old 2023 notes were issued under the indenture.
New 2018 Notes

4.375% Senior Notes due 2018, the issuance of which has been registered under the Securities Act. The form and the terms of the new 2018 notes are substantially identical to those of the old 2018 notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old 2018 notes described in the registration rights agreement related thereto do not apply to the new 2018 notes.

New 2020 Notes

4.875% Senior Notes due 2020, the issuance of which has been registered under the Securities Act. The form and the terms of the new 2020 notes are substantially identical to those of the old 2020 notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old 2020 notes described in the registration rights agreement related thereto do not apply to the new 2020 notes.

New 2023 Notes

5.375% Senior Notes due 2023, the issuance of which has been registered under the Securities Act. The form and the terms of the new 2023 notes are substantially identical to those of the old 2023 notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old 2023 notes described in the registration rights agreement related thereto do not apply to the new 2023 notes.

Exchange Offers for Notes

We are offering to issue up to $550,000,000 aggregate principal amount of new 2018 notes, $1,000,000,000 aggregate principal amount of new 2020 notes and $500,000,000 aggregate principal amount of new 2023 notes in exchange for a corresponding like principal amount of old 2018 notes, old 2020 notes and old 2023 notes, respectively, to satisfy our obligations under the registration rights agreements that we entered into when the old notes were issued in transactions consummated in reliance upon the exemption from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	Each of the exchange offers will expire at 5:00 p.m., New York City time, on , 2014, unless we extend or earlier terminate such exchange offer. By tendering your old notes, you represent to us that:
• you are neither our "affiliate," as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for your own account;
• any new notes you receive in the applicable exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the applicable exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes you receive; for further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution"; and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.
Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in each of the exchange offers at any time prior to 5:00 p.m., New York City time, on            , 2014, unless we extend or earlier terminate such exchange offer. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the applicable exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offers—Terms of the Exchange Offers; Period for Tendering Old Notes" and "The Exchange Offers—Withdrawal Rights."

Conditions to the Exchange Offers

We are not required to accept for exchange or to issue new notes in exchange for any old notes, and we may terminate or amend the applicable exchange offer, if any of the following events occur prior to the expiration of such exchange offer:

• such exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;
• an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with such exchange offer;
• we do not receive all the governmental approvals that we deem necessary to consummate such exchange offer; or
• there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate such exchange offer.

We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption "The Exchange Offers—Conditions to the Exchange Offers" for more information regarding the conditions to the exchange offers.

Procedures for Tendering Old Notes

Unless you comply with the procedure described below under the caption "The Exchange Offers—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the applicable exchange offer to participate in such exchange offer:

•

tender your old notes by sending (i) the certificates for your old notes (in proper form for transfer), (ii) a properly completed and duly executed letter of transmittal and (iii) all other documents required by the letter of transmittal to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offers—Exchange Agent"; or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of such exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offers—Book-Entry Transfers." As used in this prospectus, the term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the applicable exchange offer, but:
• the old notes are not immediately available;
• time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of such exchange offer; or
• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of such exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offers—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the applicable exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender such old notes in the applicable exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain U.S. Federal Income Tax Considerations

The exchange of old notes for new notes in the exchange offers will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain U.S. Federal Income Tax Considerations" for more information regarding the United States federal income tax consequences to you of the exchange offers.

Use of Proceeds	We will not receive any proceeds from the exchange offers.
Exchange Agent

Wells Fargo Bank, National Association, is the exchange agent for the exchange offers. You can find the address and telephone number of the exchange agent below under the caption, "The Exchange Offers—Exchange Agent."

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and
• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of new notes:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be entitled to tender your old notes in the exchange offers; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offers, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Broker-Dealers

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. See "Plan of Distribution" for more information.

Registration Rights Agreements for the Old Notes

When we issued the old 2018 notes and the old 2023 notes on October 30, 2013 and the old 2020 notes on October 31, 2013, we entered into registration rights agreements with GLPI and a representative of the initial purchasers of the old notes. Under the terms of the registration rights agreements, we agreed to:

• file the registration statement for the exchange offers with the SEC on or prior to July 28, 2014;

•

use reasonable best efforts to cause the registration statement for the exchange offers to be declared effective no later than September 25, 2014, in the case of the old 2018 notes and the old 2013 notes, and September 26, 2014, in the case of the old 2020 notes;

•

commence the exchange offers and use reasonable best efforts to issue on or prior to October 30, 2014, in the case of the old 2018 notes and the old 2013 notes, and October 31, 2014, in the case of the old 2020 notes, new notes in exchange for all old notes validly tendered (and not withdrawn) prior thereto in the applicable exchange offer;

•

use reasonable best efforts to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer for such old notes within the time periods listed above and in certain other circumstances; and

•

if we fail to meet our registration obligations under the registration rights agreements, pay additional interest at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum additional interest rate of 0.5% per annum.

Consequences of Not Exchanging Old Notes

        If you do not exchange your old notes in the applicable exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not intend to register the old notes under the Securities Act, and holders of old notes that do not exchange old notes for new notes in the applicable exchange offer will no longer have registration rights with respect to the old notes except in the limited circumstances provided in the applicable registration rights agreement. Under some circumstances, as described in the applicable registration rights agreement, holders of the old notes, including holders who are not permitted to participate in the applicable exchange offer or who may not freely sell new notes received in such exchange offer, may require us to use our reasonable best efforts to file, and to cause to become effective, a shelf registration statement covering resales of the applicable series of old notes by such holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offers—Consequences of Exchanging or Failing to Exchange Old Notes."

Summary Description of the New Notes

        The terms of the new notes of each series and those of the old notes of the corresponding series are substantially identical, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes described in the registration rights agreement for such series do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes" in this prospectus.

Issuers	GLP Capital, L.P. and GLP Financing II, Inc.
Securities Offered	$550,000,000 principal amount of 4.375% Senior Notes due 2018, $1,000,000,000 principal amount of 4.875% Senior Notes due 2020, and $500,000,000 principal amount of 5.375% Senior Notes due 2023.

Maturity	November 1, 2018 for the new 2018 notes, November 1, 2020 for the new 2020 notes, and November 1, 2023 for the new 2023 notes.
Interest Rate	4.375% per year for the new 2018 notes, 4.875% per year for the new 2020 notes, and 5.375% per year for the new 2023 notes (each calculated using a 360-day year).
Interest Payment Dates	May 1 and November 1.
Guarantees

The new notes will be guaranteed on a senior unsecured basis by GLPI. The new notes will not be guaranteed by any of our subsidiaries, except in the event that we issue in the future certain subsidiary-guaranteed debt securities.

Ranking

The new notes will be the issuers' senior unsecured obligations. As of March 31, 2014, GLPI and its subsidiaries on a consolidated basis had $2.50 billion of debt, including $2.05 billion representing the old notes and approximately $450.0 million outstanding under our credit facilities ("Credit Facilities"), and we had $550.0 million available for borrowing under our revolving credit facility based on a $700.0 million revolving credit facility.

GLPI's guarantee of the new notes will be its general senior unsecured obligation and will:
• rank equally in right of payment with all of GLPI's senior unsecured indebtedness, including GLPI's guarantee of our Credit Facilities;
• rank senior in right of payment to all of GLPI's subordinated indebtedness;
• be effectively subordinated to all of GLPI's secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
• be structurally subordinated to all indebtedness and other liabilities of any of GLPI's subsidiaries that is not an issuer of the notes.

In addition, because the new notes are not guaranteed by our subsidiaries, creditors of our subsidiaries (including lenders under our Credit Facilities, as certain of our subsidiaries may in the future elect to guarantee our Credit Facilities) and holders of any of our debt that is guaranteed by our subsidiaries have a prior claim, ahead of the new notes, on all of our subsidiaries' assets. Other than guarantees of our Credit Facilities, the liabilities of our subsidiaries currently consist primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities.

Optional Redemption

The issuers may redeem all or part of the new notes at any time at their option at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a "make-whole" premium, as described under the section captioned "Description of the New Notes—Redemption—Optional Redemption."

Redemption Based Upon Gaming Laws

The new notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of the New Notes—Redemption—Gaming Redemption."

Change of Control Offer

If we experience a change of control accompanied by a decline in the rating of the new notes, we must give holders of the new notes the opportunity to sell us their new notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Certain Indenture Provisions	The indenture governing the new notes contains covenants limiting the issuers' ability to:
• incur additional indebtedness and use their assets to secure our indebtedness;
• amend or terminate the Master Lease; and
• merge, consolidate or transfer all or substantially all of our assets.
These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" for a description of certain of the risks involved in investing in the notes and tendering your old notes in the exchange offers.

        For additional information regarding the notes, see the "Description of the New Notes" section of this prospectus.

RISK FACTORS

        You should carefully consider the risks and all the other information contained in this prospectus before making a decision as to whether to exchange your old notes in the applicable exchange offer.

Risk Factors Relating to Our Spin-Off from Penn

We may be unable to achieve some or all the benefits that we expect to achieve from the Spin-Off.

        We believe that, as a publicly traded company independent from Penn, GLPI will have the ability to pursue transactions with other gaming operators that would not pursue transactions with Penn as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Penn, to diversify into different businesses in which Penn, as a practical matter, could not diversify, such as hotels, entertainment facilities and office space, and to pursue certain transactions that Penn otherwise would be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Penn in the time we expect, if at all.

If the Spin-Off, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, GLPI could be subject to significant tax liabilities and, in certain circumstances, GLPI could be required to indemnify Penn for material taxes pursuant to indemnification obligations under a tax matters agreement (the "Tax Matters Agreement").

        Penn has received a private letter ruling (the "IRS Ruling") from the Internal Revenue Service (the "IRS") substantially to the effect that, among other things, the Spin-Off, together with the required compliance exchanges and certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code (the "Code"). The IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Section 355, and Penn received from its tax advisors a tax opinion substantially to the effect that, with respect to such requirements on which the IRS will not rule, such requirements have been satisfied. The IRS Ruling, and the tax opinions that Penn received from its tax advisors, relied on, among other things, certain representations, assumptions and undertakings, including those relating to the past and future conduct of GLPI's business, and the IRS Ruling and the opinions would not be valid if such representations, assumptions and undertakings were incorrect in any material respect.

        Notwithstanding the IRS Ruling and the tax opinions, the IRS could determine the Spin-Off should be treated as a taxable transaction for U.S. federal income tax purposes if it determines any of the representations, assumptions or undertakings that were included in the request for the IRS Ruling are false or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the IRS Ruling.

        Under a Tax Matters Agreement that GLPI entered into with Penn, GLPI generally is required to indemnify Penn against any tax resulting from the Spin-Off to the extent that such tax resulted from (i) an acquisition of all or a portion of the equity securities or assets of GLPI, whether by merger or otherwise, (ii) other actions or failures to act by GLPI, or (iii) any of GLPI's representations or undertakings being incorrect or violated. GLPI's indemnification obligations to Penn and its subsidiaries, officers and directors will not be limited by any maximum amount. If GLPI is required to indemnify Penn or such other persons under the circumstance set forth in the Tax Matters Agreement, GLPI may be subject to substantial liabilities.

GLPI may not be able to engage in desirable strategic or capital-raising transactions following the Spin-Off. In addition, GLPI could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

        To preserve the tax-free treatment to Penn of the Spin-Off, for the two-year period following the Spin-Off, GLPI may be prohibited, except in specific circumstances, from: (1) entering into any transaction pursuant to which all or a portion of GLPI's stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, (3) repurchasing GLPI common stock, (4) ceasing to actively conduct the business of operating Hollywood Casino Baton Rouge or Hollywood Casino Perryville, or (5) taking or failing to take any other action that prevents the Spin-Off and related transactions from being tax-free. These restrictions may limit GLPI's ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of GLPI's business.

The Spin-Off agreements are not the result of negotiations between unrelated third parties.

        The agreements that we entered into with Penn in connection with the Spin-Off, including a Separation and Distribution Agreement (the "Separation and Distribution Agreement"), Master Lease, Tax Matters Agreement, an agreement relating to employee matters (the "Employee Matters Agreement"), and Transition Services Agreement, have been negotiated in the context of the Spin-Off while we were still a wholly owned subsidiary of Penn. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Penn. As a result, although those agreements are generally intended to reflect arm's-length terms, the terms of those agreements may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. Accordingly, there can be no assurance that the terms of these agreements will be as favorable for GLPI as would have resulted from negotiations with one or more unrelated third parties.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a separate publicly traded company primarily focused on owning a portfolio of gaming properties.

        GLPI has no significant historical operations as an independent company and does not currently have the infrastructure and personnel necessary to operate as a separate publicly traded company without relying on Penn to provide certain services on a transitional basis. Penn is obligated to provide such transition services pursuant to the terms of a Transition Services Agreement (the "Transition Services Agreement") that GLPI entered into with Penn, to allow GLPI time, if necessary, to build the infrastructure and retain the personnel necessary to operate as a separate publicly traded company without relying on such services. Following the expiration of the Transition Services Agreement, Penn will be under no obligation to provide further assistance to GLPI. As a separate public entity, we are subject to, and responsible for, regulatory compliance, including (a) periodic public filings with the SEC, (b) compliance with NASDAQ's continued listing requirements, (c) compliance with applicable state gaming rules and regulations and (d) compliance with generally applicable tax and accounting rules. Because GLPI's business historically has not been operated as a separate publicly traded company, GLPI cannot assure you that it will be able to successfully implement the infrastructure or retain the personnel necessary to operate as a separate publicly traded company or that GLPI will not incur costs in excess of anticipated costs to establish such infrastructure and retain such personnel.

The historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

        The historical consolidated financial statements included in this prospectus include the combined historical financial data of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc., which were acquired by a subsidiary of GLPI called GLP Holdings, Inc., and which operate the TRS Properties, which combined financial statements only reflect the historical operation of these two facilities as of and for the period specified.

        The historical consolidated financial statements and the pro forma financial information included in this prospectus do not reflect what the business, financial position or results of operations of GLPI will be in the future. Prior to the Spin-Off, the business of GLPI was operated by Penn as part of one corporate organization and not operated as a stand-alone company. Because GLPI has no significant historical operations and did not acquire the real estate ownership and development business of Penn until immediately prior to the Spin-Off, there are no historical financial statements for GLPI as it existed prior to the Spin-Off. Significant changes will occur in the cost structure, financing and business operations of GLPI as a result of its operation as a stand-alone company and the entry into transactions with Penn (and its subsidiaries) that have not existed historically, including the Master Lease.

        The pro forma financial information included in this prospectus was prepared on the basis of assumptions derived from available information that we believed to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. The anticipated benefits of the Spin-Off may not be realized fully and may take longer to realize than expected and we may experience transition difficulties. Moreover, the pro forma financial information does not reflect all costs that are expected to be incurred by us in connection with the Spin-Off and related transactions. See "GLPI Unaudited Pro Forma Consolidated Income Statement".

The ownership by our executive officers and directors of common shares, options or other equity awards of Penn may create, or may create the appearance of, conflicts of interest.

        Because of their current or former positions with Penn, substantially all of our executive officers, including our chief executive officer and chief financial officer, and certain directors own common shares of Penn, options to purchase common shares of Penn or other Penn equity awards as well as common shares, options to purchase common shares and/or other equity awards in GLPI. The individual holdings of common shares, options to purchase common shares or other equity awards of Penn and GLPI may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Penn in ways that do not benefit or affect us in the same manner.

Peter M. Carlino, our Chairman and Chief Executive Officer, and David A. Handler, one of our directors, also serve on the Penn Board of Directors which may create conflicts of interest and/or create regulatory obstacles for the Company in its pursuit of additional properties.

        Peter M. Carlino serves as Chairman of Penn and the Chairman and Chief Executive Officer of GLPI. In addition, David A. Handler, one of our directors, serves as a director at Penn. These overlapping positions could create, or appear to create, potential conflicts of interest when our or Penn's management and directors pursue the same corporate opportunities, such as greenfield development opportunities, or face decisions that could have different implications for us and Penn. For example, potential conflicts of interest could arise in connection with the negotiation or the resolution of any dispute between us and Penn (or its subsidiaries) regarding the terms of the agreements governing the separation and the relationship (e.g. Master Lease) thereafter. Potential conflicts of interest could also arise if we and Penn enter into any commercial arrangements with each other in the future. We have established a mechanism in our Corporate Governance Guidelines to address potential conflicts through the use of an independent director but there can be no assurance that this process will completely eliminate conflicts resulting from overlapping directors. In addition to potential conflicts of interest, the overlapping director position could create obstacles to engaging in certain transactions in close proximity to existing Penn properties and there can be no assurance that the Company will be able to overcome such obstacles.

Potential indemnification liabilities of GLPI pursuant to the Separation and Distribution Agreement could materially adversely affect GLPI.

        The Separation and Distribution Agreement between GLPI and Penn provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and provisions governing the relationship between GLPI and Penn with respect to, and resulting from the separation.

        Among other things, the Separation and Distribution Agreement provides for indemnification obligations designed to make GLPI financially responsible for substantially all liabilities that may result relating to or arising out of its business. If GLPI is required to indemnify Penn under the circumstances set forth in the Separation and Distribution Agreement, GLPI may be subject to substantial liabilities.

In connection with the Spin-Off, Penn will indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that Penn's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the Separation and Distribution Agreement, Penn has agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Penn agreed to retain, and there can be no assurance that Penn will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Penn any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Penn and such recovery could have a material adverse impact on Penn's financial condition and ability to pay rent due under the Master Lease.

A court could deem the distribution to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

        A court could deem the distribution of GLPI common shares or certain internal restructuring transactions undertaken by Penn in connection with the Spin-Off, or the Purging Distribution by GLPI, to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to Penn some or all of the shares of our common stock issued in the distribution, to return some of the Purging Distribution to GLPI, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risk Factors Relating to the Status of GLPI as a REIT

If GLPI does not qualify to be taxed as a REIT, or fails to remain qualified as a REIT, GLPI will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability.

        GLPI currently operates, and intends to continue to operate, in a manner that will allow GLPI to qualify to be taxed as a REIT for U.S. federal income tax purposes, which GLPI currently expects to occur commencing with its taxable year beginning on January 1, 2014. GLPI received an opinion from its special tax advisors, Wachtell, Lipton, Rosen & Katz and KPMG LLP (collectively the "Special Tax

Advisors"), with respect to its qualification as a REIT in connection with the Spin-Off. Investors should be aware, however, that opinions of advisors are not binding on the IRS or any court. The opinions of Special Tax Advisors represent only the view of the Special Tax Advisors based on their review and analysis of existing law and on certain representations as to factual matters and covenants made by GLPI, including representations relating to the values of GLPI's assets and the sources of GLPI's income. The opinions are expressed as of the date issued. Special Tax Advisors will have no obligation to advise GLPI or the holders of GLPI common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinions of Special Tax Advisors and GLPI's qualification as a REIT will depend on GLPI's satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Special Tax Advisors. GLPI's ability to satisfy the asset tests depends upon GLPI's analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which GLPI will not obtain independent appraisals.

        Penn has received a private letter ruling from the IRS with respect to certain issues relevant to GLPI's qualification as a REIT. In general, the ruling provides, subject to the terms and conditions contained therein, that (1) certain of the assets to be held by GLPI after the Spin-Off and (2) the methodology for calculating a certain portion of rent received by GLPI pursuant to the Master Lease will not adversely affect GLPI's qualification as a REIT. Although GLPI may generally rely upon the ruling, no assurance can be given that the IRS will not challenge GLPI's qualification as a REIT on the basis of other issues or facts outside the scope of the ruling.

        If GLPI were to fail to qualify to be taxed as a REIT in any taxable year, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Any resulting corporate liability could be substantial. Unless GLPI were entitled to relief under certain Code provisions, GLPI also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which GLPI failed to qualify to be taxed as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize GLPI's REIT qualification. GLPI's qualification as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, GLPI's ability to satisfy the requirements to qualify to be taxed as a REIT may depend in part on the actions of third parties over which it has no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on GLPI.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the "Treasury"). In particular, in June 2013 several companies pursuing REIT conversions disclosed that they have been informed by the IRS that it has formed a new internal working group to study the current legal standards the IRS uses to define "real estate" for purposes of the REIT provisions of the Code. While GLPI has no reason to believe that its private letter ruling will be adversely affected by the IRS internal working group, changes to the tax laws or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect GLPI investors or GLPI. GLPI cannot predict how changes in the tax laws might affect its investors or GLPI. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect GLPI's ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to GLPI investors and GLPI of such qualification.

GLPI could fail to qualify to be taxed as a REIT if income it receives from Penn or its subsidiaries is not treated as qualifying income.

        Under applicable provisions of the Code, GLPI will not be treated as a REIT unless it satisfies various requirements, including requirements relating to the sources of its gross income. Rents received or accrued by GLPI from Penn or its subsidiaries will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, GLPI may fail to qualify to be taxed as a REIT. Furthermore, GLPI's qualification as a REIT will depend on GLPI's satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. GLPI's ability to satisfy the asset tests depends upon GLPI's analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which GLPI will not obtain independent appraisals.

        In addition, subject to certain exceptions, rents received or accrued by GLPI from Penn or its subsidiaries will not be treated as qualifying rent for purposes of these requirements if GLPI or an actual or constructive owner of 10% or more of GLPI stock actually or constructively owns 10% or more of the total combined voting power of all classes of Penn stock entitled to vote or 10% or more of the total value of all classes of Penn stock. GLPI's charter provides for restrictions on ownership and transfer of its shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by GLPI from Penn or its subsidiaries to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by GLPI from Penn or its subsidiaries will not be treated as qualifying rent for purposes of REIT qualification requirements.

REIT distribution requirements could adversely affect GLPI's ability to execute its business plan.

        GLPI generally must distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for GLPI to qualify to be taxed as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that GLPI distributes. To the extent that GLPI satisfies this distribution requirement and qualifies for taxation as a REIT but distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, GLPI will be subject to U.S. federal corporate income tax on its undistributed net taxable income. In addition, GLPI will be subject to a 4% nondeductible excise tax if the actual amount that GLPI distributes to its shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. GLPI intends to make distributions to its shareholders to comply with the REIT requirements of the Code.

        From time to time, GLPI may generate taxable income greater than its cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If GLPI does not have other funds available in these situations, GLPI could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable GLPI to pay out enough of its taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase GLPI's costs or reduce its equity. Thus, compliance with the REIT requirements may hinder GLPI's ability to grow, which could adversely affect the value of GLPI stock. Restrictions in GLPI's indebtedness following the Spin-Off, including restrictions on GLPI's ability to incur additional indebtedness or make certain distributions, could preclude it from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of properties or increases in the number of shares of GLPI common stock outstanding without commensurate increases in funds from operations each would adversely affect the ability of GLPI to maintain distributions to its shareholders. Moreover, the failure of Penn to make rental payments under the Master Lease would materially impair the ability of GLPI to make distributions. Consequently, there can be no assurance that GLPI will be able to make distributions at the anticipated distribution rate or any other rate.

Even if GLPI remains qualified as a REIT, GLPI may face other tax liabilities that reduce its cash flow.

        Even if GLPI remains qualified for taxation as a REIT, GLPI may be subject to certain U.S. federal, state, and local taxes on its income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, GLPI holds certain of its assets and conducts related activities through TRS subsidiary corporations that are subject to federal, state, and local corporate-level income taxes as regular C corporations as well as state and local gaming taxes. In addition, GLPI may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm's-length basis. Any of these taxes would decrease cash available at GLPI.

Complying with REIT requirements may cause GLPI to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

        To qualify to be taxed as a REIT for U.S. federal income tax purposes, GLPI must ensure that, at the end of each calendar quarter, at least 75% of the value of its assets consists of cash, cash items, government securities and "real estate assets" (as defined in the Code), including certain mortgage loans and securities. The remainder of GLPI's investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of GLPI's total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of GLPI's total assets can be represented by securities of one or more TRSs. If GLPI fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, GLPI may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing GLPI's income and amounts available for distribution to GLPI shareholders.

        In addition to the asset tests set forth above, to qualify to be taxed as a REIT GLPI must continually satisfy tests concerning, among other things, the sources of its income, the amounts it distributes to GLPI shareholders and the ownership of GLPI stock. GLPI may be unable to pursue investments that would be otherwise advantageous to GLPI in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder GLPI's ability to make certain attractive investments.

Complying with REIT requirements may limit GLPI's ability to hedge effectively and may cause GLPI to incur tax liabilities.

        The REIT provisions of the Code substantially limit GLPI's ability to hedge its assets and liabilities. Income from certain hedging transactions that GLPI may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute "gross income" for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that GLPI enters into other types of hedging transactions or fails to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, GLPI may be required to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of GLPI's hedging activities because the TRS may be subject to tax on gains or expose GLPI to greater risks associated with changes in interest rates that GLPI would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

Even if GLPI qualifies to be taxed as a REIT, GLPI could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT.

        GLPI owns appreciated assets that were held by a C corporation before GLPI elected to be treated as a REIT and were acquired by GLPI in a transaction in which the adjusted tax basis of the assets in GLPI's hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation. If GLPI disposes of any such appreciated assets during the ten-year period following GLPI's acquisition of the assets from the C corporation (i.e., during the ten-year period following GLPI's qualification as a REIT), GLPI will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by GLPI (i.e., at the time that GLPI became a REIT) over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. GLPI would be subject to this tax liability even if it qualifies and maintains its status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and GLPI's distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. GLPI may choose not to sell in a taxable transaction appreciated assets it might otherwise sell during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If GLPI sells such assets in a taxable transaction, the amount of corporate tax that GLPI will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time GLPI became a REIT. The amount of tax could be significant.

Risk Factors Relating to Our Business following the Spin-Off

We are dependent on Penn (including its subsidiaries) until we substantially diversify our portfolio, and an event that has a material adverse effect on Penn's business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

        Immediately following the Spin-Off, a subsidiary of Penn became the lessee of substantially all of our properties pursuant to the Master Lease and accounts for a significant portion of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on Penn to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with these leased properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that Penn will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease. The inability or unwillingness of Penn to meet its subsidiary's rent obligations and other obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our shareholders as required to maintain our status as a REIT. For these reasons, if Penn were to experience a material adverse effect on its gaming business, financial position or results of operations, our business, financial position or results of operations could also be materially adversely affected.

        Due to our dependence on rental payments from Penn and its tenant subsidiary as our main source of revenues, we may be limited in our ability to enforce our rights under the Master Lease or to terminate the lease with respect to a particular property. Failure by Penn's tenant subsidiary to comply with the terms of the Master Lease or to comply with the gaming regulations to which the leased properties are subject could require us to find another lessee for such leased property and there could be a decrease or cessation of rental payments by Penn. In such event, we may be unable to locate a suitable lessee at similar rental rates or at all, which would have the effect of reducing our rental revenues.

        Penn is a publicly traded company that is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC, which reports include information about Penn and its business, including risks related to its business.

We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

        As the owner of gaming facilities, we are impacted by the risks associated with the gaming industry. Therefore, our success is to some degree dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the gaming business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio, particularly because a component of the rent under the Master Lease is based, over time, on the performance of the gaming facilities operated by Penn on our properties.

        The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming and other forms of gaming in the U.S. Furthermore, competition from internet lotteries, sweepstakes, and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home or in non-casino settings, could divert customers from our properties and thus adversely affect our business. Such internet wagering services are often illegal under federal law but operate from overseas locations, and are nevertheless sometimes accessible to domestic gamblers. Currently, there are proposals that would legalize internet poker and other varieties of internet gaming in a number of states and at the federal level. Several states, including Nevada, New Jersey and Delaware, have enacted legislation authorizing intrastate internet gaming and internet gaming operations have begun in these states. Expansion of internet gaming in other jurisdictions (both legal and illegal) could further compete with our traditional operations, which could have an adverse impact on our business and result of operations.

        The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions, natural disasters and other casualty events. Because many of our facilities are located on or adjacent to bodies of water, they are subject to risks in addition to those associated with land-based facilities, including loss of service due to casualty, forces of nature, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. A component of the rent under the Master Lease is based, over time, on the performance of the gaming facilities operated by Penn on our properties; consequently, a casualty that leads to the loss of use of a casino facility subject to the Master Lease for an extended period may negatively impact our revenues.

We face extensive regulation from gaming and other regulatory authorities.

        The ownership, operation, and management of gaming and racing facilities are subject to pervasive regulation. These regulations impact both our ownership and operation of the TRS Properties and the operations of our gaming tenants. Our ownership and operation of the TRS Properties subject GLPI and its officers and directors to the jurisdiction of the gaming regulatory agencies in Louisiana and Maryland. Further, many gaming and racing regulatory agencies in the jurisdictions in which Penn operates require GLPI and its affiliates to maintain a license as a key business entity or supplier of Penn because of GLPI's status as landlord.

        In many jurisdictions, gaming laws can require certain of our shareholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

        Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for "institutional investors" that hold a company's voting securities for investment purposes only. Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest.

        Additionally, substantially all material loans, leases, sales of securities and similar financing transactions by GLPI and its subsidiaries must be reported to and in some cases approved by gaming authorities. Neither GLPI nor any of its subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of GLPI or one of its subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

Required regulatory approvals can delay or prohibit transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

        The tenants of our gaming properties are operators of gaming facilities, which operators must be licensed under applicable state law. Prior to the transfer of gaming facilities, the new operator generally must become licensed under state law. In the event that the Master Lease or any future lease agreement we will enter into is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable state government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent.

Our pursuit of investments in, and acquisitions or development of, additional properties may be unsuccessful or fail to meet our expectations.

        We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

        Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment's performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant, operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

        In order for GLPI to qualify to be taxed as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which GLPI elects to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own GLPI stock during at least 335 days of a taxable year (other than the first taxable year for which GLPI elects to be taxed as a REIT). GLPI's charter, with certain exceptions, authorizes the Board of Directors to take such actions as are necessary and desirable to preserve GLPI's qualification as a REIT. GLPI's charter also provides that, subject to certain exceptions with respect to certain members of the Carlino family and affiliates of Fortress and unless exempted by the Board of Directors, no person may beneficially or constructively own more than 7% in value or in number, whichever is more restrictive, of GLPI's outstanding shares of all classes and series of stock. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of GLPI that might involve a premium price for shares of GLPI stock or otherwise be in the best interests of GLPI shareholders. The acquisition of less than 7% of our outstanding stock by an individual or entity could cause that individual or entity to own beneficially or constructively in excess of 7% in value of our outstanding stock, and thus violate our charter's ownership limit. Our charter prohibits any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the transfer being automatically void. GLPI's charter also provides that shares of GLPI's capital stock acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of GLPI's capital stock in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the market price on the day the shares were transferred to the trust or the amount realized from the sale. GLPI or its designee will have the right to purchase the shares from the trustee at this calculated price as well. A transfer of shares of GLPI's capital stock in violation of the limit may be void under certain circumstances. GLPI's 7% ownership limitation may have the effect of delaying, deferring or preventing a change in control of GLPI, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets). To assist GLPI in complying with applicable gaming laws, our charter also provides that capital stock of GLPI that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by our Board of Directors in its sole and absolute discretion. The shares shall additionally be redeemable by GLPI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by our Board, at a redemption price equal to the lesser of (i) the market price on the date of the redemption notice, (ii) the market price on the redemption date, or (iii) the actual amount paid for the shares by the owner thereof, in each case less a discount in a percentage (up to 100%) to be determined by our Board of Directors in its sole and absolute discretion.

Pennsylvania law and provisions in our charter and bylaws may delay or prevent takeover attempts by third parties.

        GLPI's charter and bylaws contain, and Pennsylvania law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirors to negotiate with GLPI's Board of Directors rather than to attempt a hostile takeover. GLPI's charter and bylaws, among other things (i) permit the Board of Directors, without further action of the shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock; (ii) establish certain advance notice procedures for shareholder proposals, and require all director candidates to be recommended by the nominating committee of the Board of Directors; (iii) classify our Board of Directors into three separate classes with staggered terms; (iv) provide that a director may only be removed by shareholders for cause and upon the vote of 75% of the shares entitled to vote; (v) not permit direct nomination by shareholders of nominees for election to the Board of Directors, but instead permit shareholders to recommend potential nominees to the compensation and governance committee; (vi) require shareholders to have beneficially owned at least 1% of the outstanding GLPI common stock in order to recommend a person for nomination for election to the Board, or to present a shareholder proposal, for action at a shareholders meeting; and (vii) provide for supermajority approval requirements for amending or repealing certain provisions in our charter and in order to approve an amendment or repeal of any provision of our bylaws that has not been proposed by our Board of Directors.

        In addition, specific anti-takeover provisions in Pennsylvania law could make it more difficult for a third party to attempt a hostile takeover. These provisions require (i) approval of certain transactions by a majority of the voting stock other than that held by the potential acquirer; (ii) the acquisition at "fair value" of all the outstanding shares not held by an acquirer of 20% or more; (iii) a five-year moratorium on certain "business combination" transactions with an "interested shareholder;" (iv) the loss by interested shareholders of their voting rights over "control shares;" (v) the disgorgement of profits realized by an interested shareholder from certain dispositions of GLPI shares; and (vi) severance payments for certain employees and prohibiting termination of certain labor contracts.

        GLPI's believes these provisions will protect it from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with GLPI's Board of Directors and by providing GLPI's Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make GLPI immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that GLPI's Board of Directors determines is not in the best interests of GLPI. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our management team, including chairman and chief executive officer (Peter M. Carlino) and chief financial officer (William J. Clifford), has limited experience operating a REIT.

        The requirements for qualifying as a REIT are highly technical and complex. Our management team, including chairman and chief executive officer (Peter M. Carlino) and chief financial officer (William J. Clifford), has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. Any failure to comply with those provisions in a timely manner could prevent GLPI from qualifying as a REIT or could force GLPI to pay unexpected taxes and penalties. In such event, GLPI's net income would be reduced and GLPI could incur a loss, which could materially harm its business, financial position or results of operations. In addition, there is no assurance that their past experience with the acquisition, development and disposition of gaming facilities will be sufficient to enable them to successfully manage GLPI's portfolio of properties as required by its business plan or the REIT provisions of the Code.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

        Our success depends in large part upon the leadership and performance of our executive management team, particularly Peter M. Carlino, our chief executive officer, and William J. Clifford, our chief financial officer. If we lose the services of Messrs. Carlino or Clifford, we may not be able to successfully manage our business or achieve our business objectives. Furthermore, the Company does not have any employment agreements in place with its executive management team at this time.

We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.

        While the Master Lease requires, and new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the tenants, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

        If we experience a loss that is uninsured or that exceeds our policy coverage limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, we could continue to be liable for the indebtedness even if these properties were irreparably damaged.

        In addition, even if damage to our properties is covered by insurance, a disruption of our business caused by a casualty event may result in the loss of business or tenants. The business interruption insurance we carry may not fully compensate us for the loss of business or tenants due to an interruption caused by a casualty event. Further, if one of our tenants has insurance but is underinsured, that tenant may be unable to satisfy its payment obligations under its lease with us.

        A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer's ability to meet its claim payment obligations. A failure of an insurance company to make payments to us upon an event of loss covered by an insurance policy could adversely affect our business, financial condition and results of operations.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

        As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we will not operate or manage most of our property, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release.

        In addition to these costs, which are typically not limited by law or regulation and could exceed the property's value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination.

        Although we intend to require our operators and tenants to undertake to indemnify us for certain environmental liabilities, including environmental liabilities they cause, the amount of such liabilities could exceed the financial ability of the tenant or operator to indemnify us. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

Risk Factors Relating to Our Capital Structure

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        As of March 31, 2014, we had indebtedness of $2.50 billion, with an additional $550.0 million available for borrowing under our revolving credit facility. We transferred most of the proceeds from this indebtedness to Penn or one of its affiliates in connection with the internal reorganization. We may incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly-acquired properties. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire properties, finance or refinance our properties, contribute properties to joint ventures or sell properties as needed.

        Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

        We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to develop new or enhance our existing properties, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

        Our ability to engage in significant equity issuances will be limited or restricted after our Spin-Off from Penn in order to preserve the tax-free nature of the Spin-Off.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

        The agreements governing our indebtedness contain customary covenants, including restrictions on our ability to grant liens on our assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We have to comply with the following financial covenants: a maximum total debt to total asset value ratio of 60% (subject to increase to 65% for specified periods in connection with certain acquisitions), a minimum fixed charge coverage ratio of 2 to 1, a maximum senior secured debt to total asset value ratio of 40% and a maximum unsecured debt to unencumbered asset value ratio of 60%. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial position or results of operations. A failure to comply with the restrictions contained in the agreements governing our indebtedness could lead to an event of default thereunder which could result in an acceleration of such indebtedness and an event of default under our other debt.

An increase in market interest rates could increase our interest costs on existing and future debt.

        If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

Risk Factors Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

        We have a significant amount of indebtedness. As of March 31 2014, GLPI and its subsidiaries on a consolidated basis had $2.50 billion of debt, including $2.05 billion representing the notes and approximately $450.0 million outstanding under our Credit Facilities, and we had $550.0 million available for borrowing under our revolving credit facility based on a $700.0 million revolving credit facility.

        Our substantial indebtedness could have important consequences to our financial health. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

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  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

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  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

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  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

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  result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

        Further, we currently expect to incur additional indebtedness. The terms of our Credit Facilities and the terms of the indenture relating to the notes do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Credit Facilities in amounts sufficient to enable us to fund our liquidity needs, including with respect to the notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to satisfy amortization requirements under our Credit Facilities or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including our Credit Facilities, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance our other debt, including our Credit Facilities and the notes, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

The notes are unsecured. Therefore, our secured creditors would have a prior claim, ahead of the notes, on our assets.

        The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

We are a holding company and the notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries' assets.

        We have no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes.

        Since the notes are not guaranteed by our subsidiaries, creditors of our subsidiaries (including lenders under our Credit Facilities, as our Credit Facilities are guaranteed by certain of our subsidiaries) and holders of any of our debt that is guaranteed by our subsidiaries have a prior claim, ahead of the notes, on all of our subsidiaries' assets. Other than guarantees of our Credit Facilities, the liabilities of our subsidiaries currently consist primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds to satisfy claims of noteholders.

        Legal and contractual restrictions in agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may further limit our ability to obtain cash from our subsidiaries. In addition, the earnings of our subsidiaries, covenants contained in our and our subsidiaries' debt agreements (including our Credit Facilities and the notes), covenants contained in other agreements to which we or our subsidiaries are or may become subject, business and tax considerations, and applicable law, including laws regarding the payment of dividends and distributions, may further restrict the ability of our subsidiaries to make distributions to us. We cannot assure you that our subsidiaries will be able to provide us with sufficient dividends, distributions or loans to fund the interest and principal payments on the notes when due.

GLPI has no material assets other than its investment in the Operating Partnership.

        GLPI has guaranteed all payments due on the notes. However, GLPI has no material assets other than its investment in the Operating Partnership. GLPI's guarantee of the notes ranks equally in right of payment with all of GLPI's senior unsecured indebtedness, including GLPI's guarantee of our Credit Facilities, ranks senior in right of payment to all of GLPI's subordinated indebtedness, and is effectively subordinated to all of GLPI's secured indebtedness to the extent of the value of the collateral securing such indebtedness. Furthermore, GLPI's guarantee of the notes is structurally subordinated to all existing and future liabilities and preferred equity of its subsidiaries that are not issuers of the notes. The liabilities of our subsidiaries currently consist primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities. As a result, the guarantee by GLPI provides little, if any, additional credit support for the notes.

GLPI is not subject to most of the covenants in the indenture.

        GLPI has guaranteed the notes, but is not directly subject to most of the covenants in the indenture governing the notes. For example, the indenture does not restrict the ability of GLPI to incur additional debt (secured or unsecured). Transactions undertaken by GLPI could have a material adverse effect on the ability of GLPI to make payments in respect of its guarantee of the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

        Upon the occurrence of a change of control accompanied by a decline in the rating of the notes, a default could occur in respect of our Credit Facilities, and we will be required to make an offer to purchase all outstanding notes. If such a change of control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. See "Description of the New Notes—Repurchase at the Option of Holders."

        Our Credit Facilities and the indenture for the notes contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control triggering event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the notes from you.

        In the event that any of the applicable regulatory agencies or authorities require you, as a holder of the notes, to be licensed, qualified or found suitable under the applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your notes. See "Description of the New Notes—Redemption—Gaming Redemption."

Illiquidity and an absence of a public market for the new notes could cause purchasers of the notes to be unable to resell the notes.

        The new notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on any automated dealer quotation system. An active trading market for the new notes may not develop or, if such market develops, it could be very illiquid.

        Holders of the new notes may experience difficulty in reselling, or an inability to sell, the new notes. If no active trading market develops, the market price and liquidity of the new notes may be adversely affected, and you may not be able to resell your new notes at their fair market value, at the initial offering price or at all. If a market for the new notes develops, any such market may be discontinued at any time. If a trading market develops for the new notes, future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the notes, the guarantees and certain other transfers, to require holders of the notes to return payments or other value received from us or GLPI (as guarantor) and to otherwise cancel transfers, and to take other actions detrimental to the holders of the notes.

        Our creditors or the creditors of GLPI could challenge the issuance of the notes or GLPI's issuance of its guarantee as fraudulent conveyances or on other grounds. Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer and conveyance laws, the issuance of the notes or the delivery of the guarantees could be avoided if a court determined that we, at the time we issued the notes, or GLPI, at the time it delivered the guarantee (in some jurisdictions, a court may focus on when payment became due under the notes or a guarantee):

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  issued the notes or provided the guarantee, as the case may be, with the intent of hindering, delaying or defrauding any present or future creditor; or

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  received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, as the case may be, and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which our or such guarantor's remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond our or such guarantor's ability to pay such debts as they matured.

        A court would likely find that we or GLPI did not receive reasonably equivalent value or fair consideration for the notes or the guarantees if we or GLPI did not substantially benefit directly or indirectly from the notes issuance. If the notes or guarantees were avoided or limited as a fraudulence conveyance, any claim you may make against us or GLPI for amounts payable on the notes or guarantees would be unenforceable to the extent of such voidance or limitation.

        The test for determining solvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a court would consider the issuer or a guarantor insolvent if:

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  the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its property, at a fair valuation;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If a court voided our obligations under the notes and the obligations of GLPI under its guarantee, holders of the notes would cease to be our creditors or creditors of GLPI and likely have no source from which to recover amounts due under the notes.

        The indenture governing the notes contains a "savings clause" intended to limit GLPI's liability under its guarantee to the maximum amount without causing the incurrence of obligations under its guarantee to be a fraudulent transfer under applicable law. This provision, however, may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws. In a recent Florida bankruptcy case, such clause was found to be ineffective to protect the guarantee.

        Under certain circumstances, a court might direct you to repay amounts received on account of the notes or the guarantees or otherwise take actions detrimental to the holders of the notes on equitable or other grounds.

Risk Factors Relating to the Exchange Offers

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offers.

        If you do not exchange your old notes in the applicable exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

        In addition, we have the right, pursuant to the registration rights agreements related to the old notes, to suspend the use of this registration statement in certain circumstances. In the event of such a suspension you would not be able to sell the new notes under this registration statement.

        Furthermore, we have not conditioned the exchange offers on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offers, the principal amount of remaining outstanding old notes of the applicable series will decrease. This decrease could reduce the liquidity of the trading market for the old notes of such series. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

        For further information regarding the consequences of not tendering your old notes in the exchange offers, see the discussions below under the captions "The Exchange Offers—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain U.S. Federal Income Tax Considerations."

You must comply with the exchange offer procedures to receive new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the applicable exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but that we do not accept for exchange will, following consummation of the applicable exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the applicable registration rights agreement. See "The Exchange Offers—Procedures for Tendering Old Notes" and "The Exchange Offers—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offers for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        In addition, a broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus meeting the requirements of the Securities Act when it sells new notes it receives in the exchange offers. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

 USE OF PROCEEDS

        These exchange offers are intended to satisfy our obligations under the registration rights agreements that were executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offers. You will receive, in exchange for the applicable series of old notes tendered by you and accepted by us in the exchange offers, new notes of the corresponding series in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered but unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and for the three months ended March 31, 2014:

										For the Three Months Ended March 31, 2014
	For the Year Ended December 31,
	2009		2010		2011		2012		2013(3)
Ratio of earnings to fixed charges(1)	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)	2.91	2.57

(1)
For the purpose of computing our ratio of earnings to fixed charges, "earnings" is the amount resulting from adding: (a) pre-tax income from continuing operations; and (b) fixed charges. "Fixed charges" is the amount equal to the sum of: (a) interest expensed; (b) amortization of capitalized expenses related to indebtedness; and (c) an estimate of the interest within rental expense.

(2)
Not applicable. GLPI was spun-off from Penn on November 1, 2013. The financial information from 2009 through 2012 sets forth the historical operations of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc., which were acquired by a subsidiary of GLPI as part of the Spin-Off. There were no fixed charges in these periods.

(3)
GLPI was spun-off from Penn on November 1, 2013. The information used to calculate the 2013 ratio is based on the historical operations of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc., which were acquired by a subsidiary of GLPI as part of the Spin-Off, through November 1, 2013, and the combined post Spin-Off company thereafter.

SELECTED FINANCIAL DATA

        The following selected consolidated financial and operating data as of the end of each year in and for the five-year period ended December 31, 2013 is derived from our consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 31, 2014 and for the three months ended March 31, 2013 have been derived from our unaudited consolidated financial statements. The selected consolidated financial and operating data should be read in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein.

	Year Ended December 31,					Three Months Ended March 31,
	2013(1)(2)	2012(1)(2)	2011(1)	2010(1)(3)	2009(1)(3)	2014(3)	2013(1)
	(in thousands, except per share data)
Income statement data:
Net revenues	$242,129	$210,643	$231,884	$143,198	$122,994	$158,328	$42,649
Total operating expenses	181,547	166,975	179,371	112,067	83,979	83,994	35,839

Income from operations	60,582	43,668	52,513	31,131	39,015	74,334	6,810
Total other expenses	(23,456)	(6,318)	(6,954)	(4,874)	(5,633)	(28,428)	(1,280)

Income from operations before income taxes	37,126	37,350	45,559	26,257	33,382	45,906	5,530
Taxes on income	17,296	14,431	18,875	10,927	13,393	1,594	2,316

Net income	$19,830	$22,919	$26,684	$15,330	$19,989	$44,312	$3,214

Per share data:
Basic earnings per common share	$0.18	$0.21	$0.24	$0.14	$0.18	$0.40	$0.03
Diluted earnings per common share	$0.17	$0.20	$0.23	$0.13	$0.17	$0.38	$0.03
Weighted average shares outstanding—Basic(4)	110,617	110,582	110,582	110,582	110,582	111,198	110,582
Weighted average shares outstanding—Diluted(4)	115,865	115,603	115,603	115,603	115,603	117,850	115,603
Other data:
Net cash provided by (used in) operating activities	$80,632	$26,744	$56,840	$29,083	$25,047	$79,727	$(3,759)
Net cash used in investing activities	(16,275)	(4,810)	(8,171)	(58,987)	(34,489)	(209,959)	(895)
Net cash provided by (used in) financing activities	206,302	(24,518)	(50,436)	41,866	9,525	(106,711)	7,280
Depreciation	28,923	14,090	14,568	10,809	9,158	26,522	3,588
Interest expense	19,254	—	—	—	—	28,974	—
Interest expense on debt obligation to Penn National Gaming, Inc.(5)	—	—	—	583	1,949	—	—
Capital expenditures	16,428	5,190	8,288	59,056	25,683	24,873	974
Balance sheet data:
Cash and cash equivalents	$285,221	$14,562	$17,146	$18,913	$6,951	$48,278
Total assets	2,609,239	267,075	261,342	254,208	181,956	2,561,886
Total debt	2,350,000	—	—	—	—	2,500,000
Intercompany note with Penn National Gaming, Inc.(5)	—	—	—	900	21,650	—
Shareholders' equity (deficit)	142,429	236,330	219,911	215,388	138,857	(68,028)

(1)
GLPI was spun-off from Penn on November 1, 2013. See Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for additional details. For 2009 through 2012 and the three months ended March 31, 2013, the selected historical financial data sets forth the historical operations of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc., which was acquired by a subsidiary of GLPI as part of the Spin-Off. The historical financial data for the year ended December 31, 2013 sets forth the historical operations of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. through November 1, 2013 and the combined post Spin-Off company thereafter.

(2)
Hollywood Casino Perryville faced increased competition and its results have been negatively impacted by the opening of a casino complex at the Arundel Mills mall in Anne Arundel, Maryland. The Anne Arundel casino opened on June 6, 2012 with approximately 3,200 slot machines and significantly increased its slot machine offerings by mid-September 2012 to approximately 4,750 slot machines. In addition, a new riverboat casino and hotel in Baton Rouge, Louisiana opened on September 1, 2012. The opening of this riverboat casino has had an adverse effect on the financial results of Hollywood Casino Baton Rouge.

(3)
The higher level of capital expenditures in 2010 and 2009 were primarily due to the construction of Hollywood Casino Perryville which opened to the public on September 27, 2010. The higher level of capital expenditures in the three months ended March 31, 2014 was primarily due to real estate related construction costs of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, both of which are expected to commence operations in the fall of 2014.

(4)
Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated to equal the number of GLPI basic and diluted shares outstanding at the Spin-Off. The share counts were also adjusted to reflect the impact of the shares issued as part of the Purging Distribution. See Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further details.

(5)
Hollywood Casino Baton Rouge had an intercompany note from Penn due to Penn's acquisition of the property. In January 2011, Hollywood Casino Baton Rouge fully repaid this obligation to Penn. Interest expense was assessed on this note based on Penn's estimated incremental borrowing costs. All interest expense was incurred and settled through intercompany charges from Penn on a continuing basis.

 GLPI UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

        The following unaudited pro forma consolidated income statement (the "Pro Forma Income Statement") of GLPI has been developed by applying pro forma adjustments to illustrate the estimated pro forma effects of the Spin-Off and related transactions to the historical audited consolidated income statement of GLPI and its subsidiaries for the year ended December 31, 2013, which is included this prospectus.

        The unaudited pro forma consolidated income statement for the year ended December 31, 2013 presents our consolidated results of operations giving pro forma effect to the Spin-Off as if it had occurred on January 1, 2013.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Pro Forma Income Statement. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

        The Pro Forma Income Statement has been made solely for illustrative purposes. The actual results reported in periods following the Spin-Off and related transactions and our conversion to a REIT may differ significantly from those reflected in the Pro Forma Income Statement for a number of reasons, including inaccuracy of the assumptions used to prepare the Pro Forma Income Statement. No adjustments have been made to the Pro Forma Income Statement for nonrecurring items related to the Spin-Off and related transactions. As a result, the Pro Forma Income Statement does not purport to be indicative of what the results of operations would have been had the Spin-Off and related transactions and our conversion to a REIT been completed on the date referred to above. Please read "Risk Factors" and "Forward-Looking Statements" elsewhere in this prospectus for a discussion of matters that could cause our actual results to differ materially from those contained in the Pro Forma Income Statement.

        The accompanying Pro Forma Income Statement should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of GLPI" and the consolidated financial statements of GLPI and its subsidiaries and the notes thereto included in this prospectus.

 GLPI UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013
(in thousands, except per share data)

	GLPI	Pro Forma Adjustments		Pro Forma GLPI
Revenues
Rental	$68,955	346,961	A	$415,916
Real estate taxes paid by tenants	7,602	38,010	B	45,612

Total rental revenue	76,557	384,971		461,528
Gaming	159,352	—		159,352
Food, beverage and other	12,357	—		12,357

Total revenues	248,266	384,971		633,237
Less promotional allowances	(6,137)	—		(6,137)

Net revenues	242,129	384,971		627,100

Operating expenses
Gaming	89,367	—		89,367
Food, beverage and other	10,775	—		10,775
General and administrative	43,262	—		49,853
		8,283	C
		6,344	D
		(13,542)	E
		2,357	F
		2,624	G
Real estate taxes	9,220	38,010	B	47,230
Depreciation	28,923	74,109	H	103,032

Total operating expenses	181,547	118,185		299,732

Income from operations	60,582	266,786		327,368

Other income (expenses)
Interest expense	(19,254)			(113,711)
		(87,770)	I
		(6,687)	J
Interest income	1	—		1
Management fee	(4,203)	—		(4,203)

Total other expenses	(23,456)	(94,457)		(117,913)

Income from operations before income taxes	37,126	172,329		209,455
Taxes on income	17,296	(8,467)	K	8,829

Net income	19,830	180,796		200,626
Earnings per common share:
Basic earnings per common share	$0.18			$1.81
Diluted earnings per common share	$0.17			$1.73
Weighted average number of common and common equivalent shares outstanding
Basic	110,617	—		110,617
Diluted	115,865	—		115,865

See accompanying notes to Pro Forma Income Statement.

Notes to Pro Forma Income Statement:

A—To record additional rental revenue recognized by the Company for an additional 10 months, primarily related to properties leased to Penn under the Master Lease.

B—To record additional revenue and offsetting expense related to real estate taxes paid by the Company on behalf of its tenants and reimbursed to the Company by its tenants. In accordance with Accounting Standards Codification 605 "Revenue Recognition", the Company recognizes revenue for the real estate taxes paid by its tenants under its leases, with an offsetting expense within the consolidated statement of income, as the Company has concluded it is the primary obligor under the Master Lease.

C—To record cash based compensation costs associated with the three executives named to the Company's executive team.
D—To record stock based compensation charges associated with the three executives named to the Company's executive team.
E—To add back transaction costs associated with the Spin-Off.
F—To record additional expenses associated with land leases assumed by the Company subsequent to the Spin-Off.
G—To record other general and administrative expenses of the Company.
H—To record additional depreciation expense associated with the Company's real property assets, including real estate investments and property and equipment used in operations.
I—To record interest expense associated with the Company's borrowings, both fixed and variable rate debt.
J—To record amortization costs associated with the Company's captialized debt issuance costs.
K—To adjust for an expected lower federal tax liability as the Company has elected REIT status as of January 1, 2014.

BUSINESS

Overview

        On November 15, 2012, Penn announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through the Spin-Off, GLPI.

        GLPI was incorporated in Pennsylvania on February 13, 2013, as a wholly owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the assets and liabilities of the TRS Properties, in a tax-free distribution. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, pursuant to the Master Lease. The Master Lease is a "triple-net" operating lease with an initial term of 15 years with no purchase option, followed by four 5-year renewal options (exercisable by Penn) on the same terms and conditions. GLPI also owns and operates the TRS Properties through its TRS.

        The assets and liabilities of GLPI were recorded at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 505-60, "Spinoffs and Reverse Spinoffs."

        Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn.

        GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements. As of March 31, 2014, GLPI's portfolio consisted of 22 gaming and related facilities, including the TRS Properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, Ohio and Youngstown, Ohio) and the real property associated with the Casino Queen in East St. Louis, Illinois that was acquired in January 2014, that are geographically diversified across 13 states. We expect to grow our portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

        In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for United States ("U.S.") federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes for the year ending December 31, 2014, GLPI declared the Purging Distribution to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements. The Purging Distribution, which was paid on February 18, 2014, totaled $1.05 billion and was comprised of cash and GLPI common stock. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of $210 million. Of 88,691,827 million shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment.

Tax Status

        We intend to elect on our U.S. federal income tax return for our taxable year beginning on January 1, 2014 to be treated as a REIT and intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders. As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

        Our TRS Properties are able to engage in activities resulting in income that is not qualifying income for a REIT. As a result, certain activities of the Company which occur within our TRS Properties are subject to federal and state income taxes.

Tenants

        As of March 31, 2014, all of the Company's properties with the exception of the TRS properties and the Casino Queen property were leased to a wholly owned subsidiary of Penn under the Master Lease.

        Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties, and an established gaming provider with strong financial performance. The obligations under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the entire portfolio.

        We will seek to cultivate our relationships with tenants and gaming providers in order to expand the mixture of tenants operating our properties and, in doing so, to reduce our dependence on Penn. We expect that this objective will be achieved over time as part of our overall strategy to acquire new properties and further diversify our overall portfolio of gaming properties. For instance, in January 2014, GLPI closed on an agreement to acquire the real estate assets associated with the Casino Queen in East St. Louis, Illinois. The Casino Queen property is operated by the former owners pursuant to a long-term lease with terms and conditions similar to the Master Lease.

        The rent structure under the Master Lease with Penn includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, all properties under the Master Lease with Penn are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

        At Penn's option, the Master Lease with Penn may be extended for up to four 5-year renewal terms beyond the initial 15-year term, on the same terms and conditions. If Penn elects to renew the term of the Master Lease, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Master Lease, provided that the final renewal option shall only be exercisable with respect to certain of the barge-based facilities—i.e., facilities where barges serve as foundations upon which buildings are constructed to serve as gaming or related facilities or serve ancillary purposes such as access platforms or shear barges to protect a gaming facility from floating debris—following an independent third party expert's review of the total useful life of the applicable barged-based facility measured from the beginning of the initial term. If the final five-year renewal term would not cause the aggregate term to exceed 80% of the useful life of such facility, the facility shall be included in the five-year renewal. In the event that a five-year renewal of such facility would cause it to exceed 80% of the estimated useful life, such facility shall be included in the renewal for the period of time equal to but not exceeding 80% of the estimated useful life.

        Penn will not have the ability to terminate its obligations under the Master Lease prior to its expiration without the Company's consent. If the Master Lease is terminated prior to its expiration other than with our consent, Penn may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance costs for the leased property.

        The following table summarizes certain features of our properties as of March 31, 2014:

	Location	Type of Facility	Approx. Property Square Footage(1)	Owned Acreage	Leased Acreage(2)	Hotel Rooms
Tenants
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	Dockside gaming	634,000	74.1	32.1	295
Hollywood Casino Aurora	Aurora, IL	Dockside gaming	222,189	0.4	2.1	—
Hollywood Casino Joliet	Joliet, IL	Dockside gaming	322,446	276.4	—	100
Argosy Casino Alton	Alton, IL	Dockside gaming	241,762	0.2	3.6	—
Hollywood Casino Toledo	Toledo, OH	Land-based gaming	285,335	44.3	—	—
Hollywood Casino Columbus	Columbus, OH	Land-based gaming	354,075	116.2	—	—
Hollywood Casino at Charles Town Races	Charles Town, WV	Land-based gaming/Thoroughbred racing	511,249	298.6	—	153
Hollywood Casino at Penn National Race Course	Grantville, PA	Land-based gaming/Thoroughbred racing	451,758	573.7	—	—
M Resort	Henderson, NV	Land-based gaming	910,173	87.6	—	390
Hollywood Casino Bangor	Bangor, ME	Land-based gaming/Harness racing	257,085	6.7	27.0	152
Zia Park Casino	Hobbs, NM	Land-based gaming/Thoroughbred racing	109,067	317.4	—	—
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	Land-based gaming	425,920	579.9	—	291
Argosy Casino Riverside	Riverside, MO	Dockside gaming	450,397	41	—	258
Hollywood Casino Tunica	Tunica, MS	Dockside gaming	315,831	—	67.7	494
Boomtown Biloxi	Biloxi, MS	Dockside gaming	134,800	1.6	26.6	—
Argosy Casino Sioux City(3)	Sioux City, IA	Dockside gaming	73,046	—	4.6	—
Hollywood Casino St. Louis	Maryland Heights, MO	Land-based gaming	645,270	247.8	—	502
Casino Queen	East St. Louis, IL	Land-based gaming	330,502	70		157
Under Development
Hollywood Gaming at Dayton Raceway	Dayton, OH	Land-based gaming/Harness racing	—	119.4	—	—
Hollywood Gaming at Mahoning Valley Race Course	Youngstown, OH	Land-based gaming/Thoroughbred racing	—	193.4	—	—

			6,674,905	3,048.7	163.7	2,792

TRS Properties
Hollywood Casino Baton Rouge	Baton Rouge, LA	Dockside gaming	120,517	28.9	—	—
Hollywood Casino Perryville	Perryville, MD	Land-based gaming	97,961	36.4	—	—

			218,478	65.3	—	—

Total			6,893,383	3,114.0	163.7	2,792

(1)
Square footage includes conditioned space and excludes parking garages and barns.

(2)
Leased acreage reflects land subject to leases with third parties and includes land on which certain of the current facilities and ancillary supporting structures are located as well as parking lots and access rights.

(3)
In April 2014, the IRGC ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014.

Hollywood Casino Lawrenceburg

        We own 74.1 acres and lease 32.1 acres in Lawrenceburg, Indiana, a portion of which serves as the dockside embarkation for the gaming vessel, and includes a Hollywood-themed casino riverboat, an entertainment pavilion, a 295-room hotel, two parking garages and an adjacent surface lot, with the other portion used for remote parking.

Hollywood Casino Aurora

        We own a dockside barge structure and land-based pavilion in Aurora, Illinois. We own the land, which is approximately 0.4 acres, on which the pavilion is located and a pedestrian walkway bridge. The property also includes a parking lot under an operating lease agreement and two parking garages under capital lease agreements, together comprising over 2 acres.

Hollywood Casino Joliet

        We own 276 acres in Joliet, Illinois, which includes a barge-based casino, land-based pavilion, a 100-room hotel, a 1,100 space parking garage, surface parking areas and a recreational vehicle park.

Argosy Casino Alton

        We lease 3.6-acres in Alton, Illinois, a portion of which serves as the dockside boarding for the Alton Belle II, a riverboat casino. The dockside facility includes an entertainment pavilion and office space, as well as surface parking areas with 1,341 spaces. In addition, we own an office building property consisting of 0.2 acres.

Hollywood Casino Toledo

        We own a 44-acre site in Toledo, Ohio, where Penn opened Hollywood Casino Toledo on May 29, 2012. The property includes the casino as well as structured and surface parking.

Hollywood Casino Columbus

        We own 116 acres of land in Columbus, Ohio, where Penn opened Hollywood Casino Columbus on October 8, 2012. The property includes the casino as well as structured and surface parking.

Hollywood Casino at Charles Town Races

        We own 300 acres on various parcels in Charles Town and Ranson, West Virginia of which 155 acres comprise Hollywood Casino at Charles Town Races. The facility includes a 153-room hotel and a 3/4-mile all-weather lighted thoroughbred racetrack, a training track, two parking garages, an employee parking lot, an enclosed grandstand/clubhouse and housing facilities for over 1,300 horses.

Hollywood Casino at Penn National Race Course

        We own 574 acres in Grantville, Pennsylvania, where Penn National Race Course is located on 181 acres. The facility includes a one-mile all-weather lighted thoroughbred racetrack and a 7/8-mile turf track, a parking garage and surface parking spaces. The property also includes approximately 393 acres surrounding the Penn National Race Course that are available for future expansion or development.

M Resort

        We own 88 acres on the southeast corner of Las Vegas Boulevard and St. Rose Parkway in Henderson, Nevada, where the M Resort is located. The M Resort property includes a 390-room hotel, a 4,700 space parking facility, and other facilities.

Hollywood Casino Bangor

        We own and lease the land on which the Hollywood Casino Bangor facility is located in Bangor, Maine, which consists of just over 9 acres, and includes a 152-room hotel and four-story parking. In addition, we lease 25 acres located at historic Bass Park, which is adjacent to the facility, which includes a one-half mile standard bred racetrack and a grandstand with over 12,000 square feet and seating for 3,500 patrons.

Zia Park Casino

        The casino adjoins the racetrack and is located on 317 acres that we own in Hobbs, New Mexico. The property includes a one-mile quarter/thoroughbred racetrack. In September 2013, Penn began construction of a new hotel, budgeted at $26.2 million which will include 150 rooms, six suites, a board/meeting room, exercise/fitness facilities and a breakfast venue.

Hollywood Casino Bay St. Louis

        We own 580 acres in the city of Bay St. Louis, Mississippi, including a 20-slip marina. The property includes a land-based casino, 18-hole golf course, a 291-room hotel, and other facilities.

Argosy Casino Riverside

        We own 41 acres in Riverside, Missouri, which includes a barge-based casino, a 258-room luxury hotel, an entertainment/banquet facility and a parking garage.

Hollywood Casino Tunica

        We lease 68 acres of land in Tunica, Mississippi. The property includes a single-level casino, a 494-room hotel, surface parking and other land-based facilities.

Boomtown Biloxi

        We lease 18.2 acres, most of which is utilized for the gaming location. We also lease 5 acres of submerged tidelands at the casino site from the State of Mississippi, lease 3.6 acres for parking, own 1.2 acres of land mostly used for parking and welcome center, and own 0.4 acres of undeveloped land. We own the barge on which the casino is located and all of the land-based facilities.

Argosy Casino Sioux City

        We lease 4.1 acres, for the landing rights and parking, which includes the dockside embarkation for the Argosy IV, a riverboat casino. We own the Argosy IV and adjacent barge facilities. We also lease 0.4 acres primarily used for employee parking. In April 2014, the IRGC ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014. This will result in a reduction of approximately $6.2 million in annual rental revenue under the Master Lease.

Hollywood Casino St. Louis

        We own 248 acres along the Missouri River in Maryland Heights, Missouri, which includes a 502-room hotel and structure and surface parking.

Casino Queen

        We own 70 acres along the Mississippi River in East St. Louis, Illinois, which includes a single level casino, a 157-room hotel, an RV park as well as surface parking areas.

Properties Under Development

Hollywood Gaming at Dayton Raceway

        We own 119 acres in Dayton, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

Hollywood Gaming at Mahoning Valley Race Course

        We own 193 acres in Youngstown, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

TRS Properties

Hollywood Casino Baton Rouge

        Hollywood Casino Baton Rouge is a dockside riverboat gaming facility operating in Baton Rouge, Louisiana. The riverboat features approximately 28,000 square feet of gaming space with 943 gaming machines and 18 table games. The facility also includes a two-story, 58,000 square foot dockside building featuring a variety of amenities, including a steakhouse, a 268-seat buffet, a deli, a premium players' lounge, a nightclub, a lobby bar, a public atrium, two meeting rooms and 1,490 parking spaces.

Hollywood Casino Perryville

        Hollywood Casino Perryville is located directly off Interstate 95 in Cecil County, Maryland just 35 miles northeast of Baltimore and 70 miles from Washington, D.C. Hollywood Casino Perryville is a Hollywood-themed facility which offers 34,329 square feet of gaming space with 1,158 slot machines. On March 5, 2013, table games were opened at Hollywood Casino Perryville following a November 2012 referendum authorizing the ability to add table games to Maryland's five existing and planned casinos. At December 31, 2013, Hollywood Casino Perryville had 12 table games and 10 poker tables. The facility also offers various food and beverage options, including a bar and grill, a gift shop and 1,600 parking spaces with valet and self-parking.

Competition

        We compete for real property investments with other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors. Some of our competitors are significantly larger and have greater financial resources and lower costs of capital than we have. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives.

        In addition, revenues from our gaming properties are dependent on the ability of our gaming tenants and operators to compete with other gaming operators. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of Internet gaming and other forms of gaming in the U.S. In a broader sense, the gaming operations at our gaming tenants and operators face competition from all manner of leisure and entertainment activities, including: shopping; athletic events; television and movies; concerts and travel. Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada. Other jurisdictions, including states adjacent to states in which our gaming tenants and operators are located (such as in Ohio and Maryland), have legalized, and will expand gaming in the near future. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations. New, relocated or expanded operations by other persons will increase competition for our gaming tenants and operators and could have a material adverse impact on our gaming tenants and operators and us as landlord. Finally, the imposition of smoking bans and/or higher gaming tax rates have a significant impact our gaming tenants and operators' ability to compete with facilities in nearby jurisdictions.

        Hollywood Casino Baton Rouge and Hollywood Casino Perryville recently faced additional competition. Hollywood Casino Perryville's results have been and will continue to be negatively impacted by the opening of a casino complex, Maryland Live!, at the Arundel Mills mall in Anne Arundel, Maryland. The casino opened on June 6, 2012 with approximately 3,200 slot machines and significantly increased its slot machine offerings in mid-September 2012 to approximately 4,750 slot machines, as well as opened table games on April 11, 2013 and opened a 52 table poker room in late August 2013. Additionally, a proposed mid-2014 opening of a $400 million casino in Baltimore City County will also negatively impact our operations at Hollywood Casino Perryville. Furthermore, in November 2012, voters approved legislation authorizing a sixth casino in Prince George's County and the ability to add table games to Maryland's five existing and planned casinos. The new law also changes the tax rate casino operators pay the state, varying from casino to casino, allows all casinos in Maryland to be open 24 hours per day for the entire year, and permits casinos to directly purchase slot machines in exchange for gaming tax reductions. For our Hollywood Casino Perryville facility, table games were opened on March 5, 2013 and the tax rate will decrease upon the opening of the Prince George casino from 67 percent to 61 percent with an option for an additional 5 percent reduction if an independent commission agrees. In December 2013, the license for the sixth casino in Prince George's County was granted. The proposed $925 million casino, which can not open until the earlier of July 2016 or 30 months after the casino being built in Baltimore opens, will adversely impact Hollywood Casino Perryville's financial results. In Louisiana, a new riverboat casino and hotel in Baton Rouge opened on September 1, 2012. The opening of this riverboat casino has and will continue to have an adverse effect on the financial results of Hollywood Casino Baton Rouge.

Segments

        Consistent with how our Chief Operating Decision Maker (as such term is defined in ASC 280 "Segment Reporting") reviews and assesses our financial performance, we have two reportable segments, GLP Capital, L.P. (a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets) ("GLP Capital") and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of our business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further information with respect to the Company's segments.

Tax Considerations

        We intend to elect to be treated as a REIT on our U.S. federal income tax return for our taxable year beginning on January 1, 2014 and we, together with an indirectly wholly owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" effective on the first day of the first taxable year of GLPI as a REIT. We intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. The material qualification requirements are summarized below. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. Additionally, while we intend to operate so that we continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future.

Taxation of REITs in General

        As a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from an investment in a C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders. We will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

  •
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders.

  •
  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms.

  •
  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

  •
  The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  4.
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  5.
  the beneficial ownership of which is held by 100 or more persons;

  6.
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  7.
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, will be 2014). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If, upon request by the Company, a stockholder fails or refuses to comply with the demands, such holder will be required by Treasury regulations to submit a statement with his, her or its tax return disclosing the actual ownership of our stock and other information.

Taxable REIT Subsidiaries

        In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our shareholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm's-length basis.

Income Tests

        As a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT or qualified REIT subsidiary, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

  (a)
  the sum of

  (i)
  90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

  (ii)
  90% of our after tax net income, if any, from foreclosure property (as described below); minus

  (b)
  the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements.

        If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash.

        If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributes may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Regulation

        The ownership, operation, and management of, and provision of certain products and services to, gaming and racing facilities are subject to pervasive regulation. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:

  •
  ensure that unsuitable individuals and organizations have no role in gaming operations;

  •
  establish procedures designed to prevent cheating and fraudulent practices;

  •
  establish and maintain responsible accounting practices and procedures;

  •
  maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

  •
  maintain systems for reliable record keeping;

  •
  file periodic reports with gaming regulators;

  •
  ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions; and

  •
  establish programs to promote responsible gaming.

        These regulations will impact our business in two important ways: (1) our ownership and operation of the TRS Properties and (2) the operations of our gaming tenants. Our ownership and operation of the TRS Properties will subject GLPI and its officers and directors to the jurisdiction of the gaming regulatory agencies in Louisiana and Maryland. Further, many gaming and racing regulatory agencies in the jurisdictions in which our gaming tenants operate will require GLPI and its affiliates to maintain a license as a key business entity or supplier of Penn because of its status as landlord.

        Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, health care, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.

Insurance

        We have comprehensive liability, property and business interruption insurance at our TRS Properties. In regards to our properties under the Master Lease with Penn, the Master Lease requires Penn as the tenant to have their own comprehensive liability, property and business interruption insurance policies, including protection for our insurable interests as the landlord.

Environmental Matters

        Our properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of the properties we own utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. The Master Lease obligates the tenant thereunder to comply with applicable environmental laws and to indemnify us if their noncompliance results in losses or claims against us, and we expect that any future leases will include the same provisions for other operators. An operator's failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

        Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

        In connection with the ownership of our current properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we most likely will engage a consultant to conduct a limited environmental assessment of each property prior to acquisition and oversee our properties in accordance with environmental laws. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties.

        Pursuant to the Master Lease and a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to environmental liabilities arising from the businesses and operations of Penn's real property holdings prior to the Spin-Off (other than any liability arising from or relating to the operation or ownership of the TRS Properties and except to the extent first discovered after the end of the term of the Master Lease) will be retained by Penn and Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such environmental liabilities. There can be no assurance that Penn will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Penn any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Penn.

Employees

        As of December 31, 2013, we had 866 full- and part-time employees. Substantially all of these employees are employed at Hollywood Casino Baton Rouge and Hollywood Casino Perryville. The Company believes its relations with its employees are good.

        Some of our employees at Hollywood Casino Perryville are currently represented by labor unions. The Seafarers Entertainment and Allied Trade Union represents 128 of our employees at Hollywood Casino Perryville under an agreement that expires in February 2020. Additionally, Local No. 27 United Food and Commercial Workers and United Industrial Service Transportation Professional and Government Workers of North America represent certain employees under collective bargaining agreements that expire in 2020, neither of which represents more than 50 of our employees at Hollywood Casino Perryville.

Properties

Rental Properties

        As of March 31, 2014, all but the TRS properties and the Casino Queen property were leased to a subsidiary of Penn under the Master Lease, a "triple-net" operating lease with an initial term of 15 years with no purchase option, followed by four 5-year renewal options (exercisable by Penn) on the same terms and conditions. The Casino Queen property is leased back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease.

        In addition, see "—Tenants" above for further information pertaining to our properties.

Properties Under Development

Hollywood Gaming at Dayton Raceway

        We own 119 acres in Dayton, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

Hollywood Gaming at Mahoning Valley Race Course

        We own 193 acres in Youngstown, Ohio, where we are developing a new integrated racing and gaming facility, which we anticipate completing in the fall of 2014 at which time it will be leased to Penn.

TRS Properties

Hollywood Casino Baton Rouge

        Hollywood Casino Baton Rouge is a four-story dockside riverboat casino located on approximately 20 acres, which we own, on the east bank of the Mississippi River in the East Baton Rouge Downtown Development District. The property site serves as the dockside embarkation for Hollywood Casino Baton Rouge and features a two-story building. We also own 4.8 acres of land that are used primarily for offices, warehousing, and parking. We own 4 acres of adjacent land which features a railroad underpass that provides unimpeded access to the casino property.

Hollywood Casino Perryville

        We own approximately 36 acres of land in Perryville, Maryland, where Hollywood Casino Perryville is located.

Corporate Office

        Pursuant to our Transition Services Agreement with Penn, we currently occupy office space in Penn's corporate office buildings in Wyomissing, Pennsylvania.

Legal Proceedings

        Pursuant to a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to legal proceedings involving the businesses and operations of Penn's real property holdings prior to the Spin-Off (other than any liability arising from or relating to legal proceedings where the dispute arises from the operation or ownership of the TRS Properties) will be retained by Penn and that Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings. There can be no assurance that Penn will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Penn any amounts for which we are held liable, we may be temporarily required to bear these losses.

        The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions and other matters arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company's consolidated financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Operations

        On November 15, 2012, Penn announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded REIT.

        The Company was incorporated in Pennsylvania on February 13, 2013, as a wholly owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the TRS Properties, in a tax-free distribution. We intend to elect on our U.S. federal income tax return for our taxable year beginning on January 1, 2014 to be treated as a REIT and we, together with an indirectly wholly owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under the Master Lease, and GLPI also owns and operates the TRS Properties through its TRS. The assets and liabilities of GLPI were recorded at their respective historical carrying values at the time of the Spin-Off.

        Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn after the Spin-Off.

        GLPI's primary business consists of acquiring, financing and owning real estate property to be leased to gaming operators in "triple net" lease arrangements. As of March 31, 2014, GLPI's portfolio consisted of 22 gaming and related facilities, which included the TRS Properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, Ohio and Youngstown, Ohio) and the real property associated with the Casino Queen acquired in January 2014. These facilities are geographically diversified across 13 states.

        We expect to grow our portfolio by aggressively pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn. We believe that a number of gaming operators would like to de-lever or are seeking liquidity while continuing to generate the benefits of continued operations, which may present significant expansion opportunities for us to pursue. Of particular significance, we believe that a number of gaming operators would be willing to enter into transactions designed to monetize their real estate assets (i.e., gaming facilities) through sale-leaseback transactions with an unrelated party not perceived to be a competitor. These gaming operators could use the proceeds from the sale of those assets to repay debt and rebalance their capital structures, while maintaining the use of the sold gaming facilities through long term leases. Additionally, we believe we have the ability to leverage the expertise our management team has developed over the years to secure additional avenues for growth beyond the gaming industry. Accordingly, we anticipate we will be able to effect strategic acquisitions unrelated to the gaming industry as well as other acquisitions that may prove complementary to GLPI's gaming facilities.

        In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the

Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes, GLPI declared a special dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements. The Purging Distribution, which was paid on February 18, 2014, totaled approximately $1.05 billion and was comprised of cash and GLPI common stock. GLPI and Penn have jointly requested a Pre-Filing Agreement from the Internal Revenue Service pursuant to Revenue Procedure 2009-14 to confirm the appropriate allocation of Penn's historical earnings and profits between GLPI and Penn. The outcome of this request may affect the amount of the dividend required to be paid by GLPI to its shareholders prior to December 31, 2014. See Note 15 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further details.

        As of March 31, 2014, the majority of our earnings are the result of the rental revenue from the lease of our properties to a subsidiary of Penn pursuant to the Master Lease. The Master Lease is a "triple-net" operating lease with an initial term of 15 years, with no purchase option, followed by four 5 year renewal options (exercisable by Penn) on the same terms and conditions. The rent structure under the Master Lease includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, the tenant is required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

        Additionally, in accordance with ASC 605, "Revenue Recognition" ("ASC 605"), the Company records revenue for the real estate taxes paid by its tenants on the leased properties with an offsetting expense in general and administrative expense within the consolidated statement of income as the Company believes it is the primary obligor.

        Gaming revenue for our TRS properties is derived primarily from gaming on slot machines and to a lesser extent, table game and poker revenue, which is highly dependent upon the volume and spending levels of customers at our TRS Properties. Other TRS revenues are derived from our dining, retail, and certain other ancillary activities.

Our Competitive Strengths

        We believe the following competitive strengths will contribute significantly to our success:

Geographically Diverse Property Portfolio

        As of March 31, 2014, our portfolio consisted of 22 gaming and related facilities which included the TRS properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, OH and Youngstown, OH), and the real property associated with the Casino Queen in East St. Louis, Illinois, that was acquired in January 2014. Our portfolio comprises approximately 6.9 million property square footage and approximately 3,200 acres of owned and leased land and is broadly diversified by location across 13 states. Our geographic diversification will limit the effect of a decline in any one regional market on our overall performance. We expect to grow our portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

Financially Secure Tenants

        As of March 31, 2014, substantially all of the Company's real estate properties were leased to a wholly owned subsidiary of Penn, and most of the Company's rental revenues were derived from the Master Lease. Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties, and an established gaming provider with strong financial performance. Penn is a publicly traded company that is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Penn's net revenues were $2.9 billion for the years ended December 31, 2013 and 2012.

Long-Term, Triple-Net Lease Structure

        Most of our real estate properties are leased under the Master Lease, a "triple-net" operating lease guaranteed by the tenant with a term of 15 years (in addition to four 5 year renewals at the tenant's option), pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. The Casino Queen property is leased back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease. Upon the opening of the video lottery terminal facilities at Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, which are expected to commence operations in the fall of 2014, the annual rental revenue related to the Master Lease is anticipated to increase by approximately $19 million, which approximates ten percent of the real estate construction costs paid for by GLPI related to these facilities.

Flexible UPREIT Structure

        We have the flexibility to operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by GLP Capital or by subsidiaries of GLP Capital. Conducting business through GLP Capital allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. We believe that this flexibility will provide us an advantage in seeking future acquisitions.

Experienced and Committed Management Team

        Although our management team has limited experience in operating a REIT, it has extensive gaming and real estate experience. Peter M. Carlino, chief executive officer of GLPI, has more than 30 years of experience in the acquisition and development of gaming facilities and other real estate projects. William J. Clifford, chief financial officer of GLPI, is a finance professional with more than 30 years of experience in the gaming industry including four years of gaming regulatory experience, sixteen years of casino property operations, and twelve years of corporate experience. Through years of public company experience, our management team also has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure.

Ability to Identify Attractive Real Estate Investments

        As a result of our management team's operating experience, network of relationships and industry insight, we expect to be able to identify attractive real estate investments within the gaming industry. We will seek operators for these real estate investments who possess local market knowledge, demonstrate hands-on management and have proven track records. We believe our management team's experience gives us a key competitive advantage in objectively evaluating an operator's financial position and operating efficiency in order for us to make prudent real estate investments.

Segment Information

        Consistent with how our Chief Operating Decision Maker reviews and assesses our financial performance, we have two reportable segments, GLP Capital and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of our business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge.

Critical Accounting Estimates

        We make certain judgments and use certain estimates and assumptions when applying accounting principles in the preparation of our consolidated financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. We have identified the accounting for income taxes, real estate investments, and goodwill and other intangible assets as critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgments.

        We believe the current assumptions and other considerations used to estimate amounts reflected in our consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and, in certain situations, could have a material adverse effect on our consolidated financial condition.

        The development and selection of the critical accounting estimates, and the related disclosures, have been reviewed with the Audit Committee of our Board of Directors. There has been no material change to these estimates for the three months ended March 31, 2014.

Income Taxes

        We intend to elect on our U.S. federal income tax return for our taxable year beginning on January 1, 2014 to be treated as a REIT and we, together with an indirectly wholly owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" effective on the first day of the first taxable year of GLPI as a REIT. We intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders determined without regard to the dividends paid deduction and excluding any net capital gain, meet the various other requirements imposed by the Code relating to matters such as operating results, asset holdings, distribution levels, and diversity of stock ownership. As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

        Our TRS Properties are able to engage in activities resulting in income that would be not qualifying income for a REIT. As a result, certain activities of the Company which occur within our TRS Properties are subject to federal and state income taxes.

Real Estate Investments

        Our real estate investments that we received in connection with the Spin-Off were contributed to us at Penn's historical carrying amount. We record the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by GLPI include costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. We consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful lives of the buildings and building improvements.

        We continually monitor events and circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate investments may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of our real estate investments through its undiscounted future cash flows and the eventual disposition of the investment. In assessing the recoverability of the carrying value of property and equipment, we must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, we may be required to record an impairment loss.

Goodwill and Other Intangible Assets

        At December 31, 2013, we had $75.5 million in goodwill and $9.6 million in other intangible assets within our consolidated balance sheet, resulting from the contribution of Hollywood Casino Baton Rouge and Hollywood Casino Perryville from Penn in connection with the Spin-Off.

        Goodwill is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the Hollywood Casino Baton Rouge reporting unit to its carrying amount. If the carrying amount exceeds its fair value in step 1 of the impairment test, then step 2 of the impairment test is performed to determine the implied value of goodwill. If the implied value of goodwill is less than the goodwill allocated, an impairment loss is recognized.

        In accordance with ASC 350, "Intangibles—Goodwill and Other," the Company considers its Hollywood Casino Perryville gaming license as an indefinite-life intangible asset that does not require amortization based on the Company's future expectations to operate this casino indefinitely as well as the gaming industry's historical experience in renewing these intangible assets at minimal cost with various state gaming commissions. Rather, the Company's gaming license is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the recorded asset to its carrying amount. If the carrying amount of the indefinite-life intangible asset exceeds its fair value, an impairment loss is recognized.

        The evaluation of goodwill and indefinite-life intangible assets requires the use of estimates about future operating results to determine the estimated fair value of the reporting unit and the indefinite-lived intangible assets. We must make various assumptions and estimates in performing our impairment testing. The implied fair value includes estimates of future cash flows that are based on reasonable and supportable assumptions which represent our best estimates of the cash flows expected to result from the use of the assets including their eventual disposition. Changes in estimates, increases in our cost of capital, reductions in transaction multiples, changes in operating and capital expenditure assumptions or application of alternative assumptions and definitions could produce significantly different results. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory and economic climates, as well as recent operating information and budgets. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events.

        Forecasted cash flows (based on our annual operating plan as determined in the fourth quarter) can be significantly impacted by the local economy in which our reporting unit operates. For example, increases in unemployment rates can result in decreased customer visitations and/or lower customer spend per visit. In addition, new legislation which approves gaming in nearby jurisdictions or further expands gaming in jurisdictions has the impact of increasing competition for our property which generally will have a negative effect on its profitability once competitors become established as a certain level of cannibalization occurs absent an overall increase in customer visitations. Lastly, increases in gaming taxes approved by state regulatory bodies can negatively impact forecasted cash flows.

        Assumptions and estimates about future cash flow levels and multiples are complex and subjective. They are sensitive to changes in underlying assumptions and can be affected by a variety of factors, including external factors, such as industry, geopolitical and economic trends, and internal factors, such as changes in our business strategy, which may reallocate capital and resources to different or new opportunities which management believes will enhance our overall value but may be to the detriment of our reporting unit.

        The Company's annual goodwill and other indefinite-life intangible assets impairment test is performed on October 1st of each year. Hollywood Casino Baton Rouge and Hollywood Casino Perryville faced a significant increase in competition in 2012 which has negatively impacted their operations. The Company has incorporated into its current year projections its TRS Properties' recent operating trends as well as an estimate of the impact of additional gaming expansion in Maryland that is expected to commence in mid-2014 in Baltimore City County and in mid-2016 in Prince George's County. After consideration of these factors, no impairment charge was required for the year ended December 31, 2013.

Financial Results for the Three Months Ended March 31, 2014 Compared to the Three Months Ended March 31, 2013

Executive Summary

Financial Highlights

        We reported net revenues and income from operations of $158.3 million and $74.3 million, respectively, for the three months ended March 31, 2014 compared to $42.6 million and $6.8 million, respectively, for the corresponding period in the prior year. The major factors affecting our results for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, were:

  •
  Rental revenue of $118.1 million for the three months ended March 31, 2014 and zero for the three months ended March 31, 2013 as we had not yet entered into a lease with Penn.

  •
  Increased depreciation expense of $22.9 million for the three months ended March 31, 2014, compared to the corresponding period in the prior year, primarily due to the real property assets transferred to GLPI as part of the Spin-Off.

  •
  Interest expense of $29 million for the three months ended March 31, 2014 related to our fixed and variable rate borrowings entered into in connection with the Spin-Off.

  •
  Increased General and Administrative expenses of $15.0 million for the three months ended March 31, 2014, primarily resulting from general and administrative expenses for our GLP Capital segment of $14.8 million for the three months ended March 31, 2014, which included compensation expense of $3.2 million, stock based compensation charges of $6.1 million, legal expenses of $1.0 million, rent expense for those leases assigned to GLPI as part of the Spin-Off for $0.7 million, and transition services fees of $0.8 million for the three months ended March 31, 2014.

  •
  Net income increased by $41.1 million for the three months ended March 31, 2014, as compared to the corresponding period in the prior year, primarily due to the variances explained above.

Segment Developments

        The following are recent developments that have had or will have an impact on us by segments:

GLP Capital

  •
  In June 2012, Penn announced that it had filed applications with the Ohio Lottery Commission for Video Lottery Sales Agent Licenses for its Ohio racetracks, and with the Ohio State Racing Commission for permission to relocate the racetracks. In connection with the Spin-Off, Penn transferred these properties to us and we received the appropriate approvals from the Ohio regulatory bodies to participate in the development of the new racetracks. The new Youngstown facility, which will be a thoroughbred track and feature up to 1,000 video lottery terminals, will be located on 193 acres in Youngstown's Centrepointe Business Park near the intersection of Interstate 80 and Ohio Route 46. The Dayton facility, which will be a standardbred track and feature up to 1,500 video lottery terminals, will be located on 119 acres on the site of an abandoned Delphi Automotive plant near Wagner Ford and Needmore roads in North Dayton. We expect both facilities to open in the fall of 2014. GLPI's share of the budget for these two projects is limited solely to real estate construction costs which are budgeted at $100.0 million and $89.5 million for the Youngstown and Dayton facilities, respectively, of which $35.5 million and $39.1 million, respectively, have been incurred through March 31, 2014. Penn expects to open these facilities in the fall of 2014 at which time these two facilities will be added to the Master Lease.

  •
  In April 2014, the Iowa Racing and Gaming Commission ruled that Argosy Casino Sioux City must cease operations by July 1, 2014, which will result in reduced rental revenue in the amount of $3.1 million in the second half of 2014.

  •
  On December 9, 2013, GLPI announced that it had entered into an agreement to acquire the real estate assets associated with the Casino Queen in East St. Louis, Illinois. The casino and adjacent land cover approximately 78 acres and include a 157 room hotel and a 38,000 square foot casino. The transaction closed in January 2014. See Note 3 to the condensed consolidated financial statements for further details.

TRS Properties

  •
  Hollywood Casino Perryville faces increased competition and its results have been negatively impacted by the opening of a casino complex, Maryland Live!, at the Arundel Mills mall in

    Anne Arundel, Maryland. The casino opened on June 6, 2012 with approximately 3,200 slot machines and significantly increased its slot machine offerings by mid-September 2012 to approximately 4,750 slot machines. In addition, the Anne Arundel facility opened table games on April 11, 2013, and opened a 52 table poker room in late August 2013. Finally, additional competition is expected for Hollywood Casino Perryville with the planned mid 2014 opening of a new $400 million casino facility in Baltimore City County.

  •
  In November 2012, voters approved legislation authorizing a sixth casino in Prince George's County and the ability to add table games to Maryland's five existing and planned casinos. The new law also changes the tax rate casino operators pay the state, varying from casino to casino, allows all casinos in Maryland to be open 24 hours per day for the entire year, and permits casinos to directly purchase slot machines in exchange for gaming tax reductions. For our Hollywood Casino Perryville facility, table games were opened on March 5, 2013 and the tax rate will decrease upon the opening of the Prince George casino from 67 percent to 61 percent with an option for an additional 5 percent reduction if an independent commission agrees. In December 2013, the license for the sixth casino in Prince George's County was granted. The proposed $925 million casino, which can not open until the earlier of July 2016 or 30 months after the casino being built in Baltimore opens, will adversely impact Hollywood Casino Perryville's financial results.

  •
  A new riverboat casino and hotel in Baton Rouge, Louisiana, L'Auberge, opened on September 1, 2012. The opening of this riverboat casino has and will continue to have an adverse effect on the financial results of Hollywood Casino Baton Rouge.

Results of Operations

        The following are the most important factors and trends that contribute to our operating performance:

  •
  The fact that a wholly owned subsidiary of Penn is the lessee of substantially all of our properties pursuant to the Master Lease and accounts for a significant portion of our revenues. We expect to grow our portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

  •
  The fact that the rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury. Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect GLPI investors or GLPI.

  •
  The successful execution of the development and construction activities currently underway at the two Ohio properties, as well as the risks associated with the costs, regulatory approval and timing of these activities.

  •
  The risks related to economic conditions and the effect of such conditions on consumer spending for leisure and gaming activities, which may negatively impact our gaming tenants and operators.

        The consolidated results of operations for the three months ended March 31, 2014 and 2013 are summarized below:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Revenues
Rental	$106,114	$—
Real estate taxes paid by tenants	11,998	—

Total rental revenue	118,112	—
Gaming	38,755	41,080
Food, beverage and other	2,831	3,215

Total revenues	159,698	44,295
Less promotional allowances	(1,370)	(1,646)

Net revenues	158,328	42,649

Operating expenses
Gaming	21,562	23,139
Food, beverage and other	2,546	2,767
Real estate taxes	12,423	406
General and administrative	20,941	5,939
Depreciation	26,522	3,588

Total operating expenses	83,994	35,839

Income from operations	$74,334	6,810

        Certain information regarding our results of operations by segment for the three months ended March 31, 2014 and 2013 is summarized below:

	Net Revenues		Income from Operations
	Three Months Ended March 31,
	2014	2013	2014	2013
	(in thousands)
GLP Capital	$118,112	$—	$67,871	$—
TRS Properties	40,216	42,649	6,463	6,810

Total	158,328	42,649	74,334	6,810

Adjusted EBITDA, FFO and AFFO

        Adjusted EBITDA, Funds From Operations ("FFO") and Adjusted Funds From Operations ("AFFO") are non-GAAP financial measures used by the Company as performance measures for benchmarking against the Company's peers and as internal measures of business operating performance. The Company believes Adjusted EBITDA, FFO, and AFFO provide a meaningful perspective of the underlying operating performance of the Company's current business. This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.

        FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. The National Association of Real Estate

Investment Trusts defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and real estate depreciation. We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization and other depreciation expense reduced by maintenance capital expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, and gains (or losses) from sales of property, management fees, and stock based compensation expense.

        Adjusted EBITDA, FFO, and AFFO are not recognized terms under GAAP. Because certain companies do not calculate Adjusted EBITDA, FFO and AFFO in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company's presentation of these measures does not replace the presentation of the Company's financial results in accordance with GAAP.

        The reconciliation of the Company's net income per GAAP to Adjusted EBITDA, FFO and AFFO for the three months ended March 31, 2014 and 2013 is as follows:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net income	$44,312	$3,214
Real estate depreciation	23,441	—
Gains (losses) from sales of property	158	(28)

Funds from operations	$67,911	$3,186
Other depreciation	3,081	3,588
Debt issuance cost amortization	2,007	—
Stock based compensation	1,951	—
Maintenance CAPEX	(871)	(896)

Adjusted funds from operations	$74,079	$5,878
Interest, net	28,428	—
Management fees	—	1,280
Taxes on income	1,594	2,316
Maintenance CAPEX	871	896
Debt issuance cost amortization	(2,007)	—

Adjusted EBITDA	$102,965	10,370

        The reconciliation of each segment's net income per GAAP to FFO, AFFO, and Adjusted EBITDA for the three months ended March 31, 2014 and 2013 is as follows:

	GLP Capital(1)	TRS Properties
	Three Months Ended March 31,
	2014	2014	2013
	(in thousands)
Net income	$42,044	$2,268	$3,214
Real estate depreciation	23,441	—	—
Losses (gains) from sales of property	—	158	(28)

Funds from operations	$65,485	$2,426	$3,186
Other depreciation	—	3,081	3,588
Debt issuance costs amortization	2,007	—	—
Stock based compensation	1,951	—	—
Maintenance CAPEX	—	(871)	(896)

Adjusted funds from operations	$69,443	$4,636	$5,878
Interest, net	25,827	2,601	—
Management fees	—	—	1,280
Taxes on income	—	1,594	2,316
Maintenance CAPEX	—	871	896
Debt issuance costs amortization	(2,007)	—	—

Adjusted EBITDA	$93,263	$9,702	$10,370

(1)
GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off.

        FFO, AFFO, and Adjusted EBITDA, for our GLP Capital segment were $65.5 million, $69.4 million and $93.3 million, respectively, for the three months ended March 31, 2014.

        Net income for our TRS Properties segment decreased by $0.9 million for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to additional competition, which negatively impacted Hollywood Casino Baton Rouge, namely the opening of the new L'Auberge riverboat casino and hotel in Baton Rouge, Louisiana on September 1, 2012. FFO for our TRS Properties segment decreased by $0.8 million for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to the decrease in net income described above. AFFO for our TRS Properties segment decreased by $1.2 million for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to the decrease described above as well as a $0.5 million decrease in depreciation at Hollywood Casino Perryville, due to certain equipment purchased at opening, now being fully depreciated. Adjusted EBITDA for our TRS Properties segment decreased by $0.7 million for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to the decrease described above.

Revenues

        Revenues for the three months ended March 31, 2014 and 2013 were as follows (in thousands):

	Three Months Ended March 31,
	2014	2013	Variance	Percentage Variance
Total rental revenue	$118,112	$—	$118,112	N/A
Gaming	38,755	41,080	(2,325)	-5.7%
Food, beverage and other	2,831	3,215	(384)	-11.9%

Revenues	159,698	44,295	115,403	260.5%
Less promotional allowances	(1,370)	(1,646)	276	-16.8%

Net revenues	$158,328	$42,649	$115,679	271.2%

Total rental revenue

        For the three months ended March 31, 2014, rental income was $118.1 million for our GLP Capital segment, which included $12.0 million of revenue for the real estate taxes paid by our tenants on the leased properties. In accordance with ASC 605, the Company is required to present the real estate taxes paid by its tenants on the leased properties as revenue with an offsetting expense as the Company believes it is the primary obligor.

Gaming revenue

        Gaming revenue for our TRS Properties segment decreased by $2.3 million, or 5.7%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, due to decreased gaming revenue at Hollywood Casino Baton Rouge of $2.6 million from the impact of L'Auberge riverboat casino and hotel in Baton Rouge, Louisiana opening on September 1, 2012.

Operating Expenses

        Operating expenses for the three months ended March 31, 2014 and 2013 were as follows (in thousands):

	Three Months Ended March 31,
	2014	2013	Variance	Percentage Variance
Gaming	$21,562	$23,139	$(1,577)	-6.8%
Food, beverage and other	2,546	2,767	(221)	-8.0%
Real estate taxes	12,423	406	12,017	2959.9%
General and administrative	20,941	5,939	15,002	252.6%
Depreciation	26,522	3,588	22,934	639.2%

Total operating expenses	$83,994	$35,839	$48,155	134.4%

Gaming expense

        Gaming expense for our TRS Properties segment decreased by $1.6 million, or 6.8%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to a $0.8 million decrease in gaming taxes resulting from decreased taxable gaming revenue at Hollywood Casino Baton Rouge and a $0.6 million slot tax reduction due to implementation of table games at Hollywood Casino Perryville.

Real estate taxes

        Real estate taxes increased by $12 million, or 2959.9%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to the real estate taxes paid by our tenants on the leased properties in our GLP Capital segment. Although this amount is paid by our tenants, we are required to present this amount in both revenues and expense for financial reporting purposes under ASC 605.

General and administrative expense

        General and administrative costs include items such as compensation costs (including stock based compensation awards), professional services, rent expense and costs associated with development activities. In addition, Penn provides GLPI with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement. The fees charged to GLPI for Transition Services furnished pursuant to this agreement are determined based on fixed percentages of Penn's internal costs which percentages are intended to approximate the actual cost incurred by Penn in providing the Transition Services to GLPI for the relevant period. Under the Transition Services Agreement, Penn will provide these services for a period of up to two years, unless terminated sooner by GLPI.

        General and administrative expenses increased by $15 million, or 252.6%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily resulting from general and administrative expenses for our GLP Capital segment of $14.8 million for the three months ended March 31, 2014, which included compensation expense of $3.2 million, stock based compensation charges of $6.1 million, legal expenses of $1.0 million, rent expense for those leases assigned to GLPI as part of the Spin-Off for $0.7 million, and transition services fees of $0.8 million for the three months ended March 31, 2014.

Depreciation expense

        Depreciation expense increased by $22.9 million, or 639.2%, to $26.5 million for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, primarily due to the real property assets transferred to GLPI as part of the Spin-Off in our GLP Capital segment.

Other income (expenses)

        Other income (expenses) for the three months ended March 31, 2014 and 2013 were as follows (in thousands):

	Three Months Ended March 31,
	2014	2013	Variance	Percentage Variance
Interest expense	$(28,974)	$—	$(28,974)	N/A
Interest income	546	—	546	N/A
Management fee	—	(1,280)	1,280	-100.0%

Total operating expenses	$(28,428)	$(1,280)	$(27,148)	2120.9%

Interest expense

        For the three months ended March 31, 2014, interest expense was $29 million related to our fixed and variable rate borrowings.

Management fee

        Management fees decreased by $1.3 million, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, due to the management agreement with Penn terminating on November 1, 2013 in connection with the Spin-Off.

Taxes

        Our effective tax rate (income taxes as a percentage of income from operations before income taxes) decreased to 3.5% for the three months ended March 31, 2014, as compared to 41.9% for the three months ended March 31, 2013, primarily due to the Company intending to elect to be taxed as a REIT for our taxable year beginning on January 1, 2014. As a REIT, we will no longer be required to pay federal corporate income tax on earnings from operation of the REIT that are distributed to our shareholders. We will continue to be required to pay federal and state corporate income taxes on earnings of our TRS Properties.

Financial Results for the Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Executive Summary

Financial Highlights

        We reported net revenues and income from operations of $242.1 million and $60.6 million, respectively, for the year ended December 31, 2013, compared to $210.6 million and $43.7 million, respectively, for the corresponding period in the prior year. The major factors affecting our results for the year ended December 31, 2013, as compared to the year ended December 31, 2012, were:

  •
  Rental revenue associated with the Master Lease, which became effective on November 1, 2013, of $76.6 million for the year ended December 31, 2013.

  •
  Legal, consulting and other fees related to the Spin-Off transaction of $13.5 million for the year ended December 31, 2013.

  •
  Increased depreciation expense of $14.8 million for the year ended December 31, 2013, compared to the corresponding period in the prior year, primarily due to the real property assets transferred to GLPI as part of the Spin-Off, as well as associated real estate taxes of $7.6 million for the year ended December 31, 2013.

  •
  Interest expense of $19.3 million for the year ended December 31, 2013 related to our fixed and variable rate borrowings entered into in connection with the Spin-Off.

  •
  Additional competition which negatively impacted Hollywood Casino Perryville and Hollywood Casino Baton Rouge, namely the partial opening of a casino complex at the Arundel Mills mall in Maryland in June 2012 and its second phase opening in mid-September 2012 and the opening of a new riverboat casino and hotel in Baton Rouge, Louisiana on September 1, 2012, respectively. This competition was the primary reason Hollywood Casino Perryville and Hollywood Casino Baton Rouge's net revenues and income from operations declined by $45.1 million and $17.4 million, respectively, for the year ended December 31, 2013, compared to the corresponding period in the prior year.

  •
  Net income decreased by $3.1 million for the year ended December 31, 2013, as compared to the corresponding period in the prior year, primarily due to the variances explained above and an increase in income taxes.

Segment Developments

        The following are recent developments that have had or will have an impact on us by segments:

GLP Capital

  •
  On November 1, 2013, the Spin-Off of GLPI from Penn was completed. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a "triple net" 15 year Master Lease agreement. Additional information regarding the Master Lease is discussed in detail in the section entitled "Our Operations" above.

  •
  In June 2012, Penn announced that it had filed applications with the Ohio Lottery Commission for Video Lottery Sales Agent Licenses for its Ohio racetracks, Raceway Park and Beulah Park, and with the Ohio State Racing Commission for permission to relocate the racetracks to Dayton and Youngstown, respectively. On May 1, 2013, Penn received approval from the Ohio Racing Commission for its relocation plans. Construction started in late May 2013 for the new Hollywood-themed facility in Youngstown, featuring a new thoroughbred racetrack and up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities. The new Youngstown facility will be located on 193 acres in Youngstown's Centrepointe Business Park near the intersection of Interstate 80 and Ohio Route 46. For Dayton, construction started in late May 2013 for the new Hollywood-themed facility, featuring a new standardbred racetrack and up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities. The Dayton facility will be located on 119 acres on the site of an abandoned Delphi Automotive plant near Wagner Ford and Needmore roads in North Dayton. Penn expects to open these facilities in the fall of 2014 at which time these two facilities will be added to the Master Lease. GLPI's share of the budget for these two projects is limited solely to real estate construction costs which are budgeted at $100.0 million and $89.5 million for the Youngstown and Dayton facilities, respectively, of which $25.9 million and $26.1 million have been incurred through December 31, 2013.

  •
  In Iowa, each gaming license is issued jointly to a gaming operator and a local charitable organization ("QSO"). The agreement between a subsidiary of our tenant, Penn's gaming operator subsidiary in Iowa, Belle of Sioux City, L.P. ("Belle"), and its local QSO, Missouri River Historical Development, Inc. ("MRHD"), expired in early July 2012. An extension agreement with MRHD through March 2015 was signed by both parties; however, the validity of this agreement is currently the subject of litigation. Furthermore, in April 2013, the IRGC awarded a new gaming license to operate a land-based casino in Woodbury County to Sioux City Entertainment ("SCE") and SCE is currently constructing a Hard Rock branded casino. Belle challenged the denial of its gaming license renewal. However, in April 2014, the IRGC ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014. This closure will reduce the rental income due to us from Penn in accordance with the terms of the Master Lease.

  •
  On December 9, 2013, GLPI announced that it had entered into an agreement to acquire the real estate assets associated with the Casino Queen in East St. Louis, Illinois. The casino and adjacent land cover approximately 78 acres and include a 157 room hotel and a 38,000 square foot casino. The transaction closed in January 2014. See Note 15 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further details.

TRS Properties

  •
  Hollywood Casino Perryville faced increased competition and its results have been negatively impacted by the opening of a casino complex, Maryland Live!, at the Arundel Mills mall in

    Anne Arundel, Maryland. The casino opened on June 6, 2012 with approximately 3,200 slot machines and significantly increased its slot machine offerings by mid-September 2012 to approximately 4,750 slot machines. In addition, the Anne Arundel facility opened table games on April 11, 2013, and opened a 52 table poker room in late August 2013. Finally, additional competition is expected for Hollywood Casino Perryville with the planned mid 2014 opening of a new $400 million casino facility in Baltimore City County.

  •
  In November 2012, voters approved legislation authorizing a sixth casino in Prince George's County and the ability to add table games to Maryland's five existing and planned casinos. The new law also changes the tax rate casino operators pay the state, varying from casino to casino, allows all casinos in Maryland to be open 24 hours per day for the entire year, and permits casinos to directly purchase slot machines in exchange for gaming tax reductions. For our Hollywood Casino Perryville facility, table games were opened on March 5, 2013 and the tax rate will decrease upon the opening of the Prince George casino from 67 percent to 61 percent with an option for an additional 5 percent reduction if an independent commission agrees. In December 2013, the license for the sixth casino in Prince George's County was granted. The proposed $925 million casino, which can not open until the earlier of July 2016 or 30 months after the casino being built in Baltimore opens, will adversely impact Hollywood Casino Perryville's financial results.

  •
  A new riverboat casino and hotel in Baton Rouge, Louisiana opened on September 1, 2012. The opening of this riverboat casino has and will continue to have an adverse effect on the financial results of Hollywood Casino Baton Rouge.

Results of Operations

        The following are the most important factors and trends that contribute to our operating performance:

  •
  The fact that a wholly owned subsidiary of Penn is the lessee of substantially all of our properties pursuant to the Master Lease and accounts for a significant portion of our revenues. We expect to grow our portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

  •
  The fact that the rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury. Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect GLPI investors or GLPI.

  •
  The successful execution of the development and construction activities currently underway at the two Ohio properties, as well as the risks associated with the costs, regulatory approval and the timing of these activities.

  •
  The risks related to economic conditions and the effect of such conditions on consumer spending for leisure and gaming activities, which may negatively impact our gaming tenants and operators.

        The consolidated results of operations for the years ended December 31, 2013, 2012 and 2011 are summarized below:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Revenues:
Rental	$68,955	$—	$—
Real estate taxes paid by tenants	7,602	—	—

Total rental revenue	76,557	—	—
Gaming	159,352	202,581	223,302
Food, beverage and other	12,357	15,635	16,396

Total Revenues	248,266	218,216	239,698
Less promotional allowances	(6,137)	(7,573)	(7,814)

Net revenues	242,129	210,643	231,884

Operating expenses:
Gaming	89,367	113,111	124,971
Food, beverage and other	10,775	13,114	13,664
Real estate taxes	9,220	1,592	1,362
General and administrative	43,262	25,068	24,806
Depreciation	28,923	14,090	14,568

Total operating expenses	181,547	166,975	179,371

Income from operations	$60,582	$43,668	$52,513

        Certain information regarding our results of operations by segment for the years ended December 31, 2013, 2012 and 2011 is summarized below:

	Net Revenues			Income from Operations
	Year Ended December 31,
	2013	2012	2011	2013	2012	2011
	(in thousands)
GLP Capital	$76,557	$—	$—	$34,333	$—	$—
TRS Properties	165,572	210,643	231,884	26,249	43,668	52,513

Total	$242,129	$210,643	$231,884	$60,582	$43,668	$52,513

Adjusted EBITDA, FFO and AFFO

        The reconciliation of the Company's net income per GAAP to Adjusted EBITDA, FFO and AFFO for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Net income	$19,830	$22,919	$26,684
Real estate depreciation	14,896	—	—
Gain on sale of fixed assets	(39)	(142)	(75)

Funds from operations	$34,687	$22,777	$26,609
Other depreciation	14,027	14,090	14,568
Debt issuance cost amortization	700	—	—
Stock based compensation	1,566	—	—
Maintenance CAPEX	(4,230)	(3,260)	(3,157)

Adjusted funds from operations	$46,750	$33,607	$38,020
Interest, net	19,253	(2)	(4)
Management fees	4,203	6,320	6,958
Taxes on income	17,296	14,431	18,875
Maintenance CAPEX	4,230	3,260	3,157
Debt issuance cost amortization	(700)	—	—

Adjusted EBITDA	$91,032	$57,616	$67,006

        The reconciliation of each segment's net income per GAAP to FFO, AFFO, and Adjusted EBITDA for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	GLP Capital(1)	TRS Properties
	2013	2013	2012	2011
	(in thousands)
Net income	$6,612	$13,218	$22,919	$26,684
Real estate depreciation	14,896	—	—	—
Gain on sale of fixed assets	—	(39)	(142)	(75)

Funds from operations	$21,508	$13,179	$22,777	$26,609
Other depreciation	—	14,027	14,090	14,568
Debt issuance costs amortization	700	—	—	—
Stock based compensation	1,566	—	—	—
Maintenance CAPEX	—	(4,230)	(3,260)	(3,157)

Adjusted funds from operations	$23,774	$22,976	$33,607	$38,020
Interest, net	19,254	(1)	(2)	(4)
Management fees	—	4,203	6,320	6,958
Taxes on income	8,467	8,829	14,431	18,875
Maintenance CAPEX	—	4,230	3,260	3,157
Debt issuance costs amortization	(700)	—	—	—

Adjusted EBITDA	$50,795	$40,237	$57,616	$67,006

(1)
GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off.

2013 Compared with 2012

        Adjusted EBITDA, FFO and AFFO for our GLP Capital segment was $50.8 million, $21.5 million and $23.8 million, respectively, for the year ended December 31, 2013 due to the Spin-Off, which occurred on November 1, 2013.

        Adjusted EBITDA for our TRS Properties segment decreased by $17.4 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to additional competition which negatively impacted Hollywood Casino Perryville and Hollywood Casino Baton Rouge, namely the partial opening of a casino complex at the Arundel Mills mall in Maryland in June 2012 and its second phase opening in mid-September 2012 and the opening of a new riverboat casino and hotel in Baton Rouge, Louisiana on September 1, 2012, respectively. FFO for our TRS Properties segment decreased by $9.6 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the decrease in adjusted EBITDA described previously partially offset by reduced income taxes primarily due to reduced earnings as well as reduced management fees primarily due to reduced net revenue and the management agreement with Penn terminating on November 1, 2013 in connection with the Spin-Off. AFFO for our TRS Properties segment decreased by $10.6 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, primarily due to the decrease in FFO described previously and increased maintenance capital expenditures.

2012 Compared with 2011

        Adjusted EBITDA for our TRS Properties segment decreased by $9.4 million for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to the previously mentioned additional competition which negatively impacted Hollywood Casino Perryville and Hollywood Casino Baton Rouge. FFO and AFFO for our TRS Properties segment decreased by $3.8 million and $4.4 million, respectively, for the year ended December 31, 2012, as compared to the year ended December 31, 2011, primarily due to the decrease in adjusted EBITDA described previously partially offset by reduced income taxes primarily due to reduced earnings.

Revenues

        Revenues for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	Year ended December 31,
	2013	2012	Variance	Percentage Variance
Total rental revenue	$76,557	$—	$76,557	N/A
Gaming	159,352	202,581	(43,229)	(21.3)%
Food, beverage and other	12,357	15,635	(3,278)	(21.0)%

Revenues	248,266	218,216	30,050	13.8%
Less promotional allowances	(6,137)	(7,573)	1,436	19.0%

Net revenues	$242,129	$210,643	$31,486	14.9%

	Year ended December 31,
	2012	2011	Variance	Percentage Variance
Gaming	$202,581	$223,302	$(20,721)	(9.3)%
Food, beverage and other	15,635	16,396	(761)	(4.6)%

Revenues	218,216	239,698	(21,482)	(9.0)%
Less promotional allowances	(7,573)	(7,814)	241	3.1%

Net revenues	$210,643	$231,884	$(21,241)	(9.2)%

Total rental revenue

        For the year ended December 31, 2013, rental income associated with the Master Lease, which became effective on November 1, 2013, was $76.6 million for our GLP Capital segment, which included $7.6 million of revenue for the real estate taxes paid by our tenant on the leased properties under the Master Lease. In accordance with ASC 605, the Company is required to show the real estate taxes paid by its tenants on the leased properties under the Master Lease as revenue with an offsetting expense as the Company believes it is the primary obligor.

Gaming revenue

2013 Compared with 2012

        Gaming revenue for our TRS Properties segment decreased by $43.2 million, or 21.3%, to $159.4 million in 2013, primarily due to decreased gaming revenue at Hollywood Casino Baton Rouge primarily due to the opening of a new riverboat casino and hotel in Baton Rouge, Louisiana on September 1, 2012, as well as to a lesser extent decreased gaming revenue at Hollywood Casino Perryville primarily due to the impact from the partial opening of a casino complex at the Arundel Mills mall in Maryland in June 2012 and its second phase opening in mid-September 2012, which was partially offset by the introduction of table games at the property in March 2013.

2012 Compared with 2011

        Gaming revenue for our TRS Properties segment decreased by $20.7 million, or 9.3%, to $202.6 million in 2012, primarily due to decreased gaming revenue at Hollywood Casino Perryville primarily due to the impact from the opening of a casino complex at the Arundel Mills mall in Maryland in June 2012, as well as to a lesser extent a decrease in gaming revenue at Hollywood Casino Baton Rouge primarily due to the opening of a new riverboat casino and hotel in Baton Rouge, Louisiana on September 1, 2012.

Operating Expenses

        Operating expenses for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	Year ended December 31,
	2013	2012	Variance	Percentage Variance
Gaming	$89,367	$113,111	$(23,744)	(21.0)%
Food, beverage and other	10,775	13,114	(2,339)	(17.8)%
Real estate taxes	9,220	1,592	7,628	479.1%
General and administrative	43,262	25,068	18,194	72.6%
Depreciation	28,923	14,090	14,833	105.3%

Total operating expenses	$181,547	$166,975	$14,572	8.7%

	Year ended December 31,
	2012	2011	Variance	Percentage Variance
Gaming	$113,111	$124,971	$(11,860)	(9.5)%
Food, beverage and other	13,114	13,664	(550)	(4.0)%
Real estate taxes	1,592	1,362	230	16.9%
General and administrative	25,068	24,806	262	1.1%
Depreciation	14,090	14,568	(478)	(3.3)%

Total operating expenses	$166,975	$179,371	$(12,396)	(6.9)%

Gaming expense

2013 Compared with 2012

        Gaming expense for our TRS Properties segment decreased by $23.7 million, or 21.0%, to $89.4 million in 2013, primarily due to an overall decrease in gaming taxes resulting from decreased taxable gaming revenue mentioned above at Hollywood Casino Baton Rouge and Hollywood Casino Perryville. Additionally, Hollywood Casino Baton Rouge had, to a lesser extent, decreased payroll and marketing costs due to realignment of costs associated with lower business demand.

2012 Compared with 2011

        Gaming expense for our TRS Properties segment decreased by $11.9 million, or 9.5%, to $113.1 million in 2012, primarily due to an overall decrease in gaming taxes resulting from decreased taxable gaming revenue mentioned above at Hollywood Casino Perryville and Hollywood Casino Baton Rouge, as well as decreased marketing expenses at Hollywood Casino Perryville in an attempt to realign our costs subsequent with the opening of the casino complex at the Arundel Mills mall in Maryland in June 2012.

Real estate taxes

        Real estate taxes increased by $7.6 million, or 479.1%, to $9.2 million in 2013, primarily due to the real estate taxes paid by our tenant on the leased properties under the Master Lease in our GLP Capital segment. Although this amount is paid by our tenant, we are required to present this amount in both revenues and expense for financial reporting purposes under ASC 605.

General and administrative expense

        General and administrative costs include items such as compensation costs (including stock based compensation awards), professional services, office costs, rent expense and costs associated with development activities. In addition, Penn provides GLPI with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement. The fees charged to GLPI for transition services furnished pursuant to this agreement are determined based on fixed percentages of Penn's internal costs which percentages are intended to approximate the actual cost incurred by Penn in providing the transition services to GLPI for the relevant period. Under the Transition Services Agreement, Penn will provide these services for a period of up to two years, unless terminated sooner by GLPI.

2013 Compared with 2012

        General and administrative expenses increased by $18.2 million, or 72.6%, to $43.3 million in 2013, primarily due to general and administrative expenses for our GLP Capital segment of $19.7 million for the year ended December 31, 2013 primarily due to legal, consulting and other fees related to the Spin-Off transaction of $13.5 million for the year ended December 31, 2013, as well as compensation expense, including stock based compensation charges for the amortization of unrecognized compensation on Penn equity awards held by GLPI employees at the time of the Spin-Off, of $4.7 million, rent expense for those leases assigned to GLPI as part of the Spin-Off for $0.4 million (see Note 7 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus), and transition services fees of $0.3 million for the year ended December 31, 2013.

Depreciation expense

2013 Compared with 2012

        Depreciation expense increased by $14.8 million, or 105.3%, to $28.9 million in 2013, primarily due to the real property assets transferred to GLPI as part of the Spin-Off in our GLP Capital segment.

Other income (expenses)

        Other income (expenses) for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	Year ended December 31,
	2013	2012	Variance	Percentage Variance
Interest expense	$(19,254)	$—	$(19,254)	N/A
Interest income	1	2	(1)	(50.0)%
Management fee	(4,203)	(6,320)	2,117	33.5%

Total other expenses	$(23,456)	$(6,318)	$(17,138)	(271.3%)

	Year ended December 31,
	2012	2011	Variance	Percentage Variance
Interest income	$2	$4	$(2)	(50.0)%
Management fee	(6,320)	(6,958)	638	9.2%

Total other expenses	$(6,318)	$(6,954)	$636	9.1%

Interest expense

        For the year ended December 31, 2013, interest expense was $19.3 million related to our fixed and variable rate borrowings entered into in connection with the Spin-Off in our GLP Capital segment.

Management fee

        Management fees decreased by $2.1 million, or 33.5%, to $4.2 million in 2013, primarily due to reduced net revenue at Hollywood Casino Baton Rouge and Hollywood Casino Perryville for the year ended December 31, 2013, as compared to the corresponding period in the prior year, as well as the management agreement with Penn terminating on November 1, 2013 in connection with the Spin-Off.

Taxes

        Our effective tax rate (income taxes as a percentage of income from operations before income taxes) increased to 46.6% for the year ended December 31, 2013, as compared to 38.6% for the year ended December 31, 2012, primarily due to the Company incurring non-deductible Spin-Off costs for the year ended December 31, 2013.

        Our projected annual effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings and the level of our tax credits. Certain of these and other factors, including our history of pre-tax earnings, are taken into account in assessing our ability to realize our net deferred tax assets. We intend to elect to be taxed as a REIT for our taxable year beginning on January 1, 2014. As a REIT, we will no longer be required to pay corporate level tax on income of the REIT that is distributed to our shareholders. We will continue to be required to pay federal and state corporate income taxes on earnings of our TRS Properties.

Liquidity and Capital Resources

For the Three Month Ended March 31, 2014 Compared to the Three Months Ended March 31, 2013

        Our primary sources of liquidity and capital resources are cash flow from operations, borrowings from banks and proceeds from the issuance of debt and equity securities.

        Net cash provided by operating activities was $79.7 million during the three months ended March 31, 2014, while $3.8 million in net cash was used during the three months ended March 31, 2013. The increase in net cash provided by operating activities of $83.5 million for the three months ended March 31, 2014 compared to the corresponding period in the prior year was primarily comprised of an increase in cash receipts from customers/tenants of $116.9 million, an increase in cash paid to suppliers and vendors of $22.5 million, an increase in cash paid to employees of $9.5 million, and a net decrease of $0.8 million related to cash paid for taxes and intercompany federal and state income tax transfers with Penn by our TRS Properties prior to the Spin-Off, all of which were partially offset by an increase in cash paid for interest of $2.1 million. The increase in cash receipts collected from our customers/tenants for the three months ended March 31, 2014 compared to the corresponding period in the prior year was primarily due to three months of rental income of $118.1 million partially offset by a decrease of $2.4 million in our TRS properties' net revenues due to the impact of new competition previously mentioned in their respective markets.

        Net cash used in investing activities totaled $210.0 million and $0.9 million for the three months ended March 31, 2014 and 2013, respectively. The increase in net cash used in investing activities of $209.1 million for the three months ended March 31, 2014 compared to the corresponding period in the prior year was primarily due to a $140.7 million dollar payment associated with the Casino Queen asset acquisition along with the $43.0 million, five year term loan to Casino Queen, less $2.0 million of principal payments for the quarter ended March 31, 2014, as well as increased capital expenditures of $23.9 million primarily related to construction spend at the two facilities under development in Ohio.

        Financing activities used net cash of $106.7 million during the three months ended March 31, 2014 and provided cash of $7.3 million during the three months ended March 31, 2013. Net cash used in financing activities for the three months ended March 31, 2014 included dividend payments of $270.0 million, partially offset by net proceeds from the issuance of long-term debt, net of repayments of long-term debt of $150.0 million.

Capital Expenditures

        Capital expenditures are accounted for as either capital project or capital maintenance (replacement) expenditures. Capital project expenditures are for fixed asset additions that expand an existing facility or create a new facility. Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

        Capital expenditures totaled $24.0 million for the three months ended March 31, 2014 and primarily consisted of $9.6 million and $12.9 million for the real estate related construction costs of the Youngstown facility and the Dayton facility, respectively.

        In June 2012, Penn announced that it had filed applications with the Ohio Lottery Commission for Video Lottery Sales Agent Licenses for its Ohio racetracks, and with the Ohio State Racing Commission for permission to relocate the racetracks. In connection with the Spin-Off, Penn transferred these properties to us and we received the appropriate approvals from the Ohio regulatory bodies to participate in the development of the new racetracks. The new Youngstown facility, which will be a thoroughbred track and feature up to 1,000 video lottery terminals, will be located on 193 acres in Youngstown's Centrepointe Business Park near the intersection of Interstate 80 and Ohio Route 46. The Dayton facility, which will be a standardbred track and feature up to 1,500 video lottery terminals, will be located on 119 acres on the site of an abandoned Delphi Automotive plant near Wagner Ford and Needmore roads in North Dayton. We expect both facilities to open in the fall of 2014. Upon the opening of the new facilities, both will be added to the Master Lease. GLPI's share of the budget for these two projects is limited solely to real estate construction costs, which are budgeted at $100.0 million and $89.5 million for the Youngstown and Dayton facilities, respectively, of which $35.5 million and $39.0 million have been incurred through March 31, 2014.

        During the three months ended March 31, 2014, we spent approximately $0.9 million for capital maintenance expenditures. The majority of the capital maintenance expenditures were for slot machines and slot machine equipment at our TRS properties. Our tenants are responsible for capital maintenance expenditures at our leased properties.

For the Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

        Net cash provided by operating activities was $80.6 million, $26.7 million, and $56.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in net cash provided by operating activities of $53.9 million for the year ended December 31, 2013 compared to the corresponding period in the prior year comprised primarily of an increase in cash receipts from customers/tenant of $30.4 million, a decrease in cash paid to suppliers and vendors of $12.9 million, a decrease in cash paid to employees of $1.9 million, a decrease in cash paid for taxes of $1.2 million, and a decrease of $8.3 million related to management fees and intercompany federal and state income tax transfers with Penn by our TRS Properties prior to the Spin-Off (see Notes 13 and 14 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus), all of which were partially offset by an increase in cash paid for interest of $0.8 million. The increase in cash receipts collected from our customers/tenant for the year ended December 31, 2013 compared to the corresponding period in the prior year was primarily due to two months of rental income under the Master Lease of $76.6 million partially offset by a decrease of $45.1 million in our TRS properties' net revenues due to the impact of new competition previously mentioned in their respective markets. The decrease in cash paid for operating expenses for the year ended December 31, 2013 compared to the corresponding period in the prior year was primarily due to lower operating expenses for our TRS Properties partially offset by higher operating expenses at GLPI mainly due to Spin-Off costs.

        Net cash used in investing activities totaled $16.3 million, $4.8 million, and $8.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. Net cash used in investing activities for the year ended December 31, 2013 primarily included expenditures for property and equipment, net of reimbursements totaling $16.4 million. The increase in net cash used in investing activities of $11.5 million for the year ended December 31, 2013 compared to the corresponding period in the prior year was primarily due to increased expenditures for property and equipment of $11.2 million as a result of expenditures subsequent to the Spin-Off at the two facilities under development in Ohio as well as a final payment for an airplane which was placed in service in 2013 (previous payments were made by Penn and contributed as part of the Spin-Off).

        Net cash provided by (used in) financing activities totaled $206.3 million, $(24.5) million, and $(50.4) million for the years ended December 31, 2013, 2012 and 2011, respectively. Net cash provided by financing activities for the year ended December 31, 2013 included proceeds from the issuance of long-term debt, net of issuance costs of $2,301.9 million partially offset by the cash distribution to Penn in connection with the Spin-Off of $2,090.0 million.

Capital Expenditures

        Capital expenditures totaled $12.2 million for the year ended December 31, 2013 and primarily consisted of $2.6 million and $4.8 million for the real estate related construction costs after the Spin-Off of the Youngstown facility and the Dayton facility, respectively.

        Cumulative construction costs with respect to the Ohio racetracks contributed to GLPI at the time of the Spin-Off were $23.3 million and $21.3 million for the Youngstown facility and the Dayton facility, respectively. We expect our total funding commitment for these projects to total approximately $137.4 million in 2014 which we anticipate funding via our revolving credit facility and free cash flow.

        During the year ended December 31, 2013, we spent approximately $4.2 million for capital maintenance expenditures. The majority of the capital maintenance expenditures were for slot machines and slot machine equipment as well as table equipment at our TRS properties. Our tenants are responsible for capital maintenance expenditures at the properties owned by GLPI.

Debt

  Credit Facilities

        The Company has a $1,000.0 million senior unsecured credit facility, consisting of a $700.0 million revolving credit facility and a $300.0 million Term Loan A facility. The Credit Facilities mature on October 28, 2018. At March 31, 2014, the Credit Facilities had a gross outstanding balance of $450.0 million, consisting of the $300.0 million Term Loan A facility and $150.0 million of borrowings under the revolving credit facility. As of March 31, 2014, $550.0 million remained available under the Credit Facilities. The Credit Facilities had a gross outstanding balance of $300.0 million at December 31, 2013, consisting of the $300.0 million Term Loan A facility. No balances were outstanding on the revolving credit facility at December 31, 2013.

        The interest rates payable on the loans are, at our option, equal to either a LIBOR rate or a base rate plus an applicable margin, which ranges from 1.0% to 2.0% per annum for LIBOR loans and 0.0% to 1.0% per annum for base rate loans, in each case, depending on the credit ratings assigned to the Credit Facilities. At December 31, 2013, the applicable margin was 1.75% for LIBOR loans and 0.75% for base rate loans, which was reduced to 1.50% and 0.50%, respectively, in the first quarter of 2014. See Note 15 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further details. In addition, the Company is required to pay a commitment fee on the unused portion of the commitments under the revolving facility at a rate that ranges from 0.15% to 0.35% per annum, depending on the credit ratings assigned to the Credit Facilities. At December 31, 2013, the commitment fee rate was 0.30%, which was reduced to 0.25% in the first quarter of 2014. GLP Capital is not required to repay any loans under the Credit Facilities prior to maturity on October 28, 2018. GLP Capital may prepay all or any portion of the loans under the Credit Facilities prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders. The Credit Facilities are guaranteed by GLPI.

        The Credit Facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations or pay certain dividends and other restricted payments. The Credit Facilities contain the following financial covenants, which are measured quarterly on a trailing four-quarter basis: a maximum total debt to total asset value ratio, a maximum senior secured debt to total asset value ratio, a maximum ratio of certain recourse debt to unencumbered asset value and a minimum fixed charge coverage ratio. In addition, GLPI is required to maintain a minimum tangible net worth. GLPI is required to maintain its status as a REIT on and after the effective date of its election to be treated as a REIT, which election GLPI intends to make on its U.S. federal income tax return for its first full fiscal year following the Spin-Off. GLPI is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status, subject to the absence of payment or bankruptcy defaults. GLPI is also permitted to make other dividends and distributions subject to pro forma compliance with the financial covenants and the absence of defaults. The Credit Facilities also contain certain customary affirmative covenants and events of default. Such events of default include the occurrence of a change of control and termination of the Master Lease (subject to certain replacement rights). The occurrence and continuance of an event of default under the Credit Facilities will enable the lenders under the Credit Facilities to accelerate the loans, and terminate the commitments, thereunder.

        At March 31, 2014 and at December 31, 2013, the Company was in compliance with all required covenants under the Credit Facilities.

  Notes

        On October 30 and 31, 2013, the Company completed offerings of $2.05 billion aggregate principal amount of the old 2018 notes, the old 2020 notes and the old 2023 notes issued by the issuers. The 2018 notes mature on November 1, 2018 and bear interest at a rate of 4.375% per year. The 2020 notes mature on November 1, 2020 and bear interest at a rate of 4.875% per year. The 2023 notes mature on November 1, 2023 and bear interest at a rate of 5.375% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on May 1, 2014. The notes contain covenants limiting the Company's ability to: incur additional debt and use their assets to secure debt; merge or consolidate with another company; and make certain amendments to the Master Lease. The notes also require the Company to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. For more information regarding the terms of the notes, see "Description of the New Notes."

        GLPI used the proceeds of the old 2018 notes and the old 2023 notes, together with borrowings under the Credit Facilities, to make distributions directly or indirectly, to Penn in partial exchange for the contribution of real property assets to GLPI in connection with the Spin-Off and to pay related fees and expenses. A portion of the net proceeds from the old 2020 notes was used to repay certain amounts drawn under the revolving portion of the Credit Facilities and the remaining net proceeds were used to fund the Purging Distribution by GLPI of accumulated earnings and profits on its real property assets in order to comply with certain REIT qualification requirements. The proceeds of additional revolving loans under the Credit Facilities will be used for working capital, to fund permitted dividends, distributions and acquisitions, for general corporate purposes and for any other purpose not prohibited by the documentation governing the Credit Facilities.

        At March 31, 2014 and at December 31, 2013, the Company was in compliance with all required covenants under the notes.

Outlook

        Based on our current level of operations and anticipated earnings, we believe that cash generated from operations and cash on hand, together with amounts available under our Credit Facilities, will be adequate to meet our anticipated debt service requirements, capital expenditures (primarily related to the development of the Youngstown and Dayton, Ohio facilities), working capital needs and dividend requirements. In addition, we expect a majority of our future growth to come from acquisitions of gaming and other properties at reasonable valuations to lease to third parties. If we consummate significant acquisitions in the future, our cash requirements may increase significantly and we would likely need to raise additional proceeds through a combination of either common equity and/or debt offerings. Our future operating performance and our ability to service or refinance our debt will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors—Risks Relating to Our Capital Structure" of this prospectus for a discussion of the risk related to our capital structure.

Commitments and Contingencies

  Contractual Cash Obligations

        The following table presents our contractual cash obligations at December 31, 2013:

	Payments Due By Period
	Total	2014	2015 - 2016	2017 - 2018	2019 and After
	(in thousands)
Senior unsecured credit facilities
Principal	$300,000	$—	$—	$300,000	$—
Interest(1)	61,957	11,328	25,766	24,863	—
4.375% senior subordinated notes
Principal	550,000	—	—	550,000	—
Interest	120,446	24,196	48,125	48,125	—
4.875% senior subordinated notes
Principal	1,000,000	—	—	—	1,000,000
Interest	341,385	48,885	97,500	97,500	97,500
5.375% senior subordinated notes
Principal	500,000	—	—	—	500,000
Interest	268,899	27,024	53,750	53,750	134,375
Purchase obligations	1,375	1,067	238	70	—
Capital expenditure commitments(2)	34,487	34,487	—	—	—
Operating leases	46,457	1,013	616	650	44,178
Other liabilities reflected in the Company's consolidated balance sheets(3)	1,121	1,121		—	—

Total	$3,226,127	$149,121	$225,995	$1,074,958	$1,776,053

(1)
The interest rates associated with the variable rate components of our senior unsecured credit facilities are estimated, reflective of forward LIBOR curves plus the spread over LIBOR of 150 basis points which became effective in the first quarter of 2014. The contractual amounts to be paid on our variable rate obligations are affected by changes in market interest rates and changes in our spreads which are based on our leverage ratios. Future changes in such ratios will impact the contractual amounts to be paid.

(2)
The Company's current construction program for 2014 calls for capital expenditures of approximately $137.4 million, of which the Company was contractually committed to spend approximately $34.5 million at December 31, 2013, related to the two Ohio racetracks scheduled to be opened in the fall of 2014.

(3)
Primarily represents liabilities associated with reward programs at our TRS Properties that can be redeemed for cash, free play or services.

        Additionally, as part of the Spin-Off, GLPI is committed to fund certain projects in development at Penn, including a new gaming and entertainment destination in Philadelphia, PA and an integrated racing and gaming facility in Lawrence County, near Pittsburgh (the last of the Category 1 sites in Pennsylvania). If Penn is selected for both projects, GLPI would provide real estate financing in the form of a loan or lease up to $418.5 million.

Off-Balance Sheet Arrangements

        We had no off-balance sheet arrangements as of December 31, 2013 and 2012.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We face market risk exposure in the form of interest rate risk. These market risks arise from our debt obligations. We have no international operations. Our exposure to foreign currency fluctuations is not significant to our financial condition or results of operations.

        GLPI's primary market risk exposure is interest rate risk with respect to its indebtedness of $2.50 billion at March 31, 2014. Furthermore, $2.05 billion of our obligations are the notes that have fixed interest rates with maturing dates ranging from four to nine years. An increase in interest rates could make the financing of any acquisition by GLPI more costly as well as increase the costs of its variable rate debt obligations. Rising interest rates could also limit GLPI's ability to refinance its debt when it matures or cause GLPI to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. GLPI may manage, or hedge, interest rate risks related to its borrowings by means of interest rate swap agreements. GLPI also expects to manage its exposure to interest rate risk by maintaining a mix of fixed and variable rates for its indebtedness. However, the REIT provisions of the Code substantially limit GLPI's ability to hedge its assets and liabilities.

        The table below provides information at March 31, 2014 about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents notional amounts maturing during the year and the related weighted-average interest rates by maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged by maturity date and the weighted-average interest rates are based on implied forward LIBOR rates at March 31, 2014.

	04/01/14 - 03/31/15	04/01/15 - 03/31/16	04/01/16 - 03/31/17	04/01/17 - 03/31/18	04/01/18 - 03/31/19	Thereafter	Total	Fair Value 03/31/14
	(in thousands)
Long-term debt:
Fixed rate	$—	$—	$—	$—	$550,000	$1,500,000	$2,050,000	$2,114,250
Average interest rate					4.38%	5.04%
Variable rate	$—	$—	$—	$—	$450,000	$—	$450,000	$441,000
Average interest rate(1)					4.64%

(1)
Estimated rate, reflective of forward LIBOR plus the spread over LIBOR applicable to variable-rate borrowing.

 MANAGEMENT AND BOARD OF DIRECTORS

Gaming and Leisure Properties, Inc.

        Set forth below are the names, ages as of April 29, 2014 and positions of the persons who serve as the directors and executive officers of GLPI.

Name	Age	Position
Peter M. Carlino	67	Chairman of the Board of Directors and Chief Executive Officer
Wesley R. Edens	52	Director
David A. Handler	49	Director
Joseph W. Marshall, III	61	Director
E. Scott Urdang	64	Director
William J. Clifford	56	Chief Financial Officer, Secretary and Treasurer
Desiree Burke	48	Chief Accounting Officer
Steven T. Snyder	53	Senior Vice President of Corporate Development
Brandon J. Moore	39	Senior Vice President and General Counsel

GLP Capital L.P. and GLP Financing II, Inc.

        The Operating Partnership is managed by GLPI, its general partner. Capital Corp. is a wholly owned subsidiary of the Operating Partnership. Set forth below are the names, ages (as of April 29, 2014) and positions of the persons who are the current executive officers and directors of Capital Corp.

Name	Age	Position
Peter M. Carlino	67	Chief Executive Officer
William J. Clifford	56	Director and Chief Financial Officer

Directors

        Peter M. Carlino.    Mr. Carlino has been the chairman of our board of directors and our chief executive officer since our inception in February 2013. Mr. Carlino has served as the chairman of the board of directors of Penn since April 1994 and served as chief executive officer of Penn from 1994 until the Spin Off in October 2013. Since 1976, Mr. Carlino has been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company that owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring the operations. Having served as the chairman of Penn's board of directors and chief executive officer since April 1994, Mr. Carlino brings to our board of directors extensive management experience, critical knowledge of our properties and knowledge and understanding of Penn and the gaming industry in general. Moreover, as the largest beneficial owner of our common stock following the Spin-Off, his interests are significantly aligned with our efforts to enhance long-term shareholder value.

        Wesley R. Edens.    Mr. Edens has served as a member of our board of directors since October 2013. Prior to serving as one of our directors, Mr. Edens served as a director of Penn from 2008 to 2013. Mr. Edens has been Co-Chairman of the board of Fortress Investment Group LLC ("Fortress"), since August 2009, and he has been a member of the board of Fortress since November 2006. Mr. Edens has been a member of the management committee of Fortress since co-founding the company in 1998. Mr. Edens is responsible for Fortress' private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of New Residential Investment Corp., Florida East Coast Railway Corp., New Media Investment Group, Inc., Mapeley Limited, Nationstar Mortgage Holdings, Inc. and Newcastle Investment Corp. and a director of Intrawest Resorts Holdings, Inc., Brookdale Senior Living, Inc., GAGFAH S.A., Springleaf Finance Corporation,

Springleaf Holdings, Inc. and Springleaf Finance, Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded company and registered investment companies: Gatehouse Media, Inc. from June 2005 to November 2013; Aircastle Limited from August 2006 to August 2012; Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Eurocastle Investment Limited from August 2003 to November 2011; Fortress Brookdale Investment Fund LLC, from August 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 2002 (deregistered with the SEC in March 2008); Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); RailAmerica, Inc. from November 2006 to October 2012; and RIC Coinvestment Fund LP, from May 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens brings to our board of directors significant experience as a chief executive officer and proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience and has a significant amount of experience with real estate investment trusts. As part of his role at Fortress, and as is common for principals of private equity sponsor companies, Mr. Edens serves as a director of certain public portfolio companies in which Fortress has an investment, including publicly traded real estate investment trusts. Mr. Edens' contribution to our board of directors is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of these portfolio companies.

        David A. Handler.    Mr. Handler has served as a member of our board of directors since October 2013. Mr. Handler has also served as a director of Penn since 1994. In August 2008, Mr. Handler joined Centerview Partners, a boutique financial advisory and private equity firm, as a Partner. From April 2006 to August 2008, he was a managing director at UBS Investment Bank. Prior to becoming a managing director at UBS Investment Bank, he was a senior managing director at Bear Stearns & Co., Inc. Mr. Handler brings to our board of directors experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background is expected to be an invaluable asset to us, particularly in connection with evaluating potential acquisition and financing opportunities.

        Joseph W. Marshall, III.    Mr. Marshall has served as a member of our board of directors since October 2013. Mr. Marshall has also served as the Vice Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. In addition to a number of other boards, including the Cancer Treatment Centers of American-Eastern Regional Medical Center and First Bank of Delaware, Mr. Marshall served on the board of directors of SIGA Technologies, Inc. (NASDAQ) since 2009. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest health care organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall is a member of the Board of Trustees of Temple University and Salus University. Mr. Marshall was selected to be a member of our board of directors because of his extensive experience and knowledge of gaming regulation and his significant directorial and executive experience in both the private and public sectors.

        E. Scott Urdang.    Mr. Urdang has served as a member of our board of directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, CEO, and Chairman of Urdang Capital

Management (now Center Square Capital Management, Inc.), a wholly-owned subsidiary of BNY Mellon. Center Square Capital Management is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987 which at the time of his retirement had in excess of $5 billion under management. From 1984-1987, Mr. Urdang was a partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has 20 years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania. Mr. Urdang was selected to be a member of our board of directors because of his extensive experience, comprehensive knowledge and strong record of success in the real estate industry as an investor, developer, entrepreneur, and professor.

Executive Officers

        The biographical information for Peter M. Carlino is included under "—Directors" above.

        William J. Clifford.    Mr. Clifford is our Chief Financial Officer, Secretary and Treasurer. Prior to the Spin-off, Mr. Clifford served as Penn's Senior Vice President-Finance and Chief Financial Officer since October 2001. After the Spin-Off, Mr. Clifford no longer serves as an officer of Penn. From March 1997 to July 2001, Mr. Clifford served as the Chief Financial Officer and Senior Vice President of Finance with Sun International Resorts, Inc., Paradise Island, Bahamas. From November 1993 to February 1997, Mr. Clifford was Financial, Hotel and Operations Controller for Treasure Island Hotel and Casino in Las Vegas. From May 1989 to November 1993, Mr. Clifford was Controller for Golden Nugget Hotel and Casino, Las Vegas. Prior to May 1989, Mr. Clifford held the positions of Controller for the Dunes Hotel and Casino, Las Vegas, Property Operations Analyst with Aladdin Hotel and Casino, Las Vegas, Casino Administrator with Las Vegas Hilton, Las Vegas, Senior Internal Auditor with Del Webb, Las Vegas, and Agent, Audit Division, of the Nevada Gaming Control Board, Las Vegas and Reno.

        Desiree Burke.    Ms. Burke joined the Company in April 2014 as our Chief Accounting Officer. Prior to joining the Company, Ms. Burke was the Vice President and Chief Accounting Officer of Penn since November 2009 and she served as Vice President and Corporate Controller of Penn since November 2005. Prior to her time at Penn, Ms. Burke was the Executive Vice President/Director of Financial Reporting and Control for MBNA America Bank, N.A. She joined MBNA in 1994 and held positions of ascending responsibilities in the finance department during her tenure. Ms. Burke has 27 years of accounting experience.

        Steven T. Snyder.    Mr. Snyder is our Senior Vice President of Corporate Development. Mr. Snyder joined us in connection with the Spin-Off on November 1, 2013. Prior to the Spin-Off, he was Penn's Senior Vice President of Corporate Development from 2003 and was responsible for identifying and conducting internal and industry analysis of potential acquisitions, partnerships and other opportunities. He joined Penn in May 1998 through 2001 as Vice President of Corporate Development. Prior to joining Penn, Mr. Snyder was a partner with Hamilton Partners, Ltd., as well as Managing Director of Municipal and Corporate Investment Banking for Meridian Capital Markets. Mr. Snyder began his career in finance at Butcher & Singer, where he served as First Vice President of Public Finance.

        Brandon J. Moore.    Mr. Moore joined us in January 2014 as Senior Vice President and General Counsel. Previously, he served as a Vice President, Senior Corporate Counsel at Penn from March 2010 where he was a member of the legal team responsible for a variety of transactional, regulatory and general legal matters. Prior to joining Penn, Mr. Moore was with Ballard Spahr, LLP, where he provided advanced legal counsel to clients on matters including merger and acquisition transactions, debt and equity financings, and various other matters.

        There are no family relationships among any of our directors or executive officers.

DIRECTOR COMPENSATION

Director Compensation

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2013, each outside director received a pro-rated amount of the annual cash fee of $50,000, plus the pro-rated amount of $10,000 for service on each of the Audit and Compliance Committee and the Compensation and Governance Committee, as applicable.

        The following table sets forth information on compensation of all our non-employee directors for 2013:

Current Year Compensation				Equity Outstanding(3)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)	Stock Ticker	Stock Awards
Wesley R. Edens	$13,388	—	$13,388	PENN	12,387
				GLPI	15,574
David A. Handler	$15,618	—	$15,618	PENN	12,387
				GLPI	15,574
Joseph W. Marshall, III	$13,388	—	$13,388
E. Scott Urdang	$13,388	—	$13,388

(1)
Cash fees include annual director's retainer and, where applicable, committee fees.

(2)
No awards granted by the Company in 2013.

(3)
Includes phantom stock units outstanding as of December 31, 2013, earned by Mr. Edens and Mr. Handler as a Penn National Gaming, Inc. Board Member, prior to the Spin-Off and related transactions.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation and Governance Committee is responsible for the Company's executive compensation program. The named executive officers covered by this report were compensated during the year ended December 31, 2013 primarily pursuant to programs and policies established by the Compensation Committee of Penn's board of directors prior to the Spin-Off of the Company from Penn effective on November 1, 2013. Consequently, in this Compensation Discussion and Analysis, we will provide an executive summary followed by a summary of the compensation awarded to the named executive officers by Penn for 2013 and an analysis of the compensation arrangements for our executive management team for 2014. For purposes of the following Compensation Discussion and Analysis, the terms "Committee" or "we" or "our" refer to the Compensation and Governance Committee of the board of directors.

Executive Summary

        On November 1, 2013, Penn distributed all of the outstanding shares of the Company's common stock to its shareholders and the Company began trading on the NASDAQ Global Market under the symbol "GLPI" completely independent from Penn. The Company owns the real estate and improvements associated with 19 of Penn's current facilities (including two development projects in Ohio) and leases the real property assets back to an affiliate of Penn pursuant to a master "triple-net"

lease. The Spin-Off was the culmination of a three-year process designed to unlock significant value for Penn's shareholders by separating its real estate assets from its operating assets and enabling the Company to pursue transactions and diversify its business in a way that it could not achieve as a part of Penn. Penn's stock price increased 31% with the announcement of the spin transaction on November 15, 2012 (The closing share price of Penn's common stock on November 15, 2012 was $37.61 compared to the opening price of $49.32 on November 16, 2012). Immediately prior to the Spin-Off, Penn's stock traded at $58.97, reflecting a 57% increase from the closing share price just before the announcement.

        Effective with the Spin-Off, three members of Penn's executive management team resigned from Penn and joined the Company: Peter M. Carlino, Chairman and Chief Executive Officer; William J. Clifford, Senior Vice President and Chief Financial Officer; and Steven T. Snyder, Senior Vice President, Corporate Development (each a "Named Executive Officer"). The Company's management team quickly began to execute on the Company's announced strategy to acquire gaming properties in sale/leaseback arrangements and to offer innovative and unique financing solutions to the gaming industry with the announcement of its agreement to acquire the real property assets of the Casino Queen in East St. Louis, Illinois.

        In addition to the Casino Queen transaction, the Company continued to pursue the development of two racing and gaming facilities in Ohio that will be leased to an affiliate of Penn under the master lease following completion. One facility is located on 119 acres that the Company owns in Dayton, Ohio and the other is on 193 acres the Company owns in Youngstown, Ohio. The Dayton facility will feature a new standardbred racetrack and up to 1,500 video lottery terminals, while the Youngstown facility will feature a new thoroughbred racetrack and up to 1,000 video lottery terminals. Both facilities will include various restaurants, bars and other amenities. The Company expects that Dayton and Youngstown will be completed in the fall of 2014.

        For a complete discussion of the Company's financial performance in 2013, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2013 Compensation Structure

        The executive compensation program for the Named Executive Officers for 2013 was established by Penn's Compensation Committee. The Company was a subsidiary of Penn until November 1, 2013 and therefore had only two months of independent operations for the year ended December 31, 2013. Prior to the Spin-Off, the Company's board of directors determined to continue the Named Executive Officers' base salaries and incentive compensation program established by Penn for the final two months of 2013 rather than institute a new compensation program with limited opportunity to measure independent performance in 2013.

        Penn's Compensation Committee took the following actions with respect to the compensation of the Named Executive Officers in 2013:

  •
  Base Salary:  The base salaries of each of the Named Executive Officers were increased by 3% in 2013.

  •
  Equity Awards:  Peter M. Carlino received 106,138 shares of the Company's restricted stock (as adjusted for the Spin-Off, the Special Dividend (as defined below) and the share exchange described in "Certain Relationships and Related Party Transactions—Agreements with Certain Shareholders in Connection with our Spin-Off from Penn") and 30,038 shares of the Company's restricted stock pursuant to the achievement of certain targets in Penn's Total Shareholder Return plan described below (the "TSR Plan"); William J. Clifford received 30,000 shares of Penn restricted stock and 37,718 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend) and 14,537 shares of the Company's restricted stock pursuant to the TSR Plan; and Steven T. Snyder received 14,000 shares of Penn restricted stock and 17,602 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend) and 4,318 shares of the Company's restricted stock pursuant to the TSR Plan.

  •
  Cash Awards:  The Named Executive Officers received the following cash bonuses pursuant to the achievement of certain targets in Penn's internal annual incentive plan described below (the "Internal Plan"): Peter M. Carlino received $1,148,377; William J. Clifford received $555,779; and Steven T. Snyder received $165,050.

        A complete description of each of these compensation programs is set forth below under "—Overview of 2013 Compensation."

2014 Compensation Structure

        The focus and organization of the Company as a REIT is much different from the business conducted by Penn. While Penn is a regional gaming operator, the Company is focused on acquiring, financing, and owning real estate property to be leased to gaming operators, such as Penn, in "triple net" lease arrangements. Consequently, the Committee decided to take a fresh look at the Company's executive compensation program following the Spin-Off to ensure that the Named Executive Officers are properly incentivized and that the performance metrics reflect the Company's operations as a REIT focused on the acquisition and ownership of gaming properties. In doing so, we recognize the importance of the unique skill set necessary to appropriately value properties with revenues primarily derived from gaming operations and the need to create a compensation program designed to attract and retain executives with the requisite gaming experience.

        In structuring the Company's executive compensation program, the Committee's primary objective is to align pay with performance while taking into consideration shareholder feedback, industry and general market trends in compensation practices, as well as the advice and recommendations of our independent compensation advisor. Planning for a new compensation structure in 2014, the Committee engaged FTI Consulting, Inc. to assist in the development of an executive compensation program tailored to the Company's business. The Committee believes that compensation program for the Company's executive officers in 2014 strikes the right balance between performance-based and fixed compensation to properly align the interests of management with shareholders without encouraging undue financial risks. The key elements include:

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  Base salary

  •
  Annual cash bonus based on performance

  •
  Annual restricted stock grant with time-based vesting

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  Annual restricted stock grant with cliff vesting based on performance

        The Committee's philosophy and objectives providing the basis for this compensation program, as well as a description of each of the foregoing elements, are described in more detail below.

Shareholder Outreach

        During the first quarter of 2014, the Company issued a special dividend of historical earnings and profits to its shareholders (the "Special Dividend"). The Company believes that the Special Dividend was the final requirement necessary for it to elect to be taxed as a REIT for the 2014 taxable year. On February 28, 2014, the Company was added to the MSCI US REIT Index, which we believe will result in more REIT-focused investors in our shareholder base. Following the filing of our Proxy Statement for the 2014 Annual Meeting of Shareholders, we plan to communicate with these new investors to discuss corporate governance and other policies that are important to them. In addition, members of the Company's senior management team participated at investor conferences throughout 2013, both before (as executives of Penn) and after the Spin-Off, and hosted analysts and institutional investors at its corporate headquarters. The Company's management team has continued these efforts in 2014 with meetings across the country and in its offices. These outreach efforts provide numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to them, including executive compensation.

2013 Shareholder Vote on Say on Pay

        The results of the shareholder advisory vote on executive compensation at Penn's 2013 Annual Meeting of Shareholders were supportive of its 2012 compensation programs with 97% of the voted shares approving.

Compensation Philosophy and Objectives

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are to:

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  Offer a competitive and balanced compensation program by taking into consideration the total compensation opportunity offered by other REITs and gaming companies in order to reflect the unique experience required of our management team.

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  Utilize a mix of fixed and performance-based compensation designed to closely align the interests of management with those of the Company's shareholders.

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  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

  The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.

        We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive based awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security. To balance these goals, we believe that the appropriate compensation program includes (a) fixed and performance based cash and (b) both time and performance based equity incentive awards. We focused on the appropriate balance of each of these components in developing our 2014 executive compensation program.

Key Compensation Practices

        The Committee, in consultation with our independent compensation advisor and management team, considered compensation practices identified as "best practices" by various market constituents, including certain of Penn's shareholders, prior to the Spin-Off. We incorporated into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Accordingly, we have incorporated many of these "best practices" into our compensation program in areas where we believe they benefit the Company and its shareholders, including:

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  no employment agreements or arrangements containing "single trigger" change in control provisions;

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  no employment agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions;

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  compensation largely based on multiple performance metrics, including dividend yield, adjusted funds from operations, relative total shareholder return and acquisition activity;

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  compensation that includes a combination of variable and fixed incentive opportunities; and

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  established maximum bonus opportunities.

        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders without encouraging undue risks.

        We have also taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of our 2013 Long-Term Incentive Compensation Plan (the "Plan"), awards to employees are administered by the Committee and will generally include vesting schedules designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years before all of their awards may be settled. Further, the Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights.

Annual Review and Approval Process

Role of the Committee

        Our Committee will meet each year to review and approve the executive compensation packages for the Chief Executive Officer and each of the other executive officers for the coming year as well as to confirm and approve performance awards earned for the most recently completed year. In establishing compensation packages for the coming year, we will consider numerous factors and data, including:

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  the Company's performance relative to its REIT peers;

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  management's ability to grow adjusted funds from operations ("AFFO");

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  the dividend payout for the fiscal year;

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  management's ability to enter into definitive agreements for properties that will be accretive to the Company's AFFO and dividend;

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  the performance of the Company's TRS properties;

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  the individual performance of the individual executives and their total compensation relative to similarly situated executives;

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  a breakdown of the various components of each executive officer's compensation package;

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  perquisites and others benefits offered to each executive; and

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  the performance of previous compensation awards.

        The Committee will review this information with its compensation consultant and certain members of the executive management team to revise or confirm the compensation packages for each executive officer. We will attempt to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary.

Role of Management

        The Company's Chief Executive Officer and Chief Financial Officer work closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the executive management team. However, while the Committee values the judgment and input from the CEO and CFO, and considers their recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each Named Executive Officer.

Role of Compensation Consultant

        We retained FTI Consulting, Inc. ("FTI"), an independent compensation consultant, to advise the Committee on compensation related matters. The Committee and members of the management team met with FTI shortly after the Spin-Off to begin the process of establishing an executive compensation program for the Company's executive officers for 2014. The Committee selected FTI because of their experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of management and shareholders while being competitive. In addition to other tasks, FTI worked with management and the Committee to develop a peer group for use in structuring the Company's 2014 executive compensation program. A description of the process and rationale utilized for the selecting our peer group is described below.

        The Committee has determined that no conflict of interest exists between FTI and the Company (including the company's board of directors and the Company's management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FTI nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2013.

        FTI reviews the current compensation of each executive officer on several levels, including (a) cash versus equity-based incentive awards; (b) fixed versus variable, (c) time-based vesting versus performance-based vesting and (d) short-term awards versus long-term awards. In addition, FTI provides the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as, current compensation "best practices" and trends in the REIT and gaming industries. Based on all of the available information and discussions with the Chief Executive Officer and Chief Financial Officer, FTI provides its recommendation to the Committee as to the appropriate compensation of each executive officer or confirms for the Committee that the suggested compensation packages are reasonable.

Peer Group

        In selecting the Company's peer group, FTI and the Company first worked to develop a set of criteria that they believed captured the key areas of the Company's business and the experience necessary for its executives. The criteria used to select the peer group were as follows:

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  REITs primarily invested in lodging/resort property assets.

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  Gaming companies comparable to the Company in terms of the knowledge and skills necessary by the executive team to effectively evaluate opportunities and to manage the TRS facilities (including companies from Penn's peer group).

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  Gaming companies with whom we compete for talent (including companies from Penn's peer group).

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  Similar sized specialty REITs requiring management to have a skill set not only in real estate but also advanced knowledge of the operations of its tenants.

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  Triple-net REITs that enter into long-term leases with operators similar to the Company's deal structure.

        Applying these criteria, FTI recommended, and the Committee approved, the following peer group for use in structuring the 2014 executive compensation program:

Alexandria Real Estate Equities, Inc.	National Retail Properties, Inc.
American Realty Capital Properties, Inc.	RLJ Lodging Trust
BioMed Realty Trust	SL Green Realty Corp.
Caesars Entertainment Corporation	Spirit Realty Capital, Inc.
Hersha Hospitality Trust	Starwood Hotels & Resorts Worldwide, Inc.
Hyatt Hotels Corporation	Tanger Factory Outlet Centers, Inc.
Marriott International, Inc.	Wynn Resorts, Limited
MGM Resorts International

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria with established maximum payouts. The other major component of our executive officers' compensation is long-term incentives through restricted stock, which we believe is important to help further align executives' interests with those of our shareholders. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described in "—Other Compensation Policies—Compensation Clawback Policy," appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking.

Overview of 2013 Compensation

        The Penn Compensation Committee instituted a compensation program for 2013 that was heavily weighted towards performance based compensation but utilized several different performance metrics to ensure that management was appropriately incentivized across a number of different business and economic environments. In 2013, the total potential compensation opportunity of the Company's Named Executive Officers consisted of approximately 73% of performance-based and/or "at risk" compensation and approximately 27% of fixed compensation (primarily in the form of base salary).

Base Salary

        In 2013, the Penn Compensation Committee approved increases in the base salaries of the Named Executive Officers of 3%.

Annual Incentive—Internal Measure

        For 2013, the Penn Compensation Committee established an internal measure for the annual incentive plan providing for the payment of incentive compensation based upon Penn's achievement of an adjusted EBITDA goal of $881.2 for the year. Conceptually, the term "adjusted EBITDA" for these purposes refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to GAAP, Penn bases its adjusted EBITDA calculation on income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from its joint ventures. In 2013, Penn achieved 92.7% of the adjusted EBITDA target of $876.7 million. The Penn Compensation Committee has the discretion under its 2008 Long Term Incentive Compensation Plan to adjust the EBITDA calculation for extraordinary or unforeseen events to reach a final EBITDA number in determining which, if any, internal EBITDA performance goals are achieved. This resulted in the executive officers earning 63.5% of the target payout under the internal measure of the annual incentive plan.

        The following table indicates the actual amount paid to each executive officer as a percentage of annual base salary for 2013 for the internal measure of the annual incentive:

Executive	Actual Bonus Percent	Actual Payment
Chairman, Chief Executive Officer and President	64%	1,148,377
Senior Vice President and Chief Financial Officer	48%	555,779
Senior Vice President of Corporate Development	32%	165,050

Annual Incentive—External Measure

        In 2013, the external measure for the annual incentive plan provided for payment of incentive compensation based on how Penn's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) Penn's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. Penn refers to this external measure for the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return ("TSR") is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, the payment of incentive bonuses was based on Penn's share performance over a one, three and five year period as compared against the TSR of the companies listed in each index. Accordingly, the TSR is measured against nine benchmarks: the median of the one, three and five year TSR for the Company's peer group and for the S&P Leisure Time Select Industries Index, and the one, three and five year TSR for the S&P 500. Penn's share performance is required to exceed the median or index, as applicable, for the applicable pro-rata portion of the external measure bonus to be paid.

        For 2013, Penn's Compensation Committee concluded that Penn's TSR, adjusted for the Spin-Off, exceeded the targets for three of the nine performance measures. For each target exceeded in 2013, the executive received an amount equal to the bonus per target noted below (expressed as a percentage of annual salary).

Executive	Bonus Per Target	Maximum Potential Bonus
Chairman, Chief Executive Officer and President	16.7%	150.0%
Senior Vice President and Chief Financial Officer	12.5%	112.5%
Senior Vice President of Corporate Development	8.3%	75.0%

        To achieve the desired retention and alignment goals, we concluded that the Company's Named Executive Officers should receive this bonus award in the form of the Company's restricted stock, rather than Penn restricted stock, and we issued restricted stock in the following amounts: Peter M. Carlino received 30,038 shares; William J. Clifford received 14,537 shares; and Steven T. Snyder received 4,318 shares.

2013 Equity Compensation

        In 2013, Penn awarded restricted stock to our Named Executive Officers as follows: Peter M. Carlino received 106,138 shares of the Company's restricted stock (as adjusted for the Spin-Off, the Special Dividend and the share exchange described in "Certain Relationships and Related Party Transactions—Agreements with Certain Shareholders in Connection with our Spin-Off from Penn"); William J. Clifford received 30,000 shares of Penn restricted stock and 37,718 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend); and Steven T. Snyder received 14,000 shares of Penn restricted stock and 17,602 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend).

Overview of Compensation Program for 2014

Elements of Compensation

        In structuring the Company's executive compensation program, the Committee's primary objective is to align pay with performance while taking into consideration industry and general market trends in compensation practices as well as the advice and recommendations of our CEO, CFO and independent compensation advisor. The Committee instituted a compensation program for 2014 that is weighted towards performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and time-based vesting versus performance-based vesting of equity incentive awards is designed to ensure that management is, and remains, appropriately incentivized across a number of different business and economic environments. In addition, we have included both internal performance measures as well as external performance metrics to ensure that our executives are focused both on the Company's goals as well as its position in the market. In 2014, the total potential compensation opportunity of the Company's Named Executive Officers consists of approximately 75% of performance-based compensation and approximately 25% of fixed compensation. The key elements include:

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  base salary;

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  annual cash bonus based 90% on the Company's performance and 10% on individual performance;

  •
  annual restricted stock grant with cliff vesting at the end of a three year period measured by the Company's performance over such period; and

  •
  annual restricted stock grant with time-based vesting initially established as a percentage of each executive's base salary.

        The Committee believes that the compensation program for the Company's executive officers in 2014 strikes the right balance between performance-based and fixed compensation to properly align the interest of management with shareholders without encouraging undue financial risks. Each element of this compensation program is described below.

Base Salary

        The base salaries of our executive are designed to compensate them for services rendered during the fiscal year and consistent with our pay to performance philosophy, executives receive a significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company's peer group, we set salaries that are competitive in the gaming and REIT industries, recognizing that our Company seeks to attract and retain executives with experience in either or both of these industries. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities, tenure with the Company, individual contribution and value to the Company and the overall reasonableness of an executive's pay package.

Annual Performance Cash Awards

        The Company's annual cash incentive bonus program is a performance-based measure designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe are most likely to increase shareholder value. The program will be based on the achievement of a number of specific Company performance criteria that we believe are critical for the achievement of the Company's annual strategic goals and business plan. For 2014, the annual cash bonus for each Named Executive Officer will be comprised of four components:

  •
  40% based on the Company's achievement of established AFFO per share targets.

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  20% based on the Company's achievement of established dividend targets.

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  30% based on the achievement of established additional AFFO targets resulting from acquisitions.

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  10% discretionary based on the qualitative factors indicated above.

        With respect to the AFFO and dividend components, a cash bonus can be earned at three different achievement levels: Threshold; Target; and Maximum. The achievement levels established by the Committee for 2014 are set forth below. The AFFO Growth and Dividend Growth threshold levels were established based on the levels projected by the Company at the time that its registration statement on Form S-11 became effective on October 9, 2013.

Component	Threshold	Target	Maximum
AFFO Growth	Fourth quarter AFFO per share of $0.59	Fourth quarter AFFO per share of $0.66	Fourth quarter AFFO per share of $0.73
Dividend Growth	Fourth quarter dividend per share of $0.45	Fourth quarter dividend per share of $0.52	Fourth quarter dividend per share of $0.58
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		$37 million of AFFO

        We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, with a maximum of 50% payable at the Threshold Level, 100% payable at the Target Level and 200% payable at the Maximum Level. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Long-Term Performance Equity Awards

        While the annual cash bonus program is designed to incentivize the Company's management team to achieve specific near-term internal Company growth goals, the long-term performance equity award program is designed to focus management on the Company's long-term performance in relation to its peer group. We believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company's shareholders. We also believe that equity compensation will be a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.

        The Committee determined that this portion of the executive compensation program for 2014 will be awarded and paid in the form of restricted shares. Awards will have three-year cliff vesting with the amount of restricted shares vested at the end of the three-year period determined based on the Company's performance measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return measured against the three-year return of the MSCI US REIT index. The long-term performance equity awards granted in 2014 will be measured over a period of three years and two months to include the first two months of operations in 2013.

        The number of shares awarded, and therefore the maximum bonus potential, for the measurement period for each Named Executive Officer are set forth below. Failure to achieve the minimum performance threshold will result in all shares being forfeited at the end of the measurement period.

Executive	Maximum Shares
Chairman, Chief Executive Officer and President	220,000
Senior Vice President and Chief Financial Officer	110,000
Senior Vice President of Corporate Development	70,000

        We believe that this long-term performance-based equity incentive program compliments the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.

Annual Equity Awards

        In addition to the long-term performance equity awards, we have established a time-based vesting award for 2014. Awards will vest a rate of 33 1/3% per year, generally subject to the executive's continued employment. The number of shares awarded to each Named Executive Officer is set forth below.

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President and Chief Financial Officer	27,500
Senior Vice President of Corporate Development	17,500

Other Compensation

        The Committee has the discretion to pay dividend equivalent payments to employees holding Company options received as a result of the Spin-Off as described in the Company's Prospectus effective on October 9, 2013.

Deferred Compensation

        The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. All amounts credited to an executive's account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning in "—2013 Nonqualified Deferred Compensation."

Benefits and Prerequisites

        We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company (50% of employee contributions, subject to applicable contribution limits). Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites, including in limited instances, use of the Company's private aircraft where individual circumstances merit. The description and value of such supplemental benefits and perequisites in 2013 can be found in "—All Other Compensation Table."

Employment Agreements

        In April 2014, the Company entered into an employment agreement with Steven T. Snyder in connection with his service as Senior Vice President, Corporate Development, effective until November 1, 2015, with optional renewal periods upon the execution of a written renewal for each additional term. The agreement provides for an annual base salary of $519,841.09 and the opportunity to participate in the Company's annual incentive compensation plan and receive equity compensation awards, as well as other benefits offered by the Company.

        The employment agreement also provides for certain payments if the Company elects to terminate the executive's employment without "cause" or Mr. Snyder resigns due to a reporting change or material salary decrease. Such termination payments are not available if Mr. Snyder resigns, other than due to a reporting change or material salary decrease, or if he is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and an agreement to comply with the specified restrictive covenants for the time period for which such payments are made. In addition, the agreement provides for certain payments upon a change in control if, within 12 months after the effective date of the change in control, Mr. Snyder's employment is terminated without "cause" or Mr. Snyder resigns for "good reason".

        The employment agreement also contains a comprehensive set of restrictive covenants including prohibitions on (i) competition with the Company anywhere in the United States, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.

        No other Named Executive Officers, including Peter M. Carlino and William J. Clifford, currently have employment agreements with the Company.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    The Company and its executive officers are subject to the jurisdiction and oversight of several gaming and racing regulatory agencies. As such, the Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company takes the position that under current law misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation and, in light of the highly regulated nature of the Company's business, that the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011 by the Company's Chief Executive Officer, Chief Financial Officer and the other individual serving as an executive officer on December 31, 2013

(collectively, the "Named Executive Officers") and includes amounts earned while the executives were employed by the Company's predecessor entity, Penn National Gaming, Inc. (the "Predecessor Entity"):

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter M. Carlino	2013	1,806,442	4,684,400	—	1,148,377	338,522	7,977,741
Chairman and	2012	1,753,827	2,601,568	5,153,190	2,502,006	529,415	12,540,006
Chief Executive Officer	2011	1,702,745	2,332,228	4,966,050	2,556,981	420,330	11,978,334
William J. Clifford	2013	1,165,683	2,160,798	—	555,779	107,548	3,989,808
Senior Vice President	2012	1,131,731	1,259,082	2,576,595	1,210,894	276,076	6,454,378
and Chief Financial Officer	2011	1,087,398	1,128,727	2,483,025	1,237,500	166,747	6,103,397
Steven T. Snyder	2013	519,259	915,119	—	165,050	37,467	1,636,895
Senior Vice President	2012	504,134	373,939	1,202,411	359,599	61,199	2,501,282
of Corporate Development	2011	487,991	335,201	1,158,745	367,500	45,715	2,395,152

(1)
Amounts in 2013 reflect compensation from the Predecessor Entity prior to the Spin-Off for the period January 1, 2013 through October 31, 2013 and from the Company for the period November 1, 2013 through December 31, 2013.

(2)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock option awards, restricted stock awards, and phantom stock unit awards. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013, with exception of Mr. Carlino's awards which were granted on June 12, 2013, relating to the Company's annual equity grants. Also included in Stock Awards for the year 2013 are restricted stock awards for Executives granted on March 11, 2014, relating to the Company's payment of the external portion of the Predecessor Entity's annual incentive plan for 2013. Included in Stock Awards for years 2012 and 2011 are phantom stock unit awards granted on January 29, 2013, and February 6, 2012, respectively relating to the Company's payment of the external portion of the Predecessor Entity's annual incentive plan for years 2012 and 2011.

(3)
The amounts reflect cash payments, pursuant to the internal measure portion of the Predecessor Entity's annual incentive plan, which provided for the payment of incentive compensation upon the Predecessor Entity's achievement of pre-established adjusted EBITDA goals. Based on the Predecessor Entity's adjusted EBITDA performance for 2013, the executives received threshold plus 27% of the difference between threshold and target payout for the internal measure. Based on the Predecessor Entity's adjusted EBITDA performance for 2012, the executives received target plus 85% of the difference between target and the maximum payout for the internal measure. Based on the Predecessor Entity's adjusted EBITDA performance for 2011, the executives received the maximum payout for the internal measure. For more information on the Predecessor Entity's annual incentive plan, see the discussion in "—Overview of 2013 Compensation—Annual Incentive—Internal Measure."

(4)
See All Other Compensation Table below for more information.

All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table and includes amounts earned while the executives were employed by the Predecessor Entity:

Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Perquisites Club Memberships ($)	Personal Use of Company Airplane ($)(3)	Total ($)
Peter M. Carlino	2013	127,632	8,750	3,402	198,738	338,522
	2012	303,330	5,000	3,340	217,745	529,415
	2011	209,262	4,900	3,279	202,889	420,330
William J. Clifford	2013	76,341	8,750	—	22,457	107,548
	2012	160,949	5,000	—	110,127	276,076
	2011	97,813	4,900	—	64,034	166,747
Steven T. Snyder	2013	31,326	6,141	—	—	37,467
	2012	56,199	5,000	—	—	61,199
	2011	40,815	4,900	—	—	45,715

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

2013 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2013. In connection with the Spin-Off, holders of outstanding Penn restricted stock and phantom stock units ("PSUs") became entitled to an additional share of restricted stock or PSU with respect to GLPI common stock for each share of Penn restricted stock or PSU held, which is reflected on the following table.

Name	Stock Ticker	Grant Date	Grant Board Approval Date	All Other Stock Awards: Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
Peter M. Carlino— Awards(3)(5)	GLPI	6/12/2013	6/12/2013	106,138	3,548,363
Peter M. Carlino— External Measure(4)	GLPI	3/11/2014	3/11/2014	30,038	1,136,037
William J. Clifford— Awards(3)	PENN	3/18/2013	3/18/2013	30,000	375,571
William J. Clifford— External Measure(4)	GLPI	3/18/2013	3/18/2013	37,718	1,235,438
Steven T. Snyder—	GLPI	3/11/2014	3/11/2014	14,537	549,789
Awards(3)	PENN	3/18/2013	3/18/2013	14,000	175,266
Steven T. Snyder—	GLPI	3/18/2013	3/18/2013	17,602	576,546
External Measure(4)	GLPI	3/11/2014	3/11/2014	4,318	163,307

(1)
GLPI awards are restated to include the Gaming and Leisure Properties, Inc. Earnings & Profits purge that occurred in January 2014. Executives received 1.257259159 awards for every one award of GLPI they had outstanding as of the January 13, 2014 record date.

(2)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Additional information regarding the calculation of the grant date fair value is included in footnote 3 to the Company's audited consolidated financial statements and the notes thereto included in this prospectus.

(3)
Awards represent restricted stock awards granted to the Named Executive Officers as part of their annual compensation. All grants have vesting over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(4)
These amounts reflect restricted stock awards relating to 2013 performance pursuant to the external measure portion of the Predecessor Entity's annual incentive plan, which provides for the payment of incentive compensation upon the Company's share performance over a 1-year, 3-year and 5-year period as compared against the total shareholder return of the companies listed in three indices for a total of nine performance targets. One-ninth of the maximum bonus will be paid for the achievement of each target. Executives received three-ninths of the Maximum Target as a payout for 2013. The units vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately. See the discussion in "—Overview of 2013 Compensation—Annual Incentive—External Measure."

(5)
As part of the Spin-Off, Mr. Carlino exchanged awards to acquire Penn common stock for awards to acquire GLPI common stock; therefore there are no PENN grants reported for Mr. Carlino.

Outstanding 2013 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2013:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options:								Market Value of Shares or Units Held that Have Not Vested ($)(4)
									Number of Shares or Units Held that Have Not Vested (#)
							Stock Award Grant Date
Name	Stock Ticker	Exercisable (#)	Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Stock Ticker
Peter M. Carlino	PENN	42,061	—	2.83	01/29/14	PENN	10/20/10	(3)	22,367	320,519
	PENN	157,393	—	6.81	01/06/15	PENN	02/06/12	(3)	42,435	608,094
	PENN	84,123	—	7.72	01/12/16	PENN	01/29/13	(3)	53,807	771,054
	PENN	84,123	—	9.70	01/02/17	GLPI	10/20/10	(3)	28,121	1,081,252
	PENN	84,123	—	6.96	07/08/18	GLPI	04/15/11	(2)	53,856	2,070,763
	PENN	84,123	—	4.98	01/02/16	GLPI	02/06/12	(3)	53,352	2,051,384
	PENN	63,092	21,031	6.34	01/02/17	GLPI	01/29/13	(3)	67,649	2,601,104
	PENN	42,061	42,062	8.19	01/03/18	GLPI	06/12/13	(2)	106,138	4,081,006
	PENN	21,030	63,093	8.88	01/03/19
	GLPI	241,596	—	7.05	01/29/14
	GLPI	904,056	—	16.96	01/06/15
	GLPI	483,194	—	19.22	01/12/16
	GLPI	483,194	—	24.15	01/02/17
	GLPI	483,194	—	17.34	07/08/18
	GLPI	483,194	—	12.41	01/02/16
	GLPI	362,395	120,799	15.78	01/02/17
	GLPI	241,597	241,597	20.40	01/03/18
	GLPI	120,798	362,396	22.09	01/03/19
William J. Clifford	PENN	300,000	—	6.81	01/06/15	PENN	10/20/10	(3)	7,829	112,190
	PENN	100,000	—	7.72	01/12/16	PENN	04/15/11	(2)	10,652	152,643
	PENN	100,000	—	9.70	01/02/17	PENN	02/06/12	(3)	20,537	294,295
	PENN	150,000	—	6.96	07/08/18	PENN	01/29/13	(3)	26,041	373,168
	PENN	150,000	—	4.98	01/02/16	PENN	03/18/13	(2)	30,000	429,900
	PENN	112,500	37,500	6.34	01/02/17	GLPI	10/20/10	(3)	9,843	378,463
	PENN	75,000	75,000	8.19	01/03/18	GLPI	04/15/11	(2)	13,392	514,922
	PENN	37,500	112,500	8.88	01/03/19	GLPI	02/06/12	(3)	25,821	992,817
	GLPI	396,465	—	16.96	01/06/15	GLPI	01/29/13	(3)	32,740	1,258,853
	GLPI	132,155	—	19.22	01/12/16	GLPI	03/18/13	(2)	37,718	1,450,257
	GLPI	132,155	—	24.15	01/02/17
	GLPI	198,232	—	17.34	07/08/18
	GLPI	198,233	—	12.41	01/02/16
	GLPI	148,674	49,559	15.78	01/02/17
	GLPI	99,116	99,117	20.40	01/03/18
	GLPI	49,558	148,675	22.09	01/03/19
Steven T. Snyder	PENN	66,981	—	7.72	01/12/16	PENN	10/20/10	(3)	2,958	42,388
	PENN	67,598	—	9.70	01/02/17	PENN	04/15/11	(2)	4,025	57,678
	PENN	66,653	—	6.96	07/08/18	PENN	02/06/12	(3)	6,099	87,399
	PENN	15,000	—	4.98	01/02/16	PENN	01/29/13	(3)	7,734	110,828
	PENN	52,500	17,500	6.34	01/02/17	PENN	03/18/13	(2)	14,000	200,620
	PENN	35,000	35,000	8.19	01/03/18	GLPI	10/20/10	(3)	3,719	142,996
	PENN	17,500	52,500	8.88	01/03/19	GLPI	04/15/11	(2)	5,060	194,557
	GLPI	61,555	—	16.96	01/06/15	GLPI	02/06/12	(3)	7,668	294,835
	GLPI	88,519	—	19.22	01/12/16	GLPI	01/29/13	(3)	9,724	373,888
	GLPI	89,334	—	24.15	01/02/17	GLPI	03/18/13	(2)	17,602	676,797
	GLPI	88,085	—	17.34	07/08/18
	GLPI	46,255	—	12.41	01/02/16
	GLPI	69,381	23,128	15.78	01/02/17
	GLPI	46,254	46,255	20.40	01/03/18
	GLPI	23,127	69,382	22.09	01/03/19

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted April 15, 2011, lapse 100% on the third year anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013, lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted October 20, 2010, are scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and the remaining 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant and awards granted February 6, 2012 and January 29, 2013, are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2013 ($14.33 for PENN and $38.45 for GLPI), which was the last trading day of 2013.

2013 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock unit awards vested during fiscal 2013:

			Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Stock Ticker		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino	PENN		—	—	10,246	523,571	29,057	1,597,339
William J. Clifford	PENN		—	—	3,586	183,245	12,065	657,894
Steven T. Snyder	PENN		20,000	591,200	1,355	69,241	4,005	219,706
	PENN	(1)	66,578	543,248

(1)
This exercise by Mr. Snyder occurred post Spin-Off, all other exercises and vesting occurred pre Spin-Off.

Potential Payments Upon Termination or Change-in-Control

        The Company did not have employment agreements or a severance policy in place at December 31, 2013. The Named Executive Officers are entitled to accelerated vesting of equity-based incentive awards under the 2013 Long Term Incentive Compensation Plan (the "Plan") upon a change-in-control and, under certain circumstances, in the event of termination. With respect to options and SARs, unvested awards will accelerate in the event of termination as a result of death or disability. With respect to restricted stock and PSUs, restrictions on awards will immediately lapse in the event of termination as a result of death or disability. Upon termination for Cause (as defined in the Plan), all vested and unvested awards will be forfeited. For a detailed description of the outstanding awards held by each Named Executive Officer at December 31, 2013, please see "—Outstanding 2013 Equity Awards at Fiscal Year-End."

2013 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter M. Carlino	255,266	127,632	1,443,415	(5,053)	7,347,594
William J. Clifford	152,683	76,341	154,412	(108,118)	2,636,162
Steven T. Snyder	62,651	31,326	269,744	(78,085)	1,291,804

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or non-equity executive compensation for 2013, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2013, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2013. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)
Peter M. Carlino	5,526,334
William J. Clifford	2,360,844
Steven T. Snyder	1,006,168

        Gaming and Leisure Properties, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the Plan (the "Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the board of directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.

        For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table contains information about the beneficial ownership of our common stock as of March 19, 2014 by:

  •
  each person, or group of persons, who beneficially owns more than 5% of our capital stock;

  •
  each executive officer named in the summary compensation table;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 19, 2014 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Our calculation of the percentage of beneficial ownership is based on 112,102,306 shares of common stock outstanding on March 19, 2014.

        Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Gaming and Leisure Properties, Inc., 825 Berkshire Blvd., Suite 400, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock
Name and Address of Beneficial Owner	Shares	%
Peter M. Carlino(1)(2)	15,287,541	13.176%
Richard J. Carlino(1)	8,488,335	7.572%
David E. Carlino(1)	8,532,010	7.611%
Harold Cramer(1)	8,522,959	7.603%
Carlino Family Trust(1)	7,978,602	7.117%
Wesley R. Edens(3)	10,526,168	9.39%
David A. Handler	238,380	* %
E. Scott Urdang	2,390	* %
Joseph W. Marshall, III	—	* %
William J. Clifford(4)	1,590,467	1.401%
Steven T. Snyder(5)	715,704	* %
All executive officers and directors as a group (8 persons)	27,803,334	23.673%
5% Shareholders Not Listed Above
Fortress Investment Group LLC(3)(6)	10,526,168	9.39%
BAMCO, Inc.(7)	8,158,620	7.278%

*
Less than 1%

Notes to Security Ownership of Principal Shareholders and Management Table

(1)
7,978,602 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November

  2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 436,700 shares are owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust.

(2)
The number of shares in the table includes: (a) 8,415,302 shares owned by various trusts, including the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election directors and certain other matters and shared investment power and shared voting power with respect to certain matters; and (b) 2,784,724 shares jointly-owned with his wife Marshia W. Carlino; (c) 163,497 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted; and (d) 3,924,018 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(3)
Includes 25,343 shares owned by Mr. Edens and 10,500,825 shares that Mr. Edens may be deemed to beneficially own due to his indirect ownership interest in FIG LLC, an affiliate of Fortress Investment Group LLC. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

(4)
Includes 56,218 shares of restricted stock under which Mr. Clifford has voting rights but his disposition rights are currently restricted and 1,403,263 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(5)
Includes 22,580 shares of restricted stock under which Mr. Snyder has voting rights but his disposition rights are currently restricted and 581,892 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(6)
The address of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(7)
According to its 13G filed with the SEC on February 14, 2014, consists of shares beneficially owned as of December 31, 2012 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

 RELATIONSHIP BETWEEN GLPI AND PENN AND THEIR RESPECTIVE SUBSIDIARIES POST SPIN-OFF

        On November 1, 2013, in connection with the Spin-Off from Penn to govern our ongoing relationship with Penn, we or our subsidiaries, as applicable, entered into: (i) the Separation and Distribution Agreement, (ii) the Master Lease, pursuant to which GLP Capital, L.P., as landlord, will lease to Penn Tenant, LLC, a subsidiary of Penn, as tenant, our assets relating to the business of Penn (excluding the properties operated by our taxable REIT subsidiary), (iii) the Tax Matters Agreement, (iv) the Transition Services Agreement and (v) the Employee Matters Agreement.

        The aforementioned agreements that we entered into with Penn in connection with the Spin-Off were negotiated in the context of our separation from Penn while we were still a wholly owned subsidiary. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Penn. However, our board of directors, composed of a majority of independent directors, subsequently reviewed and ratified these transactions in advance of the Spin-Off.

The Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth, among other things, our agreements with Penn regarding the principal transactions necessary to separate us from Penn. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the separation of Penn into two companies, and it provides for when and how these transfers, assumptions and assignments occur.

The Master Lease

        Penn Tenant, LLC, a subsidiary of Penn, entered into the Master Lease with GLP Capital, L.P., our subsidiary through which we own substantially all of our assets, pursuant to which Penn Tenant, LLC leases 19 facilities that are owned by GLP Capital, L.P. The obligations of Penn Tenant, LLC under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that will occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will generally cause a default with regard to the entire portfolio.

The Tax Matters Agreement

        The Tax Matters Agreement governs our and Penn's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

        In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the Spin-Off and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Penn that arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events, or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

        The Tax Matters Agreement also sets forth our and Penn's obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

The Employee Matters Agreement

        The Employee Matters Agreement governs our and Penn's respective compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the treatment of outstanding Penn equity awards in connection with the Spin-Off. In addition, the Employee Matters Agreement sets forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Penn to us, the assumption and retention of liabilities and related assets, workers' compensation, labor relations, the provision of benefits following our Spin-Off from Penn, employee service credit, the sharing of employee information and related matters.

The Transition Services Agreement

        Penn has agreed to provide us with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services (the "Transition Services") for a period of up to two years. We expect that the fees charged to us for Transition Services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Penn in providing the Transition Services to us for the relevant period.

        The Transition Services Agreement provides that we have the right to terminate a Transition Service after an agreed notice period, generally thirty days. The Transition Services Agreement also contains provisions whereby we will generally agree to indemnify Penn for all claims, losses, damages, liabilities and other costs incurred by Penn to a third party which arise in connection with the provision of a Transition Service, other than those costs resulting from Penn's gross negligence, willful misconduct or bad faith.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Certain Shareholders in Connection with our Spin-Off from Penn

Peter M. Carlino

        On October 30, 2013, we entered into an Exchange Agreement (the "Exchange Agreement") with Penn, Mr. Carlino, and the Commonwealth Trust Company, Trustee of the PMC Delaware Dynasty Trust dated September 25, 2013, a trust for the benefit of Mr. Carlino's children (the "Trust Stockholder"). Pursuant to the Exchange Agreement, Mr. Carlino and the Trust Stockholder exchanged each share of Penn common stock held by them for 0.407 shares of our common stock on October 31, 2013, the business day prior to the date that shares of our common stock were distributed to Penn's shareholders in the Spin-Off. Mr. Carlino and the Trust Stockholder retained the right to receive shares of our common stock in respect of such Penn common stock in the Spin-Off. Additionally, pursuant to the Exchange Agreement, Mr. Carlino exchanged certain options to acquire Penn common stock for options to acquire our common stock having the same aggregate intrinsic value. The purpose of the transactions contemplated by the Exchange Agreement was to ensure that each member of the Carlino family beneficially owns 9.9% or less of the outstanding shares of Penn common stock for certain federal tax purposes following the Spin-Off, so that we can qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes. Mr. Carlino exchanged the minimum number of options to acquire Penn common stock necessary to ensure such beneficial ownership of 9.9% or less. Pursuant to the Exchange Agreement, Mr. Carlino and the Trust Stockholder are also subject to certain limitations on the acquisition and transfer of Penn common stock and our common stock that are intended to preserve the tax-free nature of the Spin-Off and ensure that we can qualify, and continue to qualify, to be taxed as a REIT for U.S. federal income tax purposes.

Fortress

        On November 1, 2013, we entered into an investor rights agreement (the "Investor Rights Agreement") with FIF V PFD LLC ("FIF V"), an affiliate of Fortress, pursuant to an Exchange Agreement, dated January 16, 2013, between FIF V and Penn. The Investor Rights Agreement grants Fortress four demand registrations and unlimited piggyback registration during the term of the Investor Rights Agreement until the earlier of (i) such time as all our common stock distributed to Fortress in our Spin-Off from Penn, and any additional securities issued with respect thereto (the "Registrable Securities"), have been sold and (ii) such time as Fortress beneficially owns less than 2.5% of our common stock on a fully-diluted basis. We also agreed to use reasonable efforts to file a short-form registration statement for the registration and sale of the Registrable Securities with the SEC within 60 days of the date we become eligible to use a short-form registration statement, and to keep the shelf registration statement continuously effective under the Securities Act for so long as Fortress has registration rights. In addition, the Investor Rights Agreement grants Fortress certain information rights and prohibits us from taking actions to increase Fortress's beneficial ownership of the outstanding shares of our common stock above 9.9%.

Employment Agreements and Arrangements

        We currently do not have employment agreements or arrangements with any of our executives, except Mr. Snyder. See "Compensation Discussion and Analysis—Employment Agreements." However, we may enter into employment agreements or arrangements with certain of our executive officers in the future. If we elect to do so, we anticipate that they will provide for salary, bonuses and other benefits, including severance benefits upon termination of employment as well as equity awards, among other matters.

        In our Spin-Off from Penn, our executive officers and directors received options, shares of restricted stock or PSUs pursuant the Plan.

Indemnification of Directors and Officers

        Our charter and bylaws contain indemnification provisions for the benefit of our directors and executive officers.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of the Audit and Compliance Committee's review, related party transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our code of business conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the chief compliance officer. The chief compliance officer may consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit and Compliance Committee.

        For transactions determined to require Audit and Compliance Committee review, the chief compliance officer collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Conflict of Interest Policies

        As described above, our code of business conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our chief executive officer, chief financial officer and other senior officers, on the one hand, and us on the other hand, in accordance with applicable rules and regulations of the SEC and NASDAQ. Our code of business conduct is available on our website. Waivers of our code of business conduct will be required to be disclosed in accordance with NASDAQ and SEC requirements. In addition, we adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. Peter M. Carlino serves as chairman of Penn and as our chairman and chief executive officer. In addition, David A. Handler, one of our directors, continues to serve as a director at Penn. We adopted governance guidelines that require Peter M. Carlino and David A. Handler to report any matter that may create, or may create the appearance of, a conflict of interest to Joseph W. Marshall, III, our lead independent director, for evaluation and appropriate resolution. Our board of directors may, in the future, also form committees of independent directors to discuss and act upon matters involving both us and Penn. No other person will be a director, executive officer or other employee of both us and Penn.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES AND TRANSACTIONS

        The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our shareholders. We cannot assure that our investments objectives will be attained.

Investment Policies

  Investments in Real Estate or Interests in Real Estate

        We conduct all of our investment activities through GLP Capital, L.P., a subsidiary through which we own substantially all of our assets, and its subsidiaries. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our properties, acquire properties with cash flow growth potential and achieve long-term capital appreciation for our shareholders through increases in the value of our company. Our business is focused primarily on gaming and leisure sector properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives. We expect to pursue our investment objectives primarily through the ownership of the properties and other acquired properties and assets. As of March 31, 2014, all of our properties with the exception of the TRS Properties and the Casino Queen property were leased to a wholly owned subsidiary of Penn under the Master Lease, a "triple-net" operating lease guaranteed by the tenant with a term of 15 years (in addition to four 5 year renewals at the tenant's option), pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI owns and operates the TRS Properties through its TRS. The Casino Queen property is leased back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease.

        We currently have a geographically diverse gaming and leisure sector real estate portfolio in the United States. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area, property type or business sector. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes.

        We do not have a specific policy as to the amount or percentage of our assets that will be invested in any specific property, but anticipate that our real estate investments will continue to be diversified among a relatively large number of facilities. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. As of March 31, 2014, GLPI's portfolio consisted of 22 gaming and related facilities, which included the TRS Properties, the real property associated with 19 gaming and related facilities operated by Penn (including two properties under development in Dayton, Ohio and Youngstown, Ohio) and the real property associated with the Casino Queen acquired in January 2014. These facilities are geographically diversified across 13 states, encompassing approximately 3,200 acres of land leased and owned and, 6.9 million property square footage. We expect to grow our portfolio through the acquisition of gaming and leisure facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within and outside of the gaming and leisure sector.

        We expect to pursue our investment objectives through the direct ownership of properties, but may also make investments in other entities, including joint ventures, if we determine that doing so would be our most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to make investments that would cause us to meet the definition of an "investment company" under the Investment Company Act of 1940, as amended, or the "1940 Act."

        From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe that these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

  Purchase, Sale and Development of Properties

        Our policy is to acquire properties primarily for cash flow growth potential and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our board of directors or management determines such properties do not fit our strategic objectives or where such action would be in our best interest. From time to time, we may engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio. Our business also includes the rights to acquire and/or develop (but not operate) certain development properties.

  Investments in Real Estate Mortgages

        Our policy is to make investments in and outside of the gaming and leisure sector real estate properties. We do not presently intend to invest in mortgages or other real estate interests. However, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

  Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

        Subject to the percentage of ownership limits and gross income and asset tests necessary for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies. If we were to acquire investment securities, we would limit the total amount of such securities so that we would not, as a result of such investments, meet the definition of an "investment company" under the 1940 Act.

Financing Policies

        We may employ leverage in our capital structure in amounts that we determine appropriate from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or nonrecourse debt and cross-collateralized debt). We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness, including our Credit Facilities and the notes. We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. If these limits are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our shareholders.

        To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without shareholder approval, borrow money under our credit facility, issue debt or equity securities, including securities senior to our common stock, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods.

Investment and Other Policies

        We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock, preferred stock, options, other equity securities senior to our common stock, or debt securities in exchange for cash or property and to repurchase or otherwise reacquire shares of our common stock or other equity or debt securities in exchange for cash or property. Similarly, we may offer units of limited partnership in GLP Capital L.P., which are redeemable for cash or property. Other than the issuance of shares of our common stock in connection with our capitalization, in connection with the Spin-Off and as part of the Purging Distribution and other than the issuance of the notes, we have not issued common stock or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify to be taxed as a REIT, unless, because of circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to qualify to be taxed as a REIT. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our shareholders.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act. However, our board of directors may adopt a lending policy without notice to or the vote of our shareholders.

Reporting Policies

        As a public company, we are subject to the information reporting requirements of the Exchange Act, pursuant to which we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Such filings are publicly available to our shareholders. See "Where You Can Find More Information."

THE EXCHANGE OFFERS

Terms of the Exchange Offers; Period for Tendering Old Notes

        On the terms and subject to the conditions set forth in this prospectus, we will accept for exchange old notes that are validly tendered prior to the expiration date and not validly withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time,                         , 2014. We may, however, extend the period of time that an exchange offer is open or earlier terminate an exchange offer, regardless of whether or not we extend or terminate any other exchange offer. If we extend an exchange offer, the term "expiration date" for such exchange offer means the latest time and date to which such exchange offer is extended.

        As of the date of this prospectus, $550,000,000 aggregate principal amount of old 2018 notes, $1,000,000,000 aggregate principal amount of old 2020 notes and $500,000,000 aggregate principal amount of old 2023 notes are outstanding, representing the aggregate principal amount of old notes issued under the indenture, dated as of October 30, 2013. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes known to us on the date of this prospectus.

        We expressly reserve the right to extend the period of time that an exchange offer is open, and delay acceptance for exchange of any old notes in such exchange offer, by giving written notice of an extension to the holders of such old notes as described below. During any extension, all old notes previously tendered will remain subject to such exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of such exchange offer.

        Old notes tendered in the exchange offers must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We expressly reserve the right to amend or terminate an exchange offer, and not to exchange any old notes in such exchange offer, upon the occurrence of any of the conditions to such exchange offer specified under "—Conditions to the Exchange Offers." In the event of a material change in an exchange offer, including the waiver of a material condition to such exchange offer, we will extend the offer period for such exchange offer if necessary so that at least five business days remain in the offer following notice of the material change. We will give written notice of any extension, amendment, non-acceptance or termination of an exchange offer to the holders of the old notes subject to such exchange offer as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend, amend or terminate, not accept old notes in, or waive a condition to any exchange offer without doing the same with respect to any other exchange offer.

Procedures for Tendering Old Notes

        Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the applicable exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under "—Exchange Agent" prior to the expiration date. In addition:

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  certificates for old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal, or

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  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below under "—Book-Entry Transfers" must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or

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  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

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  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

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  for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an "Eligible Institution" in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

        We will use our reasonable judgment to make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel's reasonable judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the applicable exchange offer as to any particular old note either at or before the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in such exchange offer. Our interpretation of the terms and conditions of the applicable exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things:

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  the holder is neither our "affiliate," as defined in Rule 405 under the Securities Act, nor a broker-dealer tendering notes acquired directly from us for its own account;

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  any new notes acquired pursuant to the exchange offers are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

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  at the time of commencement of the exchange offers, neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution, as defined in the Securities Act, of the new notes.

        If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offers, you or any such other person:

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  cannot rely on the applicable interpretations of the staff of the SEC;

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  will not be entitled to tender your old notes in such exchange offer; and

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  must comply with the registration requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of the new notes issued in the exchange offers, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us:

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  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

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  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to an exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn in such exchange offer prior to the expiration date for such exchange offer, unless we terminate such exchange offer. We will issue the new notes of a series promptly after acceptance of the old notes of the corresponding series. See "—Conditions to the Exchange Offers." For purposes of the exchange offers, we will be deemed to have accepted validly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note of a series accepted for exchange will receive a new note of the corresponding series in a principal amount equal to that of the surrendered old notes. The new notes of a series will bear interest from the most recent date to which interest has been paid on the old notes of the corresponding series. Accordingly, registered holders of new notes of a series on the relevant record date for the first interest payment date following the completion of the applicable exchange offer will receive interest accruing from the most recent date to which interest has been paid on old notes of the corresponding series. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the applicable exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of such exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

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  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

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  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

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  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the applicable exchange offer.

Book-Entry Transfers

        For purposes of the exchange offers, the exchange agent will request that an account be established with respect to the old notes of each series at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offers. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes. Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

  •
  prior to the expiration date, the exchange agent receives from such an Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn, including the principal amount of such old notes; and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will use our reasonable judgment to make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time prior to the expiration date.

Conditions to the Exchange Offers

        Notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the applicable exchange offer, if any of the following events occur prior to the expiration of such exchange offer:

  •
  such exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

  •
  an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with such exchange offer;

  •
  we shall not have received all governmental approvals that we deem necessary to consummate such exchange offer; or

  •
  there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate such exchange offer.

        The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to this registration statement, or the indenture is no longer qualified under the Trust Indenture Act.

Exchange Agent

        Wells Fargo Bank, National Association, has been appointed as the exchange agent for the exchange offers. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479
By Facsimile (for Eligible Institutions only):		For Information or Confirmation by Telephone:
(612) 667-6282		(800) 344-5128

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes of a series at the same carrying value as the old notes of the corresponding series, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs incurred for the exchange offers will be expensed as incurred.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offers unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

        If you do not exchange your old notes for new notes in the applicable exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Holders of old notes that do not exchange old notes for new notes in the applicable exchange offer will no longer have any registration rights with respect to their old notes (except in the case of the initial purchasers and participating broker-dealers as provided in the registration rights agreements).

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the applicable exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offers for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offers; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offers, and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market-making or other trading activities.

DESCRIPTION OF THE NEW NOTES

        In this description, (1) the "Operating Partnership" refers only to GLP Capital, L.P., and not to any of its Subsidiaries, (2) "Capital Corp." refers only to GLP Financing II, Inc., and not to any of its Subsidiaries, (3) "Issuers," "we," "us" and "our" refer only to the Operating Partnership and Capital Corp., and (4) "Guarantor" refers only to Gaming and Leisure Properties, Inc. and not to any of its Subsidiaries.

        The new notes will be issued in three series of debt securities, as described below, in each case under the indenture, dated as of October 30, 2013, as supplemented, among the Issuers, the Guarantor and Wells Fargo Bank, National Association, as trustee, which we refer to as the "indenture." This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the indenture, and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the Guarantor's Current Report on Form 8-K, filed with the SEC on November 1, 2013, and a copy is available from us upon request. See "Where You Can Find More Information." Certain defined terms used in this description but not defined below under the caption "—Certain Covenants—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. Any old notes of a series that remain outstanding after the exchange offers, together with the new notes of the corresponding series, will be treated as a single series of securities under the indenture.

The New Notes Versus the Old Notes

        The new notes are substantially identical to the old notes except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes described in the registration rights agreements do not apply to the new notes.

Brief Description of the Notes and the Note Guarantee

  The notes:

  •
  are general senior unsecured obligations of the Issuers;

  •
  are pari passu in right of payment with all of the Issuers' senior indebtedness, including borrowings under the Credit Agreement, without giving effect to collateral arrangements;

  •
  are effectively subordinated in right of payment to all of the Issuers' secured indebtedness to the extent of the value of the assets securing such indebtedness;

  •
  are senior in right of payment to all of the Issuers' senior subordinated or subordinated indebtedness;

  •
  are structurally subordinated to all liabilities of the Issuers' subsidiaries (other than Capital Corp., which is a co-issuer of the notes); and

  •
  are fully and unconditionally guaranteed by the Guarantor.

  The Note Guarantee:

        The notes are guaranteed by the Guarantor, however the Guarantor is not subject to most of the covenants in the indenture.

        The guarantee of the notes:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is pari passu in right of payment with all of the Guarantor's senior indebtedness, including its guarantee of borrowings under the Credit Agreement, without giving effect to collateral arrangements;

  •
  is effectively subordinated in right of payment to all of the Guarantor's secured indebtedness to the extent of the value of the assets securing such indebtedness;

  •
  is senior in right of payment to all of the Guarantor's senior subordinated or subordinated indebtedness; and

  •
  is structurally subordinated to all liabilities of the Guarantor's subsidiaries (other than the Issuers).

        The obligation of the Guarantor under its guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

        As of March 31, 2014, (i) the Issuers, the Guarantor and the Issuers' Subsidiaries had total consolidated indebtedness of $2.50 billion, including $2.05 billion of notes and approximately $450.0 million of indebtedness outstanding under the Credit Agreement, and had $550.0 million of availability under the revolving credit facility based on a $700.0 million revolving credit facility; (ii) the Issuers and the Guarantor had no secured Indebtedness; and (iii) the liabilities of the Issuers' Subsidiaries (other than Capital Corp.) consisted primarily of payables, deferred taxes, intercompany debt and other ordinary course liabilities. The indenture permits the Issuers and the Guarantor and the Issuers' Subsidiaries to incur substantial additional indebtedness.

Capital Corp.

        Capital Corp. is a Delaware corporation and a wholly owned Subsidiary of the Operating Partnership that has been formed for the purpose of facilitating the offering of the notes by acting as co-issuer. Capital Corp. is nominally capitalized and does not have any operations or revenues. As a result, investors in the notes should not expect Capital Corp. to participate in servicing the interest and principal obligations on the notes. See "—Certain Covenants—Limitation on Activities of Capital Corp."

Principal, Maturity and Interest

        The Issuers are issuing $550.0 million aggregate principal amount of their 4.375% Senior Notes due 2018 (the "2018 notes"), $1,000.0 million aggregate principal amount of their 4.875% Senior Notes due 2020 (the "2020 notes"), and $500.0 million aggregate principal amount of their 5.375% Senior Notes due 2023 (the "2023 notes" and, together with the 2018 notes, the 2020 notes and any old notes that remain outstanding after the exchange offers, the "notes"). The new notes issued in these exchange offers and any old notes that remain outstanding after these exchange offers will constitute a single series of debt securities under the indenture. The Issuers may, without the consent of the holders of the notes, create and issue additional notes of the same or different series and other debt securities under the indenture in an unlimited aggregate principal amount, subject to the covenants set forth below under "—Certain Covenants—Limitations on Incurrence of Indebtedness." Any additional notes issued would rank equally with the notes in all respects and would be consolidated and form a single series with the new notes of the corresponding series issued in the applicable exchange offer and any old notes that remain outstanding after such exchange offer; provided that if such additional notes are not fungible with the new notes issued in such exchange offer and any old notes that remain outstanding after such exchange offer, for U.S. federal income tax purposes, or to the extent required by applicable securities laws or regulations or DTC procedures, such additional notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the New Notes," references to the notes include any additional notes actually issued. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000.

        The entire principal amount of the 2018 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 1, 2018. The 2018 notes will not be entitled to the benefit of any sinking fund. Interest on the 2018 notes will accrue at the rate of 4.375% per annum and will be payable semi-annually in arrears on May 1 and November 1. The Issuers will make each interest payment on the 2018 notes to the holders of record on the immediately preceding April 15 and October 15. The entire principal amount of the 2020 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 1, 2020. The 2020 notes will not be entitled to the benefit of any sinking fund. Interest on the 2020 notes will accrue at the rate of 4.875% per annum and will be payable semi-annually in arrears on May 1 and November 1. The Issuers will make each interest payment on the 2020 notes to the holders of record on the immediately preceding April 15 and October 15. The entire principal amount of the 2023 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 1, 2023. The 2023 notes will not be entitled to the benefit of any sinking fund. Interest on the 2023 notes will accrue at the rate of 5.375% per annum and will be payable semi-annually in arrears on May 1 and November 1. The Issuers will make each interest payment on the 2023 notes to the holders of record on the immediately preceding April 15 and October 15. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. The new notes of each series will accrue interest from the most recent date to which interest has been paid on the old notes of the corresponding series. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes of the corresponding series and not on the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest may be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the date of such payment on the next succeeding business day.

Redemption

Optional Redemption

        We may redeem all or part of the notes at any time at our option at a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes to be redeemed, and

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to, but not including, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in each case, plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption; provided, however, that if we redeem the notes 90 or fewer days prior to their maturity date, the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption; provided, further, that installments of interest that are due and payable on any interest payment dates falling on or prior to a redemption date shall be payable on such interest payment dates to the persons who were registered holders of the notes at the close of business on the applicable record dates.

        Unless we default in our payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of such notes called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Issuers are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Quotation Agent" means the Reference Treasury Dealer appointed by the Issuers to act as the Quotation Agent from time to time.

        "Reference Treasury Dealer" means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated or J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Issuers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuers by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price on such redemption date.

Gaming Redemption

        In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:

  (1)
  fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

  (2)
  is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws the Issuers shall have the right, at their option:

  (i)
  to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

  (ii)
  to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

  (A)
  the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

  (B)
  the price at which such holder or Beneficial Owner acquired the notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

  (C)
  such other lesser amount as may be required by any Gaming Authority.

        The Issuers shall notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

No Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

        If less than all of the notes of any series are to be redeemed at any time, the trustee will select notes of such series for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate and in accordance with DTC procedures.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or in the case of global notes, given pursuant to applicable DTC procedures) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 days or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption "—Gaming Redemption."

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption (subject to satisfaction of any applicable conditions precedent). Unless we default in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

        Subject to applicable securities laws, the Issuers or their affiliates may at any time and from time to time purchase notes or other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Repurchase at the Option of Holders

Change of Control and Rating Decline

        If a Change of Control Triggering Event occurs with respect to a series of notes, each holder of such notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder's notes of the applicable series pursuant to an offer by the Issuers (a "Change of Control Offer") on the terms set forth in the indenture, except to the extent the Issuers have previously elected to redeem such notes as described under "—Redemption—Optional Redemption." In the Change of Control Offer, the Issuers will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following the occurrence of a Change of Control Triggering Event, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of global notes, given pursuant to applicable DTC procedures), pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

        The provisions described above that require the Issuers to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

        If holders of not less than 90% in aggregate principal amount of the outstanding applicable series of notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of the applicable series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including the date of redemption.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Guarantor, the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor, the Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

        The Credit Agreement will provide that certain change of control events with respect to the Issuers would constitute a default under the Credit Agreement. Any future credit agreements or other agreements to which any of the Issuers becomes a party may contain similar provisions. In the event a Change of Control Triggering Event occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing notes. In such case, the Issuers' failure to purchase tendered notes would constitute a default under the indenture which could, in turn, constitute a default under such other Indebtedness.

Certain Covenants

  Limitations on Incurrence of Indebtedness

        Limitation on Total Debt.    The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Indebtedness (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Indebtedness, the Total Debt of the Issuers and their Subsidiaries on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness) would exceed 60% of the sum of (i) Total Asset Value as of the end of the Latest Completed Quarter and (ii) any increase in Total Asset Value since the end of the Latest Completed Quarter (such sum of (i) and (ii), "Adjusted Total Asset Value"); provided, however, that from and after the consummation of a Significant

Acquisition, such percentage shall be 65% for the fiscal quarter in which such Significant Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter.

        Limitation on Secured Debt.    The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt, the Secured Debt of the Issuers and their Subsidiaries on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness) would exceed 40% of Adjusted Total Asset Value.

        Interest Coverage Ratio.    The Issuers shall not, and shall not permit any of their Subsidiaries to, incur any Indebtedness (other than Permitted Debt) if, immediately after giving effect to the incurrence of such additional Indebtedness, the ratio of Consolidated EBITDA to Interest Expense for the Issuers and their Subsidiaries (the "Coverage Ratio") for the four consecutive fiscal quarter period ending on and including the Latest Completed Quarter would be less than 1.50 to 1.00 on a pro forma basis (including pro forma application of the net proceeds from such Indebtedness).

        Limitation on Subordinated Debt and Subsidiary Guarantees.    The Issuers shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Issuers, unless such Indebtedness is expressly subordinated in right of payment to the notes. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority.

        In addition, following the date of the indenture, no Subsidiary of the Operating Partnership (excluding Capital Corp.) will directly or indirectly guarantee, or become jointly and severally liable with respect to any Debt Securities of the Operating Partnership (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of the Operating Partnership to the extent a guarantee is required as a result of the assumption by the Operating Partnership of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of the indenture, unless a guarantee is provided in respect of the notes by such Subsidiary.

  Maintenance of Total Unencumbered Assets

        The Issuers and their Subsidiaries shall maintain Total Unencumbered Asset Value of not less than 150% of Unsecured Debt, in each case calculated as of the end of the Latest Completed Quarter.

  Reports

        Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the trustee with written instructions for mailing (or in the case of global notes, delivery pursuant to applicable DTC procedures) to the holders of notes, within 30 days after the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if or as if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuers' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

        The availability of the foregoing materials on the SEC's EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuers' obligations to furnish such materials to the trustee for mailing (or in the case of global notes, delivery pursuant to applicable DTC procedures) to the holders of notes; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the "EDGAR" system (or its successor).

        Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer's certificates).

        In addition, the Issuers have agreed that, for so long as any notes remain outstanding, if the Issuers are not required to file with the SEC the reports required by the first paragraph of this covenant, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, for so long as the Guarantor guarantees the notes (or in the event that another parent entity of the Issuers becomes a guarantor of the notes), the Issuers may satisfy their obligations to furnish the reports and other information described above by furnishing such reports filed by, or such information of, the Guarantor (or such other parent guarantor, respectively) and the availability of the Guarantor's (or such other parent guarantor's, as applicable) information on the SEC's EDGAR service (or any successor thereto) shall be deemed to satisfy such obligation.

  Master Lease

        The Issuers will not enter into any amendment to the Master Lease if such amendment would materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes; provided that amendments of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease in connection with an asset sale made in accordance with the Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.

  Consolidation, Merger and Sale of Assets

        Each Issuer may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Issuer and its Subsidiaries taken as a whole to another Person unless:

  (1)
  either (a) such Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws);

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture and the

    Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee; and

  (3)
  immediately after such transaction no default or event of default exists with respect to the notes.

        The Guarantor may not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Guarantor is the surviving corporation); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to another Person unless:

  (1)
  either (a) the Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Guarantor under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee; and

  (3)
  immediately after such transaction no default or event of default exists with respect to the notes.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuers' or the Guarantor's, as applicable, and its Subsidiaries' assets, taken as a whole, in compliance with the provisions of this "Consolidation, Merger and Sale of Assets" covenant, the Issuers or the Guarantor, as applicable, will be released from the obligations under the notes or its guarantee, respectively, the indenture and the Registration Rights Agreement except with respect to any obligations that arise from, or are related to, such transaction.

        This "Consolidation, Merger and Sale of Assets" covenant will not apply to:

  (1)
  a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Guarantor, the Issuers (or an Issuer) or any of the Issuers' Subsidiaries;

  (2)
  a merger between the Issuers (or an Issuer), the Guarantor or any Subsidiary respectively, and an Affiliate of an Issuer, the Guarantor or such Subsidiary incorporated or formed solely for the purpose of reincorporating or reorganizing an Issuer, the Guarantor or such Subsidiary in another state of the United States or changing the legal domicile or form of an Issuer, the Guarantor or such Subsidiary or for the sole purpose of forming or collapsing a holding company structure;

  (3)
  the lease of all or substantially all of the real estate assets of the Guarantor or any Issuer, or any of their respective Subsidiaries, to PNGI or its Subsidiaries or another operator pursuant to the Master Lease or another real estate lease or leases; or

  (4)
  the Transactions and any transactions related thereto.

        The description above includes a phrase relating to the sale or disposition of "all or substantially all" of the properties or assets of the Issuers or the Guarantor, and their respective Subsidiaries. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

  Limitation on Activities of Capital Corp.

        Capital Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Capital Corp. may be a co-obligor or guarantor with respect to indebtedness if the Operating Partnership is an obligor on or guarantor of such indebtedness and the net proceeds of such indebtedness are funded to, or at the direction of, the Operating Partnership or a Subsidiary thereof other than Capital Corp.

  Certain Definitions

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

        "Asset Value" means, at any date of determination, the sum of:

  (1)
  in the case of any Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties), the Capitalized Value of such Income Property (or group of Income Properties) as of such date; provided, however, that (except with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Hollywood Casino Baton Rouge and the Hollywood Casino Perryville) the Asset Value of each Income Property (other than a former Development Property or Redevelopment Property) during the first four complete fiscal quarters following the date of acquisition thereof shall be the greater of (i) the acquisition price thereof and (ii) the Capitalized Value thereof (provided that the Asset Value shall be the acquisition price thereof if results of one full fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties) (and after results of one full fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof may be determined by annualizing such results) including for purposes of determining any increase in Total Asset Value since the end of the Latest Completed Quarter); provided, further, that an adjustment shall be made to the Asset Value of any Income Property (in an amount reasonably determined by an Issuer) as new tenancy leases are entered into, or existing tenancy leases terminate or expire, in respect of such Income Property;

  (2)
  in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results are available for at least one complete fiscal quarter following completion or opening of the applicable development project, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property); and

  (3)
  100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased as of such date of determination;

provided that, with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Hollywood Casino Perryville and the Hollywood Casino Baton Rouge, as of June 30, 2013, Asset Value shall be deemed to be $4,881.0 million. Notwithstanding the foregoing, for the fiscal quarter ended September 30, 2013 and thereafter, for any period prior to the completion of four fiscal quarters commencing after the Issue Date, Asset Value shall be determined as if the Master Lease had been in effect throughout such period and as if the Ohio Development Facilities, the Hollywood Casino

Perryville and the Hollywood Casino Baton Rouge had been owned or leased by the Operating Partnership or a Subsidiary thereof throughout such period, and the Spin-Off occurred at the beginning of such period, in each case as reasonably determined by an Issuer (it being understood that for any fiscal quarters ended on or prior to June 30, 2013, Capitalized Value for purposes of clause (1) of this definition shall be determined based on the Property EBITDA set forth for such fiscal quarter in clauses (A) through (D) of the final proviso to the definition of Property EBITDA).

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Capitalized Value" means, with respect to the Master Lease Properties or any other group of related properties or any other property, the Property EBITDA of the Master Lease Properties or such other group of related properties or such property, as the case may be, for the most recent four completed fiscal quarters divided by 9.0%.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor, the Operating Partnership and their Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

  (2)
  the adoption by shareholders or partners of a plan relating to the liquidation or dissolution of the Guarantor or the Operating Partnership;

  (3)
  the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than any holding company which owns 100% of the Voting Stock of the Guarantor (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Guarantor, measured by voting power rather than number of shares;

  (4)
  (i) the Guarantor ceases to own, directly or indirectly, more than 50% of the Voting Stock of the Operating Partnership or (ii) the sole general partner of the Operating Partnership ceases to be the Guarantor or one or more of the Guarantor's wholly owned subsidiaries; or

  (5)
  the first day on which a majority of the members of the Board of Directors of the Guarantor are not Continuing Directors.

        For the avoidance of doubt, the Transactions and any transactions related thereto (including the ownership of the Guarantor and the Operating Partnership by PNGI and its Subsidiaries prior to the Spin-Off), shall not constitute a Change of Control.

        "Change of Control Triggering Event" means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Consolidated EBITDA" means, for the applicable test period, the net income (or net loss) of the Issuers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP ((x) excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges and (y) before giving effect to cash dividends on preferred units of the Issuers or charges resulting from the redemption of preferred units of the Issuers attributable to the Issuers and their Subsidiaries for such period determined on a consolidated basis in conformity with GAAP);

  (1)
  plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:

  (a)
  interest expense (whether paid or accrued and whether or not capitalized);

  (b)
  income tax expense;

  (c)
  depreciation expense;

  (d)
  amortization expense;

  (e)
  extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, impairment charges, fees, costs and expenses relating to the Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

  (f)
  expenses and losses associated with hedging agreements;

  (g)
  expenses and losses resulting from fluctuations in foreign exchange rates;

  (h)
  other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuers such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);

  (i)
  the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);

  (j)
  severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); and

  (k)
  to the extent not included in net income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (2)(a) below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for such period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (k) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (k)) does not exceed Consolidated EBITDA attributable to such property during the most recent four consecutive fiscal quarter period that such property was fully operational (or if such property has not been fully operational for the most recent such period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the consecutive fiscal quarter period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

  (2)
  minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:

  (a)
  extraordinary, non-recurring and unusual gains (other than insurance proceeds);

  (b)
  gains attributable to hedging agreements;

    (c)
    non-cash gains resulting from fluctuations in foreign exchange rates; and

    (d)
    other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course;

provided that for the fiscal quarter ended (A) September 30, 2012, Consolidated EBITDA shall be deemed to be $103.2 million, (B) December 31, 2012, Consolidated EBITDA shall be deemed to be $99.5 million, (C) March 31, 2013, Consolidated EBITDA shall be deemed to be $102.1 million and (D) June 30, 2013, Consolidated EBITDA shall be deemed to be $104.3 million. For the period from June 30, 2013, through the date of the Spin-Off, Consolidated EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by an Issuer.

        For purposes of this definition, net income (net loss) shall only include the Issuers' Ownership Share of net income (net loss) of their non-wholly owned Subsidiaries and Unconsolidated Affiliates and, accordingly, there shall be no deduction from net income or Consolidated EBITDA for non-controlling or minority interests in such Persons.

        Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Consolidated EBITDA, all amounts shall be as reasonably determined by an Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable with respect to the determination of non-cash or non-recurring items.

        "Consolidated Financial Statements" means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Subsidiaries prepared in accordance with GAAP.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Guarantor who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (1) or this clause (2) who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means the Credit Agreement, dated October 28, 2013, among a subsidiary of the Operating Partnership (which will be merged into the Operating Partnership on or about the Issue Date, with the Operating Partnership as the surviving entity), as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender and the parties named therein as Co-Syndication Agents, Documentation Agents, Joint Physical Bookrunners and Joint Lead Arrangers, and the lenders from time to time party thereto, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Agreement or other agents or other lenders).

        "Credit Facilities" means one or more debt facilities or commercial paper facilities (providing for revolving credit loans, term loans, other loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit) or debt securities, including any related notes, guarantees, collateral documents, agreements relating to swap or other hedging obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or otherwise refinanced in whole or in part from time to time by one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility) or instruments.

        "Debt Securities" means any debt securities, as such term is commonly understood, issued in any public offering or private placement in an aggregate principal amount of $100.0 million or more.

        "Development Property" means real property (a) acquired for, or currently under, development into an Income Property that, in accordance with GAAP, would be classified as an asset on the consolidated balance sheet of the Issuers and their Subsidiaries and (b) of the type described in clause (a) of this definition to be (but not yet) acquired by the Issuers or any of their Subsidiaries upon completion of construction pursuant to a contract in which the seller of such real property is required to build, develop or renovate prior to, and as a condition precedent to, such acquisition.

        "Exchange Notes" means debt securities of the Issuers issued pursuant to the indenture in exchange for, and in an aggregate principal amount equal to, the notes or other debt securities being exchanged, in compliance with the terms of the applicable Registration Rights Agreement.

        "Gaming Approval" means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming business (including pari-mutuel betting) or enterprise, including to enable the Issuers or any of their Subsidiaries or affiliates to engage in or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct or manage such business substantially as is presently conducted or managed or contemplated to be conducted or managed following the Issue Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) necessary as is contemplated on the Issue Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

        "Gaming Authority" means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers or any of their Subsidiaries.

        "Gaming Facility" means any gaming or pari-mutuel wagering establishment, including any casino or "racino," and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

        "Gaming Laws" means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Issuers or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

        "GAAP" means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

        "Income Property" means any real or personal property or assets or vessels (including any personal property ancillary thereto or used in connection therewith or in support thereof) owned, operated or leased or otherwise controlled by the Issuers or their Subsidiaries and earning, or intended to earn, current income whether from rent, lease payments, operations or otherwise. "Income Property" shall not include any Development Property, Redevelopment Property or undeveloped land during the period such property or assets or vessels are Development Properties, Redevelopment Properties or undeveloped land as reasonably determined by an Issuer.

        "Indebtedness" means, as of any date of determination, all indebtedness for borrowed money of the Issuers and their Subsidiaries that is included as a liability on the Consolidated Financial Statements of the Issuers in accordance with GAAP, excluding: (i) any indebtedness to the extent Discharged, (ii) Intercompany Debt, (iii) all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions and (iv) any redeemable equity interest in the Issuers.

        "Intercompany Debt" means, as of any date, Indebtedness to which the only parties are the Guarantor, the Issuers and any of their respective Subsidiaries as of such date; provided, however, that with respect to any such Indebtedness of which any of the Issuers is the borrower, such Indebtedness is subordinate in right of payment to the notes.

        "Interest Expense" means, for any period of time, the aggregate amount of interest payable in cash on Indebtedness of the Issuers and their Subsidiaries, net of interest income and payments received under swap and other hedging agreements or arrangements relating to interest rates, and excluding (i) any commitment, upfront, arrangement or structuring fees or premiums (including redemption and prepayment premiums) or original issue discount, (ii) interest reserves funded from the proceeds of any Indebtedness, (iii) any cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) all cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, and (v) amortization of deferred financing costs; provided that the components of Interest Expense relating to a Subsidiary of any of the Issuers that is not a wholly owned Subsidiary of the Issuers shall be reduced to reflect the Issuers' proportionate interest therein.

        Notwithstanding the foregoing, for purposes of calculating Interest Expense (I) for any four-quarter period ending prior to the date Consolidated Financial Statements of the Issuers have been completed for the fiscal quarter ending March 31, 2014, Interest Expense shall be determined on a pro forma basis as if the Transactions had occurred at the beginning of such period, as reasonably determined by an Issuer, and (II) on and after the date such Consolidated Financial Statements of the Issuers have been completed for the fiscal quarter ending March 31, 2014, for each of the fiscal quarters ending March 31, 2014, June 30, 2014 and September 30, 2014, Interest Expense during each such fiscal quarter shall be annualized such that (x) for the calculation of Interest Expense for the four-quarter period ending March 31, 2014, Interest Expense for the fiscal quarter ending March 31, 2014 will be multiplied by four (4), (y) for the calculation of Interest Expense or the four-quarter period ending June 30, 2014, Interest Expense for the two fiscal quarter period ending June 30, 2013 will be multiplied by two (2), and (z) for the calculation of Interest Expense for the four-quarter period ending September 30, 2014, Interest Expense for the three fiscal quarter period ending September 30, 2014 will be multiplied by one and one-third (1 1/3).

        "Issue Date" means October 30, 2013, with respect to the 2018 notes and the 2023 notes, and October 31, 2013, with respect to the 2020 notes.

        "Latest Completed Quarter" means, as of any date, the most recently ended fiscal quarter of the Issuers for which Consolidated Financial Statements of the Issuers (or the Guarantor or another parent guarantor, as applicable) have been completed, it being understood that at any time when the Issuers (or the Guarantor or another parent guarantor, as applicable) are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual and quarterly reports with the SEC, the term "Latest Completed Quarter" shall be deemed to refer to the fiscal quarter covered by the Issuers' (or the Guarantor's or another parent guarantor's, as applicable) most recently filed Quarterly Report on Form 10-Q, or, in the case of the last fiscal quarter of the year, the Issuers' (or the Guarantor's or another parent guarantor's, as applicable) Annual Report on Form 10-K; provided that prior to the completion of Consolidated Financial Statements of the Issuers (or the Guarantor or another parent, as applicable) for the period ended December 31, 2013, the Latest Completed Quarter shall be deemed to be June 30, 2013 or September 30, 2013, based on the most recent financial information (including pro forma financial information) available to the Issuers.

        "Lien" means, with respect to any asset (without duplication), any lien, security interest or other type of preferential arrangement for security, including, without limitation, the lien or retained security title of a conditional vendor; provided that, for purposes hereof, "Lien" shall not include any Lien related to Indebtedness that has been Discharged or otherwise satisfied by the Issuers or any of their Subsidiaries in accordance with the provisions thereof, including through the deposit of cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee with respect to third party indebtedness).

        "Master Lease" means that certain Master Lease, dated as of November 1, 2013, between the Operating Partnership (and any Subsidiaries of the Operating Partnership acting as landlord or co-landlord) and the Tenant, as it may be amended, supplemented or modified from time to time in accordance with the indenture.

        "Master Lease Guaranty" means the Guaranty of Master Lease by PNGI in favor of the Operating Partnership or a Subsidiary thereof.

        "Master Lease Properties" means, as of any date of determination, the real properties that are leased to Tenant pursuant to the Master Lease.

        "Offering Memorandum" means the offering memorandum of GLP Capital L.P. and GLP Financing II, Inc., dated October 23, 2013, with respect to the old notes.

        "Ohio Development Facilities" means the properties under development as of the Issue Date in Dayton, Ohio and Mahoning Valley, Ohio.

        "Original Master Lease Properties" means the Master Lease Properties as of the date of the Master Lease.

        "Ownership Share" means, with respect to any Subsidiary (other than a wholly owned Subsidiary of any of the Issuers) or any Unconsolidated Affiliate of the Issuers, the Issuers' relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

        "Permitted Debt" means:

  (1)
  Indebtedness incurred under the Credit Facilities on or prior to the date of the indenture; and

  (2)
  Indebtedness represented by the notes to be issued in the First Notes Closing and the Second Notes Closing (and, in each case, the Exchange Notes issued in exchange therefor).

        "Permitted Replacement Lease" means (a) any new lease entered into pursuant to Section 17.1(f) of the Master Lease, (b) any new lease entered into with a Qualified Successor Tenant or (c) any assignment of the Master Lease to a Qualified Successor Tenant, in each case, whether in respect of all or a portion of the gaming facilities subject to the Master Lease.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "PNGI" means Penn National Gaming, Inc., a Pennsylvania corporation.

        "pro forma basis" means:

  (1)
  For purposes of calculating the amount of Total Debt or Secured Debt or Unsecured Debt under "—Limitations on Incurrence of Debt—Limitation on Total Debt" and "—Limitation on Secured Debt", there shall be excluded Indebtedness to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) or which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed or otherwise satisfied on or prior to the date such calculation is being made or for which the Guarantor, the Issuers or any of their Subsidiaries has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or otherwise satisfy or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to the date such calculation is being made (collectively, "Discharged");

  (2)
  For purposes of calculating the Coverage Ratio:

  (a)
  in the event that the Issuers or any of their Subsidiaries incurs, assumes, guarantees or Discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Coverage Ratio is being calculated and on or prior to the date such calculation is being made, then the Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter period and Interest Expense relating to any such Indebtedness that has been Discharged shall be excluded;

  (b)
  acquisitions or investments that have been made by the Issuers or any of their Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter period or subsequent to such period and on or prior to the date such calculation is being made, and the change in Consolidated EBITDA resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter period, and Consolidated EBITDA for such period shall include the Consolidated EBITDA of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis;

  (c)
  (a) any Person that is a Subsidiary on the date such calculation is being made will be deemed to have been a Subsidiary at all times during the applicable four-quarter period,

      and (b) any Person that is not a Subsidiary on the date such calculation is being made will be deemed not to have been a Subsidiary at any time during the applicable four-quarter reference period;

    (d)
    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded;

    (e)
    the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the Issuers or any of their Subsidiaries following the date such calculation is being made;

    (f)
    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuers may designate; and

    (g)
    for any period that includes any period of time occurring prior to the issue date, the Transactions shall be given pro forma effect as if the Transactions had occurred at the beginning of such period.

        "Property EBITDA" means, for any period of time with respect to the Master Lease Properties or any other group of related properties or any property (excluding any properties that are not Income Properties), the sum, with respect to such Master Lease Properties or other group of related properties or property, of the net income (or net loss) derived from such property for such period (excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges);

  (1)
  plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:

  (a)
  interest expense (whether paid or accrued and whether or not capitalized);

  (b)
  income tax expense;

  (c)
  depreciation expense;

  (d)
  amortization expense;

  (e)
  extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, property valuation losses, impairment charges, fees, costs and expenses relating to the Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

  (f)
  expenses and losses associated with hedging agreements;

  (g)
  expenses and losses resulting from fluctuations in foreign exchange rates;

  (h)
  other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuers such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);

    (i)
    the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);

    (j)
    severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); and

    (k)
    to the extent not included in net income or, if otherwise excluded from Property EBITDA due to the operation of clause (2)(a) below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to such property;

  (2)
  minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:

  (a)
  extraordinary, non-recurring and unusual gains (other than insurance proceeds);

  (b)
  gains attributable to hedging agreements;

  (c)
  non-cash gains resulting from fluctuations in foreign exchange rates; and

  (d)
  other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course;

  provided that to the extent any amounts referred to in this definition or deducted in calculating net income (or net loss) (including any costs or expenses included in calculating net income (or net loss)) are required to be paid by the Tenant under the Master Lease or any other Person that is a lessee or operator of any such property, such amounts will not be subtracted, and will be added back to Property EBITDA for the applicable property or group of properties;

provided, further, that for each of the fiscal quarters ended (A) September 30, 2012, (B) December 31, 2012, (C) March 31, 2013 and (D) June 30, 2013, Property EBITDA for such quarter shall be deemed to be $112.8 million. Property EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Property EBITDA, all amounts shall be as determined reasonably by an Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable. For the period from June 30, 2013, through the date of the Spin-Off, Property EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by an Issuer.

        "Qualified Successor Tenant" means a Person that: (a) in the reasonable judgment of an Issuer, has sufficient experience (directly or through one or more of its Subsidiaries) operating or managing casinos or is owned, controlled or managed by a Person with such experience, to operate properties subject to a Permitted Replacement Lease and (b) is licensed or certified by each gaming authority with jurisdiction over any gaming facility subject to the applicable Permitted Replacement Lease as of the initial date of the effectiveness of the applicable Permitted Replacement Lease.

        "Rating Agency" means (a) Moody's or S&P or (b) if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Issuers' Board of Directors) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Rating Category" means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody's used by another Rating Agency selected by the Issuers. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and - for S&P; (ii) 1, 2 and 3 for Moody's; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

        "Rating Decline" with respect to a particular series of notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of such series of notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.

        "Redevelopment Property" means any real property owned by an Issuer or its Subsidiaries that operates or is intended to operate as an Income Property (a)(i) that has been acquired by an Issuer or any of its Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (x) that an Issuer or any of its Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of (y) 10% of the Capitalized Value of such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Property EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and or (ii) with respect to which an Issuer or a Subsidiary thereof has entered into a binding construction contract or construction has commenced, (b) that does not qualify as a "Development Property" and (c) that an Issuer so desires to classify as a "Redevelopment Property" for purposes of the notes.

        "Registration Rights Agreement" means (i) as applicable, the Registration Rights Agreement related to the 2018 notes, dated as of October 30, 2013, the Registration Rights Agreement related to the 2020 notes, dated as of October 31, 2013, and the Registration Rights Agreement related to the 2023 notes, dated as of October 30, 2013, each of which was between the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as representative of the initial purchasers, as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance after the applicable date of issuance of the notes of additional notes or additional debt securities under the indenture in a private offering by the Issuers.

        "Secured Debt" means, as of any date of determination, the portion of Total Debt as of such date that is secured by a Lien on property or assets of the Issuers or any of their Subsidiaries.

        "Significant Acquisition" means an acquisition in which the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition is not less than five percent (5%) of Total Asset Value immediately prior to such acquisition.

        "Significant Subsidiary" means any Subsidiary of an Issuer having (together with its Subsidiaries) assets that constitute five percent (5%) or more of Total Asset Value as of the end any of the most recently completed fiscal year of the Issuers for which Consolidated Financial Statements have been prepared prior to the date of determination.

        "Spin-Off" means the spin-off of the Guarantor from PNGI to the shareholders of PNGI, which shall result in the Operating Partnership having title to substantially all of the real estate assets held by PNGI prior to the spin-off, and including the entering into by the Tenant and the Operating Partnership (or one or more Subsidiaries of the Operating Partnership acting as landlord or co-landlord) of the Master Lease.

        "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of an Issuer, and in the case of each of clauses (i) and (ii) which is required to be consolidated with such Person in accordance with GAAP.

        "Tenant" means Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

        "Total Asset Value" means, as of any date, the sum of the following without duplication: (a) the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned by the Issuers or any of their Subsidiaries at such date, plus (b) an amount (but not less than zero) equal to all unrestricted cash and cash equivalents on hand of the Issuers and their Subsidiaries (including the proceeds of the Indebtedness to be incurred), plus (c) earnest money deposits associated with potential acquisitions as of such date, plus (d) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other investments held by the Issuers and their Subsidiaries at such date (exclusive of goodwill and other intangible assets). Total Asset Value shall be adjusted in the case of assets owned by Subsidiaries of the Issuers which are not wholly owned Subsidiaries of the Issuers to reflect the Issuers' Ownership Share therein. For the period from June 30, 2013, through the date of the Spin-Off, Total Asset Value shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by an Issuer.

        "Total Debt" means, as of any date of determination, the aggregate principal amount of outstanding Indebtedness of the Issuers and their Subsidiaries as of such date; provided that (a) Total Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder, and (b) the amount of Total Debt, in the case of Indebtedness of a Subsidiary of the Issuers that is not a wholly owned Subsidiary of the Issuers, shall be reduced to reflect the Issuers' proportionate interest therein.

        "Total Unencumbered Asset Value" means, as of any date of determination, the Total Asset Value for all assets owned by the Issuers or one of their Subsidiaries at such date that are not subject to any Lien which secures Indebtedness of the Issuers and their Subsidiaries.

        "Transactions" means, collectively, (a) the Spin-Off and the series of corporate restructurings and other transactions entered into in connection with the foregoing, the acquisition by the Guarantor of the GLPI Assets and the entering into of the Master Lease, (b) the issuance of the notes and the entering into of the Credit Agreement, (c) the payment of the earnings and profits purge, (d) any other transactions defined as "Transactions" in the Offering Memorandum and (e) the payment of fees and expenses in connection with the foregoing.

        "Unconsolidated Affiliate" means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the Consolidated Financial Statements of such Person.

        "Unsecured Debt" means, as of any date of determination, that portion of Total Debt as of that date that is not Secured Debt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Events of Default

        The following are "events of default" under the indenture with respect to the notes of a particular series:

  (1)
  default for 30 days in the payment when due of interest on the notes of such series;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes of such series;

  (3)
  failure by the Issuers or any of their Subsidiaries for 60 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with any of the covenants or agreements in the indenture (other than a covenant or agreement included in the indenture for the benefit of one or more series of debt securities other than the notes) or the notes;

  (4)
  certain specified events under bankruptcy, insolvency or other similar laws with respect to the Issuers or any of their Significant Subsidiaries;

  (5)
  a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our recourse Indebtedness (or the payment of which we guarantee), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default: (i) is caused by a failure to pay principal of such Indebtedness at final maturity (a "payment default"); or (ii) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 business days after receipt by us of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding specifying such default), and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more; and

  (6)
  other than in connection with any transaction not prohibited by "—Certain Covenants—Master Lease," the Master Lease shall have terminated or the Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Master Lease); provided that such termination shall not constitute an event of default if within 90 days after such termination the Operating Partnership has entered into one or more Permitted Replacement

    Leases (or in the case of the Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Master Lease).

        In the case of an event of default arising under clause (4) of the immediately preceding paragraph, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of then outstanding notes (or then outstanding notes of such series in case of an event of default specific to such series) may declare all the notes (or all the notes of such series, as applicable) to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of then outstanding notes may direct the trustee, in writing, in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default with respect to the notes and its consequences under the indenture (or in the case of an event of default specific to a series of notes, holders of a majority in aggregate principal amount of the notes of such series then outstanding by written notice to the trustee may on behalf of the holders of all of the notes of such series waive any existing default or event of default with respect to the notes of such series and its consequences under the indenture), in each case, except a continuing default or event of default in the payment of interest on, or the principal of, the notes; provided that the holders of a majority in aggregate principal amount of the notes (or of the notes of such series, respectively) then outstanding may rescind an acceleration of the notes (or the notes of such series) and waive the payment default that resulted from such acceleration.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, the Issuers are required to deliver to the trustee, a statement specifying such default or event of default.

        Notwithstanding clause (3) of the first paragraph above or any other provision of the indenture, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by the Issuers with the covenant described under the caption "—Certain Covenants—Reports" shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an event of default, and holders of the notes shall not have any right under the indenture to accelerate the maturity of the notes as a result of any such failure to comply. If a failure to comply by the Issuers with the covenant described under the caption "—Certain Covenants—Reports" continues for 60 days after the Issuers receives notice of such failure to comply in accordance with clause (3) of the first paragraph above (such notice, the "Reports Default Notice"), and is continuing on the 60th day following the Issuers' receipt of the Reports Default Notice, the Issuers will pay liquidated damages to all holders of notes at a rate per annum equal to 0.25% of the principal amount of the notes from the 60th day following the Issuers' receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Issuers' receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Issuers with the covenant described under the caption "—Certain Covenants—Reports" shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Issuers with the covenant described under the caption "—Certain Covenants—Reports" shall not have been cured or waived on or before the 121st day following the Issuers' receipt of the Reports Default Notice, then the failure to comply by the Issuers with the covenant described under the caption "—Certain Covenants—Reports" shall on such 121st day constitute an event of default. A failure to comply with the covenant described under the caption "—Certain Covenants—Reports" automatically shall cease to be continuing and shall be deemed cured at such time as the Issuers (or the Guarantor or other parent guarantor of the Issuers, as applicable) furnishes to the trustee the applicable information or report (it being understood that the availability of such information or report on the SEC's EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuers' obligation to furnish such information or report to the trustee); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the "EDGAR" system (or its successor).

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the notes and the provisions of the indenture as they relate to the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes of a series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with the notes of a series or any provision of the indenture as it relates to the notes of a series may be waived with the consent of the holders of a majority in principal amount of the notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a default or event of default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or premium on the notes;

  (7)
  waive a redemption payment with respect to any note; or

  (8)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect, mistake or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

  (4)
  to comply with the rules of any applicable securities depository;

  (5)
  to comply with applicable gaming laws, to the extent that such amendment or supplement is not materially adverse to the holders of notes;

  (6)
  to provide for the issuance of additional notes or additional debt securities of any series in accordance with the limitations set forth in the indenture;

  (7)
  to make any change that would provide any additional rights or benefits to the holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not materially adversely affect the legal rights under the indenture of any such holder;

  (8)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA; or

  (9)
  to conform the text of the indenture or the notes to any provision of the Description of Notes contained in the Offering Memorandum as set forth in an officer's certificate.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any series of the outstanding notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including the events described in clauses (1), (2), or (4) under the caption "Events of Default" above pertaining to the Issuers) described under the caption "Events of Default" above will no longer constitute an event of default with respect to the notes. The Issuers may exercise Legal Defeasance regardless of whether they previously have exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the series of notes to be defeased, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to pay the principal of, premium, if any, on and accrued and unpaid interest on the outstanding notes to be defeased on the stated maturity or on a redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date; provided that, with respect to any redemption pursuant to "Redemption—Optional Redemption," the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third business date preceding the date of such deposit with the trustee;

  (2)
  in the case of Legal Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit or other Indebtedness which is being Discharged and, in each case, the granting of Liens in connection therewith);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being Discharged) to which the Issuers are a party or by which the Issuers are bound;

  (6)
  the Issuers must deliver to the trustee an officer's certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

  (7)
  the Issuers must deliver to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

    (b)
    all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including, the date of maturity or redemption; provided that, with respect to any redemption pursuant to "Redemption—Optional Redemption—Optional Redemption," the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is so deposited with the trustee equal to the redemption amount computed using the Treasury Rate as of the third business date preceding the date of such deposit with the trustee;

  (2)
  the Issuers have paid or caused to be paid all other sums then payable by it under the indenture; and

  (3)
  the Issuers have delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officer's certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Upon compliance with the foregoing, the trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Issuers' obligations under the notes and the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or direct or indirect partner, member or stockholder, past, present or future, of the Issuers, the Guarantor or any successor entity, as such, will have any liability for any obligations of the Issuers or the Guarantor under the notes or the indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Forms and Denominations

        The notes will be issued as permanent global securities in the name of a nominee of DTC and will be available only in book-entry form except in certain limited circumstances. The notes will be issued in fully registered form without coupons and are available for purchase only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuers or the Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of then outstanding applicable series of notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of notes, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Gaming and Leisure Properties, Inc., Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Chief Financial Officer.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the United States federal income tax consequences generally applicable to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the new notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary addresses investors who will hold the new notes as "capital assets" (generally, property held for investment) under the Code. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the new notes.

Exchange of old notes for new notes

        An exchange of old notes for new notes pursuant to the exchange offers will not be a taxable transaction for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offers. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offers will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offers.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities, and who receives new notes in exchange for old notes pursuant to the exchange offers, and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes, and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC no-action letter (publicly available June 5, 1991) and Shearman & Sterling, SEC no-action letter (publicly available July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        Certain legal matters in connection with these exchange offers will be passed upon for us by Pepper Hamilton LLP of Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Gaming and Leisure Properties, Inc. and Subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        The issuers are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. GLPI, the guarantor and the parent company of the issuers, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and GLPI files annual, quarterly and current reports and other information with the SEC. You may read and copy any document that GLPI files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        You may find additional information about us and our subsidiaries on our website at http://www.glpropinc.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with any decision to exchange the notes. Information may also be obtained from us at 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Chief Financial Officer, telephone (610) 401-2900.

        The issuers have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the new notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

ITEM 1.    FINANCIAL STATEMENTS

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Real estate investments, net	$2,153,653	$2,010,303
Property and equipment, used in operations, net	141,886	139,121
Cash and cash equivalents	48,278	285,221
Prepaid expenses	7,667	5,983
Deferred income taxes	1,927	2,228
Other current assets	24,240	17,367
Goodwill	75,521	75,521
Other intangible assets	9,577	9,577
Debt issuance costs, net of accumulated amortization of $3,277 and $1,270 at March 31, 2014 and December 31, 2013, respectively	44,862	46,877
Loan receivable	41,000	—
Other assets	13,275	17,041

Total assets	$2,561,886	$2,609,239

Liabilities
Accounts payable	$24,594	$21,397
Accrued expenses	6,995	13,783
Accrued interest	42,869	18,055
Accrued salaries and wages	8,135	10,337
Gaming, property, and other taxes	23,764	18,789
Income taxes	5,889	17,256
Other current liabilities	14,585	12,911
Long-term debt	2,500,000	2,350,000
Deferred income taxes	3,083	4,282

Total liabilities	2,629,914	2,466,810

Shareholders' (deficit) equity
Common stock ($.01 par value, 550,000,000 shares authorized, 111,771,524 and 88,659,448 shares issued at March 31, 2014 and December 31, 2013, respectively)	1,118	887
Additional paid-in capital	862,588	3,651
Retained (deficit) earnings	(931,734)	137,891

Total shareholders' (deficit) equity	(68,028)	142,429

Total liabilities and shareholders' (deficit) equity	$2,561,886	$2,609,239

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Rental	$106,114	$—
Real estate taxes paid by tenants	11,998	—

Total rental revenue	118,112	—
Gaming	38,755	41,080
Food, beverage and other	2,831	3,215

Total revenues	159,698	44,295
Less promotional allowances	(1,370)	(1,646)

Net revenues	158,328	42,649

Operating expenses
Gaming	21,562	23,139
Food, beverage and other	2,546	2,767
Real estate taxes	12,423	406
General and administrative	20,941	5,939
Depreciation	26,522	3,588

Total operating expenses	83,994	35,839

Income from operations	74,334	6,810

Other income (expenses)
Interest expense	(28,974)	—
Interest income	546	—
Management fee	—	(1,280)

Total other expenses	(28,428)	(1,280)

Income from operations before income taxes	45,906	5,530
Income tax provision	1,594	2,316

Net income	$44,312	$3,214

Earnings per common share:
Basic earnings per common share	$0.40	$0.03
Diluted earnings per common share	$0.38	$0.03
Dividends paid per common share	$0.52	$—

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders' Equity (Deficit)

(in thousands, except share data)

(unaudited)

	Common Stock				Total Shareholders' Equity (Deficit)
			Additional Paid-In Capital	Retained Earnings (Deficit)
	Shares	Amount
Balance, December 31, 2013	88,659,448	$887	$3,651	$137,891	$142,429
Stock option activity	1,051,847	10	15,844	—	15,854
Restricted stock activity	80,408	1	(584)	—	(583)
Dividends paid, including purging distribution	21,979,821	220	843,677	(1,113,937)	(270,040)
Net income	—	—	—	44,312	44,312

Balance, March 31, 2014	111,771,524	$1,118	$862,588	$(931,734)	$(68,028)

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Three months ended March 31,	2014	2013
Operating activities
Net income	$44,312	$3,214
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	26,522	3,588
Amortization of debt issuance costs	2,007	—
Losses (Gains) on sales of property	158	(28)
Deferred income taxes	(898)	128
Charge for stock-based compensation	1,951	—
(Increase) decrease,
Prepaid expenses and other current assets	(5,201)	(380)
Other assets	(273)	4
Increase (decrease),
Accounts payable	43	177
Accrued expenses	(6,788)	189
Accrued interest	24,814	—
Accrued salaries and wages	(2,202)	(510)
Gaming, pari-mutuel, property and other taxes	4,975	337
Income taxes	(11,367)	(10,541)
Other current and noncurrent liabilities	1,674	63

Net cash provided by (used in) operating activities	79,727	(3,759)

Investing activities
Capital project expenditures, net of reimbursements	(24,002)	(78)
Capital maintenance expenditures	(871)	(896)
Proceeds from sale of property and equipment	—	79
Increase in cash in escrow	(3,356)	—
Funding of loan receivable	(43,000)	—
Principal payments on loan receivable	2,000	—
Acquisition of real estate	(140,730)	—

Net cash used in investing activities	(209,959)	(895)

Financing activities
Net advances to Penn National Gaming, Inc.	—	7,280
Dividends paid	(270,040)	—
Proceeds from exercise of options	13,321	—
Proceeds from issuance of long-term debt	182,008	—
Payments of long-term debt	(32,000)	—

Net cash (used in) provided by financing activities	(106,711)	7,280

Net increase in cash and cash equivalents	(236,943)	2,626
Cash and cash equivalents at beginning of year	285,221	14,562

Cash and cash equivalents at end of year	$48,278	$17,188

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Operations

        On November 15, 2012, Penn National Gaming, Inc. ("Penn") announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded real estate investment trust ("REIT"), Gaming and Leisure Properties, Inc. ("GLPI") (the "Spin-Off").

        GLPI and subsidiaries (the "Company") was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI, through a series of internal corporate restructurings, substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the "TRS Properties," in a tax-free distribution. The Company intends to elect on its United States ("U.S.") federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" (a "TRS") effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a master lease, a "triple-net" operating lease with an initial term of 15 years with no purchase option, followed by four 5 year renewal options (exercisable by Penn) on the same terms and conditions (the "Master Lease"), and GLPI also owns and operates the TRS Properties through an indirect wholly-owned subsidiary, GLP Holdings, Inc.

        Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn after the Spin-Off.

        GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements. As of March 31, 2014, GLPI's portfolio consisted of 22 gaming and related facilities, which included the TRS Properties, the real property associated with 19 gaming and related facilities of Penn (including two properties under development in Dayton, Ohio and Mahoning Valley, Ohio), and the real property associated with the Casino Queen in East St. Louis, Illinois, that was acquired in January 2014. These facilities are geographically diversified across 13 states. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

        In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes, GLPI declared a special dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements (the "Purging Distribution"). The Purging Distribution,

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

1. Organization and Operations (Continued)

which was paid on February 18, 2014, totaled approximately $1.05 billion and was comprised of cash and GLPI common stock. See Note 8 for further details.

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

        The condensed consolidated financial statements include the accounts of GLPI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses for the reporting periods. Actual results could differ from those estimates.

        Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The notes to the consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2013 (our "Annual Report") should be read in conjunction with these condensed consolidated financial statements. The December 31, 2013 financial information has been derived from the Company's audited consolidated financial statements.

2. Summary of Significant Accounting Policies

Fair Value of Financial Instruments

        The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

  Cash and Cash Equivalents

        The fair value of the Company's cash and cash equivalents approximates the carrying value of the Company's cash and cash equivalents, due to the short maturity of the cash equivalents.

  Long-term Debt

        The fair value of the senior notes and senior unsecured credit facility is estimated based on quoted prices in active markets and as such is a Level 1 measurement as defined under ASC 820 "Fair Value Measurements and Disclosures."

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The estimated fair values of the Company's financial instruments are as follows (in thousands):

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$48,278	$48,278	$285,221	$285,221
Financial liabilities:
Long-term debt
Senior unsecured credit facility	450,000	441,000	300,000	294,750
Senior notes	2,050,000	2,114,250	2,050,000	2,058,750

Comprehensive Income

        Comprehensive income includes net income and all other non-owner changes in shareholders' equity during a period. The Company did not have any non-owner changes in shareholders' equity for the three months ended March 31, 2014 and 2013, and comprehensive income for the three months ended March 31, 2014 and 2013 was equivalent to net income for those time periods.

Revenue Recognition and Promotional Allowances

        The Company recognizes rental revenue from tenants, including rental abatements, lease incentives and contractually fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured. Contingent rental income is recognized once the lessee achieves the specified target. Recognition of rental income commences when control of the facility has been transferred to the tenant. For facilities being jointly developed with the tenant, the Company retains control of the assets to be leased until operations commence and control is transferred to the tenant.

        As of March 31, 2014, all but three of the Company's properties were leased to a subsidiary of Penn under the Master Lease. The obligations under the Master Lease are guaranteed by Penn and by most Penn subsidiaries that occupy and operate the facilities leased under the Master Lease. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the Master Lease. In January 2014, GLPI completed the asset acquisition of Casino Queen in East St. Louis, Illinois. GLPI subsequently leased the property back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease.

        The rent structure under the Master Lease with Penn includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, all properties under the Master Lease with Penn are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

        Additionally, in accordance with ASC 605, "Revenue Recognition," the Company records revenue for the real estate taxes paid by its tenants on the leased properties under the Master Lease with an offsetting expense in real estate taxes within the consolidated statement of income as the Company has concluded it is the primary obligor under the Master Lease.

        Gaming revenue generated by the TRS Properties mainly consists of video lottery gaming revenue, and to a lesser extent, table game and poker revenue. Video lottery gaming revenue is the aggregate net difference between gaming wins and losses with liabilities recognized for funds deposited by customers before gaming play occurs, for "ticket-in, ticket-out" coupons in the customers' possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of coins played, are charged to revenue as the amount of the jackpots increases. Table game gaming revenue is the aggregate of table drop adjusted for the change in aggregate table chip inventory. Table drop is the total dollar amount of the currency, coins, chips, tokens, outstanding counter checks (markers), and front money that are removed from the live gaming tables. Additionally, food and beverage revenue is recognized as services are performed.

        The following table discloses the components of gaming revenue within the condensed consolidated statements of income for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Video lottery	$33,381	$37,352
Table game	4,940	3,448
Poker	434	280

Total gaming revenue, net of cash incentives	$38,755	$41,080

        Gaming revenue is recognized net of certain sales incentives in accordance with ASC 605-50, "Revenue Recognition—Customer Payments and Incentives." The Company records certain sales incentives and points earned in point-loyalty programs as a reduction of revenue.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The retail value of food and beverage and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The amounts included in promotional allowances for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Food and beverage	$1,361	$1,517
Other	9	129

Total promotional allowances	$1,370	$1,646

        The estimated cost of providing such complimentary services, which is primarily included in food, beverage, and other expense, for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Food and beverage	$716	$713
Other	3	69

Total cost of complimentary services	$719	$782

Gaming and Admission Taxes

        For the TRS Properties, the Company is subject to gaming and admission taxes based on gross gaming revenues in the jurisdictions in which it operates. The Company primarily recognizes gaming tax expense based on the statutorily required percentage of revenue that is required to be paid to state and local jurisdictions in the states where or in which wagering occurs. At Hollywood Casino Baton Rouge, the gaming admission tax is based on graduated tax rates. The Company records gaming and admission taxes at the Company's estimated effective gaming tax rate for the year, considering estimated taxable gaming revenue and the applicable rates. Such estimates are adjusted each interim period. If gaming tax rates change during the year, such changes are applied prospectively in the determination of gaming tax expense in future interim periods. For the three months ended March 31, 2014 and 2013, these expenses, which are recorded within gaming expense in the condensed consolidated statements of income, totaled $17.3 million, and $18.7 million, respectively.

Earnings Per Share

        The Company calculates earnings per share ("EPS") in accordance with ASC 260, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the period, excluding net income attributable to participating securities (unvested restricted stock awards). Diluted EPS reflects the additional dilution for all potentially-dilutive securities such as stock options and unvested restricted shares. Basic and

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

diluted EPS for the three months ended March 31, 2013 were retroactively restated for the number of GLPI basic and diluted shares outstanding immediately following the Spin-Off and to include the shares issued as part of the Purge Distribution.

        The following table reconciles the weighted-average common shares outstanding used in the calculation of basic EPS to the weighted-average common shares outstanding used in the calculation of diluted EPS for the three months ended March 31, 2014 and 2013 (in thousands):

Three months ended March 31,	2014	2013
Determination of shares:
Weighted-average common shares outstanding	111,198	110,582
Assumed conversion of dilutive employee stock-based awards	6,282	4,703
Assumed conversion of restricted stock	370	318

Diluted weighted-average common shares outstanding	117,850	115,603

        The following table presents the calculation of basic and diluted EPS for the Company's common stock for the three months ended March 31, 2014 and 2013:

Three months ended March 31,	2014	2013
	(in thousands, expect per share data)
Calculation of basic EPS:
Net income	$44,312	$3,214
Less: Net income allocated to participating securities	(175)	(12)

Net income attributable to common shareholders	$44,137	$3,202
Weighted-average common shares outstanding	111,198	110,582
Basic EPS	$0.40	$0.03
Calculation of diluted EPS:
Net income	$44,312	$3,214
Diluted weighted-average common shares outstanding	117,850	115,603
Diluted EPS	$0.38	$0.03

        There were no outstanding options to purchase shares of common stock during the three months ended March 31, 2014 and 2013 that were not included in the computation of diluted EPS because they were antidilutive.

Stock-Based Compensation

        The Company accounts for stock compensation under ASC 718, "Compensation—Stock Compensation," which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant. The fair value for stock options is estimated at the date of grant using the Black-Scholes option- pricing model. There were no stock option grants awarded in the first quarter 2014.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

        Additionally, the cash-settled phantom stock units ("PSU") entitle employees to receive cash based on the fair value of the Company's common stock on the vesting date. These PSUs are accounted for as liability awards and are re-measured at fair value each reporting period until they become vested with compensation expense being recognized over the requisite service period in accordance with ASC 718-30, "Compensation-Stock Compensation, Awards Classified as Liabilities."

        In addition, the Company's stock appreciation rights ("SAR") are accounted for as liability awards since they will be settled in cash. The fair value of these awards is calculated during each reporting period and estimated using the Black-Scholes option pricing model.

        In connection with the Spin-Off of GLPI, employee stock options and cash settled stock appreciation rights of Penn were converted through the issuance of GLPI employee stock options and GLPI cash settled stock appreciation rights and an adjustment to the exercise prices of their Penn awards. The number of options and cash settled stock appreciation rights, subject to and the exercise price of each converted award was adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Spin-Off.

        Holders of outstanding restricted stock awards and cash settled phantom stock unit awards received an additional share of restricted stock or cash settled phantom stock unit awards in GLPI common stock at the Spin-Off so that the intrinsic value of these awards were equivalent to those that existed immediately prior to the Spin-Off.

        The adjusted options and SARs, as well as the restricted stock awards and PSUs, otherwise remain subject to their original terms, except that for purposes of the adjusted Penn awards (including in determining exercisability and the post-termination exercise period), continued service with GLPI following the distribution date shall be deemed continued service with Penn.

        As of March 31, 2014, there was $5.8 million of total unrecognized compensation cost for stock options that will be recognized over the grants remaining weighted average vesting period of 1.47 years. For the three months ended March 31, 2014, the Company recognized $1.4 million of compensation expense associated with these awards. In addition, the Company also recognized $3.3 million of compensation expense for the three months ended March 31, 2014, relating to the first quarter $.52 dividend paid on vested employee stock options.

        As of March 31, 2014, there was $6.4 million of total unrecognized compensation cost for restricted stock awards that will be recognized over the grants remaining weighted average vesting period of 3.28 years. For the three months ended March 31, 2014, the Company recognized $0.6 million of compensation expense associated with these awards.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The following table contains information on restricted stock award activity for the three months ended March 31, 2014.

Number of Award Shares
Outstanding at December 31, 2013	419,067
E&P Purge	106,261
Granted	64,279
Released	(110,714)
Canceled	(37,274)

Outstanding at March 31, 2014	441,619

        In addition, there was $8.1 million of total unrecognized compensation cost at March 31, 2014, which will be recognized over the awards remaining weighted average vesting period of 2.37 years, for Penn and GLPI PSUs held by GLPI employees that will be cash-settled by GLPI. For the three months ended March 31, 2014, the Company recognized $0.4 million of compensation expense associated with these awards. In addition, the Company also recognized $0.4 million for the three months ended March 31, 2014, relating to the purge distribution dividend and the first quarter $.52 dividend paid on unvested PSUs.

        Additionally, there was $0.3 million of total unrecognized compensation cost at March 31, 2014, which will be recognized over the grants remaining weighted average vesting period of 1.62 years, for Penn and GLPI SARs held by GLPI employees that will be cash-settled by GLPI. For the three months ended March 31, 2014, the Company recognized $21 thousand of compensation expense associated with these awards.

        Upon the declaration of the Purging Distribution, GLPI options and GLPI SARs were adjusted in a manner that preserved both the pre-distribution intrinsic value of the options and SARs and the pre-distribution ratio of the stock price to exercise price that existed immediately before the Purging Distribution. Additionally, upon declaration of the Purging Distribution, holders of GLPI PSUs were credited with the special dividend, which will accrue and be paid, if applicable, on the vesting date of the related PSU. Holders of GLPI restricted stock were entitled to receive the special dividend with respect to such restricted stock on the same date or dates that the special dividend was payable on GLPI common stock to shareholders of GLPI generally.

Segment Information

        Consistent with how the Company's Chief Operating Decision Maker reviews and assesses the Company's financial performance, the Company has two reportable segments, GLP Capital, L.P. (a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets) ("GLP Capital") and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of the Company's business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge. See Note 9 for further information with respect to the Company's segments.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisitions

        In January 2014, the Company completed the asset acquisition of the real property associated with the Casino Queen in East St. Louis, Illinois for $140.7 million, including transaction fees of $0.7 million. Simultaneously with the acquisition, GLPI also provided Casino Queen with a $43 million, five year term loan at 7% interest, pre-payable at any time, which, together with the sale proceeds, completely refinanced and retired all of Casino Queen's outstanding long-term debt obligations. As of March 31, 2014, the balance of this loan was $41 million, due to principal and interest payments made. GLPI leased the property back to Casino Queen on a "triple net" basis on terms similar to those in the Master Lease and will result in approximately $14 million in annual rent. The lease has an initial term of 15 years, and the tenant has an option to renew it at the same terms and conditions for four successive five year periods.

4. Real Estate Investments

        Real estate investments, net, represents investments in 20 properties and is summarized as follows:

	March 31, 2014	December 31, 2013
	(in thousands)
Land and improvements	$453,141	$382,581
Building and improvements	2,120,663	2,050,533
Construction in progress	87,323	61,677

Total real estate investments	2,661,127	2,494,791
Less accumulated depreciation	(507,474)	(484,488)

Real estate investments, net	$2,153,653	$2,010,303

        Construction in progress primarily represents two development projects which the Company is responsible for the real estate construction costs, namely Hollywood at Dayton Raceway and Hollywood at Mahoning Valley Race Track which Penn anticipates opening in the fall of 2014. The Company acquired the real estate of Casino Queen for $140.7 million in January 2014.

5. Property and Equipment Used in Operations

        Property and equipment used in operations, net, consists of the following and primarily represents the assets utilized in the TRS:

	March 31, 2014	December 31, 2013
	(in thousands)
Land and improvements	$31,635	$27,586
Building and improvements	116,267	115,888
Furniture, fixtures, and equipment	102,740	101,288
Construction in progress	504	203

Total property and equipment	251,146	244,965
Less accumulated depreciation	(109,260)	(105,844)

Property and equipment, net	$141,886	$139,121

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

6. Long-term Debt

        Long-term debt is as follows:

	March 31, 2014	December 31, 2013
	(in thousands)
Senior unsecured credit facility	$450,000	$300,000
$550 million 4.375% senior notes due November 2018	550,000	550,000
$1,000 million 4.875% senior notes due November 2020	1,000,000	1,000,000
$500 million 5.375% senior notes due November 2023	500,000	500,000

	$2,500,000	$2,350,000

        The following is a schedule of future minimum repayments of long-term debt as of March 31, 2014 (in thousands):

2014	$—
2015	—
2016	—
2017	—
2018	1,000,000
Thereafter	1,500,000

Total minimum payments	$2,500,000

        The Company participates in a $1,000.0 million senior unsecured credit facility (the "Credit Facility"), consisting of a $700.0 million revolving credit facility and a $300.0 million Term Loan A facility. The Credit Facility matures on October 28, 2018. At March 31, 2014, the Credit Facility had a gross outstanding balance of $450 million, consisting of the $300 million Term Loan A facility and $150 million of borrowings under the revolving credit facility. As of March 31, 2014, $550 million remained available under the Credit Facility.

        The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations or pay certain dividends and other restricted payments. The Credit Facility contains the following financial covenants, which are measured quarterly on a trailing four-quarter basis: a maximum total debt to total asset value ratio, a maximum senior secured debt to total asset value ratio, a maximum ratio of certain recourse debt to unencumbered asset value and a minimum fixed charge coverage ratio. In addition, GLPI is required to maintain a minimum tangible net worth. GLPI is required to maintain its status as a REIT on and after the effective date of its election to be treated as a REIT, which election GLPI intends to make on its U.S. federal income tax return for its first full fiscal year following the Spin-Off. GLPI is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status, subject to the absence of payment or bankruptcy defaults. GLPI is also permitted to make other dividends and distributions subject to pro forma compliance with the financial covenants and the absence of defaults. The Credit Facility also contains certain customary affirmative covenants and events of default. Such events of default include the occurrence of a change of control and termination of the Master Lease (subject to certain replacement rights). The occurrence and continuance of an event of default under the Credit Facility will enable the lenders under the Credit Facility to accelerate the loans, and terminate the commitments, thereunder.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

6. Long-term Debt (Continued)

        The Notes contain covenants limiting the Company's ability to: incur additional debt and use their assets to secure debt; merge or consolidate with another company; and make certain amendments to the Master Lease. The Notes also require the Company to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        At March 31, 2014, the Company was in compliance with all required covenants.

7. Commitments and Contingencies

Litigation

        Pursuant to a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to legal proceedings involving the businesses and operations of Penn's real property holdings prior to the Spin-Off (other than any liability arising from or relating to legal proceedings where the dispute arises from the operation or ownership of the TRS Properties) will be retained by Penn and Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings.

        The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions, and other matters arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming, and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company's financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

8. Dividends

        On February 18, 2014, GLPI made the Purging Distribution, which totaled $1.05 billion and was comprised of cash and GLPI common stock, to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of $210 million. Of the 88,691,827 shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock or not making an election received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment. In addition, cash distributions were made to GLPI and Penn employee restricted stock award holders in the amount of $1 million for the purging distribution. GLPI and Penn have jointly requested a Pre-Filing

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

8. Dividends (Continued)

Agreement from the Internal Revenue Service pursuant to Revenue Procedure 2009-14 to confirm the appropriate allocation of Penn's historical earnings and profits between GLPI and Penn. The outcome of this request may affect the amount of the dividend required to be paid by GLPI to its shareholders prior to December 31, 2014.

        Additionally, on February 18, 2014, the Company's Board of Directors declared its first quarterly dividend of $0.52 per common share, which was paid on March 28, 2014, in the amount of $58 million, to shareholders of record on March 7, 2014. In addition, dividend payments were made to GLPI restricted stock award holders in the amount of $1.0 million.

9. Segment Information

        The following tables present certain information with respect to the Company's segments. Intersegment revenues between the Company's segments were not material in any of the periods presented below.

	GLP Capital(1)	TRS Properties	Eliminations(2)	Total
	(in thousands)
For the three months ended March 31, 2014
Net revenues	$118,112	$40,216	$—	$158,328
Income from operations	67,871	6,463	—	74,334
Interest, net	28,428	2,601	(2,601)	28,428
Income from operations before income taxes	42,044	3,862	—	45,906
Income tax provision	—	1,594	—	1,594
Net income	42,044	2,268	—	44,312
Depreciation	23,441	3,081	—	26,522
Capital project expenditures, net of reimbursements	24,002	—	—	24,002
Capital maintenance expenditures	—	871	—	871
For the three months ended March 31, 2013
Net revenues	$—	$42,649	$—	$42,649
Income from operations	—	6,810	—	6,810
Income from operations before income taxes	—	5,530	—	5,530
Income tax provision	—	2,316	—	2,316
Net income	—	3,214	—	3,214
Depreciation	—	3,588	—	3,588
Capital project expenditures, net of reimbursements	—	78	—	78
Capital maintenance expenditures	—	896	—	896
Balance sheet at March 31,2014
Total assets	$2,324,839	$237,047	—	$2,561,886
Balance sheet at December 31, 2013
Total assets	$2,379,243	$229,996	—	$2,609,239

(1)
GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off.

(2)
Amounts in the "Eliminations" column represent the elimination of intercompany interest payments from the Company's TRS Properties business segment to its GLP Capital business segment.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

10. Pre-Spin Transactions with Penn

        Before the Spin-Off, Hollywood Casino Baton Rouge and Hollywood Casino Perryville had a corporate overhead assessment with Penn, whereby Penn provided various management services in consideration of a management fee equal to 3% of net revenues. The Company incurred and paid management fees of $1.3 million for the three months ended March 31, 2013. In connection with the completion of the Spin-Off, the management fee agreements between Penn and Hollywood Casino Baton Rouge and Hollywood Casino Perryville were terminated.

11. Supplemental Disclosures of Cash Flow Information

        Prior to the Spin-Off, the Company's Hollywood Casino Baton Rouge and Hollywood Casino Perryville paid no federal income taxes directly to tax authorities and instead settled all intercompany balances with Penn. These settlements included, among other things, the share of the income taxes allocated by Penn to Hollywood Casino Baton Rouge and Hollywood Casino Perryville. The amounts paid to Penn for Hollywood Casino Baton Rouge and Hollywood Casino Perryville's allocated share of federal income taxes was $1.8 million for the three months ended March 31, 2013. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made federal income tax payments directly to tax authorities of $1.4 million for the three months ended March 31, 2014. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made state income tax payments directly to the state authorities of $0.9 million for the three months ended March 31, 2014 and no payments for the three months ended March 31, 2013. In addition, GLPI, prior to qualifying for REIT status, was subjected to corporate federal and state income taxes. The Company paid federal income tax directly to tax authorities of $10.1 million for the three months ended March 31, 2014. The Company also paid state income tax payments of $1.4 million directly to the state authorities for the three months ended March 31, 2014. Cash paid for interest was $2.1 million for the three months ended March 31, 2014 and no interest was paid for the three months ended March 31, 2013.

12. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers

        GLPI guarantees the 2018 Notes, the 2020 Notes and the 2023 Notes (collectively, the "Notes") issued by its subsidiaries, GLP Capital, L.P. and GLP Financing II, Inc. Each of the subsidiary issuers is 100% owned by GLPI. The guarantees of GLPI are full and unconditional. GLPI is not subject to any material or significant restrictions on its ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries, except as provided by applicable law. No subsidiaries of GLPI guarantee the Notes.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

12. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers (Continued)

        Summarized financial information for the three months ended March 31, 2014 and 2013 for GLPI as the parent guarantor, for GLP Capital, L.P. and GLP Financing II, Inc. as the subsidiary issuers and the other subsidiary non-issuers is presented below.

	Parent Guarantor	Subsidiary Issuers	Other Subsidiary Non-Issuers	Eliminations	Consolidated
	(in thousands)
At March 31, 2014
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,013,643	$140,010	$—	$2,153,653
Intercompany transactions and investment in subsidiaries	(82,258)	393,503	122,853	(434,098)	—
Other	42,395	85,340	280,498	—	408,233

Total assets	$(39,863)	$2,492,486	$543,361	$(434,098)	$2,561,886

Other liabilities	$28,165	$74,940	$26,809		$129,914
Intercompany debt			193,595	(193,595)	—
Long-term debt	—	2,500,000	—	—	2,500,000
Total shareholders' (deficit) equity	(68,028)	(82,454)	322,955	(240,501)	(68,028)

Total liabilities and shareholders' (deficit) equity	$(39,863)	$2,492,486	$543,359	$(434,096)	$2,561,886

Quarter ended March 31, 2014
Condensed Consolidating Statement of Operations
Net revenues	$—	$115,072	$43,256	$—	$158,328
Operating expenses	14,522	34,630	34,842	—	83,994

Income (loss) from operations	(14,522)	80,442	8,414	—	74,334
Other income (expenses)
Intercompany dividends and interest	275,011	6,384	279,607	(561,002)	—
Other income (expenses)	—	(26,373)	(2,055)	—	(28,428)

Total other income (expenses)	275,011	(19,989)	277,552	(561,002)	(28,428)

Net income (loss) before income taxes	260,489	60,453	285,966	(561,002)	45,906
Taxes on income	—	—	1,594	—	1,594

Net income (loss)	$260,489	$60,453	$284,372	$(561,002)	$44,312

Quarter ended March 31, 2014
Condensed Consolidating Statement of Cash Flows
Net cash provided by (used in) operating activities	$217,250	$(329,090)	$191,567	$—	$79,727
Net cash used in investing activities	(1,532)	(25,826)	(182,601)	—	(209,959)
Net cash (used in) provided by financing activities	(256,719)	150,008	—	—	(106,711)

Net (decrease) increase in cash and cash equivalents	(41,001)	(204,908)	8,966	—	(236,943)
Cash and cash equivalents at beginning of period	42,801	221,096	21,324	—	285,221

Cash and cash equivalents at end of period	$1,800	$16,188	$30,290	$—	$48,278

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements (Continued)

(unaudited)

12. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers (Continued)

	Parent Guarantor	Subsidiary Issuers	Other Subsidiary Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2013
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,010,303	$—	$—	$2,010,303
Intercompany transactions and investment in subsidiaries	104,391	208,739	308,157	(621,287)	—
Other	83,083	285,514	229,996	343	598,936

Total assets	$187,474	$2,504,556	$538,153	(620,944)	$2,609,239

Total other liabilities	$45,045	$47,906	$23,517	342	$116,810
Total long-term debt	—	2,350,000	—	—	2,350,000
Total shareholders' equity	142,429	106,650	514,637	(621,287)	142,429

Total liabilities and shareholders' equity	$187,474	$2,504,556	$538,154	$(620,945)	$2,609,239

Quarter ended March 31, 2013
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$42,649	$—	$42,649
Total operating expenses	—	—	35,839	—	$35,839

Income from operations	—	—	6,810	—	6,810
Other income (expenses)	—	—	(1,280)	—	$(1,280)

Net income before income taxes	—	—	5,530	—	$5,530
Taxes on income	—	—	2,316	—	$2,316

Net income	$—	$—	$3,214	$—	$3,214

Quarter ended March 31, 2013
Condensed Consolidating Statement of Cash Flows
Net cash used in operating activities	$—	$—	$(3,759)	$—	$(3,759)
Net cash used in investing activities	—	—	(895)	—	(895)
Net cash provided by financing activities	—	—	7,280	—	7,280

Net increase in cash and cash equivalents	—	—	2,626	—	2,626
Cash and cash equivalents at beginning of period	—	—	14,562	—	14,562

Cash and cash equivalents at end of period	$—	$—	$17,188	$—	$17,188

Report of Independent Registered Public Accounting Firm

Board of Directors
Gaming and Leisure Properties, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Gaming and Leisure Properties, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the index at Item 8. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal Control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaming and Leisure Properties, Inc. and Subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 25, 2014
Except for Note 16, as to which the date is June 11, 2014.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2013	2012
Assets
Real Estate Investments, net	$2,010,303	$—
Property and equipment, used in operations, net	139,121	118,954
Cash and cash equivalents	285,221	14,562
Prepaid expenses	5,983	1,141
Deferred income taxes	2,228	2,859
Other current assets	17,367	1,009
Receivable from Penn National Gaming, Inc.	—	43,318
Goodwill	75,521	75,521
Other intangible assets	9,577	9,577
Debt issuance costs, net of accumulated amortization of $1,270 at December 31, 2013	46,877	—
Other assets	17,041	134

Total assets	$2,609,239	$267,075

Liabilities
Accounts payable	$21,397	$251
Accrued expenses	13,783	5,787
Accrued interest	18,055	—
Accrued salaries and wages	10,337	3,507
Gaming, property, and other taxes	18,789	1,136
Income taxes	17,256	11,538
Other current liabilities	12,911	109
Long-term debt	2,350,000	—
Deferred income taxes	4,282	8,417

Total liabilities	2,466,810	30,745
Commitments and Contingencies (Note 7)
Shareholders' equity
Common stock ($.01 par value, 550,000,000 shares authorized, 88,659,448 shares issued at December 31, 2013)	887	—
Additional paid-in capital	3,651	71,356
Retained earnings	137,891	164,974

Total shareholders' equity	142,429	236,330

Total liabilities and shareholders' equity	$2,609,239	$267,075

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

Year ended December 31,	2013	2012	2011
Revenues
Rental	$68,955	$—	$—
Real estate taxes paid by tenants	7,602	—	—

Total rental revenue	76,557	—	—
Gaming	159,352	202,581	223,302
Food, beverage and other	12,357	15,635	16,396

Total revenues	248,266	218,216	239,698
Less promotional allowances	(6,137)	(7,573)	(7,814)

Net revenues	242,129	210,643	231,884

Operating expenses
Gaming	89,367	113,111	124,971
Food, beverage and other	10,775	13,114	13,664
Real estate taxes	9,220	1,592	1,362
General and administrative	43,262	25,068	24,806
Depreciation	28,923	14,090	14,568

Total operating expenses	181,547	166,975	179,371

Income from operations	60,582	43,668	52,513

Other income (expenses)
Interest expense	(19,254)	—	—
Interest income	1	2	4
Management fee	(4,203)	(6,320)	(6,958)

Total other expenses	(23,456)	(6,318)	(6,954)

Income from operations before income taxes	37,126	37,350	45,559
Income tax provision	17,296	14,431	18,875

Net income	$19,830	$22,919	$26,684

Earnings per common share:
Basic earnings per common share	$0.18	$0.21	$0.24
Diluted earnings per common share	$0.17	$0.20	$0.23

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(in thousands, except share data)

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Total Shareholders' Equity
	Shares	Amount
Balance, December 31, 2010	—	$—	$100,017	$115,371	$215,388
Cash contribution to parent	—	—	(22,161)	—	(22,161)
Net income	—	—	—	26,684	26,684

Balance, December 31, 2011	—	—	77,856	142,055	219,911
Cash contribution to parent	—	—	(6,500)	—	(6,500)
Net income	—	—	—	22,919	22,919

Balance, December 31, 2012	—	—	71,356	164,974	236,330
Contributions to Penn National Gaming, Inc., prior to spin-off	—	—	(3,387)	(46,913)	(50,300)
Real estate assets and liabilities contributed to GLPI from Penn National Gaming, Inc. (See Note 1)	88,601,637	886	2,022,687	—	2,023,573
Cash distribution to Penn National Gaming, Inc. in connection with Spin-Off	—	—	(2,090,000)	—	(2,090,000)
Stock option activity	57,811	1	2,621	—	2,622
Restricted stock activity	—	—	374	—	374
Net income	—	—	—	19,830	19,830

Balance, December 31, 2013	88,659,448	$887	$3,651	$137,891	$142,429

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

Year ended December 31,	2013	2012	2011
Operating activities
Net income	$19,830	$22,919	$26,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,923	14,090	14,568
Amortization of debt issuance costs	1,270	—	—
Gain on sale of fixed assets	(39)	(142)	(75)
Deferred income taxes	(5,646)	(88)	(6,514)
Charge for stock-based compensation	1,566	—	—
(Increase) decrease,
Prepaid expenses and other current assets	(885)	1,513	(1,248)
Other assets	(662)	—	(2)
Increase (decrease),
Accounts payable	2,638	(260)	(288)
Accrued expenses	7,996	(456)	(180)
Accrued interest	17,216	—	(4)
Accrued salaries and wages	2,131	(394)	313
Gaming, property and other taxes	(7)	(250)	146
Income taxes	5,718	(10,162)	23,396
Other current and noncurrent liabilities	583	(26)	44

Net cash provided by operating activities	80,632	26,744	56,840

Investing activities
Capital project expenditures, net of reimbursements	(12,198)	(1,930)	(5,131)
Capital maintenance expenditures	(4,230)	(3,260)	(3,157)
Proceeds from sale of property and equipment	153	380	117

Net cash used in investing activities	(16,275)	(4,810)	(8,171)

Financing activities
Net advances to Penn National Gaming, Inc.	(3,595)	(18,018)	(27,375)
Cash contributions to Penn National Gaming, Inc.	(3,387)	(6,500)	(22,161)
Cash distribution to Penn National Gaming, Inc. in connection with Spin-Off	(2,090,000)	—	—
Principal payments on debt obligation to Penn National Gaming, Inc.	—	—	(900)
Proceeds from exercise of options	1,431	—	—
Proceeds from issuance of long-term debt, net of issuance costs	2,301,853	—	—

Net cash provided by (used in) financing activities	206,302	(24,518)	(50,436)

Net increase (decrease) in cash and cash equivalents	270,659	(2,584)	(1,767)
Cash and cash equivalents at beginning of year	14,562	17,146	18,913

Cash and cash equivalents at end of year	$285,221	$14,562	$17,146

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Business and Basis of Presentation

        On November 15, 2012, Penn National Gaming, Inc. ("Penn") announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded real estate investment trust ("REIT"), Gaming and Leisure Properties, Inc. ("GLPI") (the "Spin-Off").

        GLPI and subsidiaries (the "Company") was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn's real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the "TRS Properties," in a tax-free distribution. The Company intends to elect on its United States ("U.S.") federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" (a "TRS") effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn's former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a master lease, a "triple-net" operating lease with an initial term of 15 years with no purchase option, followed by four 5 year renewal options (exercisable by Penn) on the same terms and conditions (the "Master Lease"), and GLPI also owns and operates the TRS Properties through its TRS.

        Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn.

        GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements. As of December 31, 2013, GLPI's portfolio consisted of 21 gaming and related facilities, including the TRS Properties and the real property associated with 19 gaming and related facilities (including two properties under development in Dayton, Ohio and Mahoning Valley, Ohio) that are geographically diversified across 13 states. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

        In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes, GLPI declared a dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements (the "Purging Distribution"). The Purging Distribution, which was paid on February 18, 2014, totaled $1.05 billion and was comprised of cash and GLPI common stock. See Note 15 for further details.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Business and Basis of Presentation (Continued)

        The assets and liabilities of GLPI were recorded at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 505-60, "Spinoffs and Reverse Spinoffs." The assets and liabilities contributed to GLPI from Penn were as follows (in thousands):

Prepaid expenses	$2,766
Current deferred income tax assets	4,358
Property and equipment, net	2,024,572
Other assets	16,245
Accrued expenses	(5,656)
Other current liabilities	(12,219)
Deferred income tax liabilities	(6,493)

Net contribution	$2,023,573

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses for the reporting periods. Actual results could differ from those estimates.

2. Principles of Consolidation

        The consolidated financial statements include the accounts of GLPI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        The Company considers all cash balances and highly-liquid investments with original maturities of three months or less to be cash and cash equivalents.

Concentration of Credit Risk

        Concentrations of credit risks arise when a number of operators, tenants, or obligors related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. As of December 31, 2013, substantially all of the Company's real estate properties were leased to Penn, and all of the Company's rental revenues were derived from a master lease defined below. Penn is a publicly traded company that is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission. Penn's net revenues were $2.9 billion for the years ended December 31, 2013 and 2012. Other than the Company's tenant concentration, management believes the Company's portfolio was reasonably diversified by geographical location and did not contain any other significant concentration of credit risks. As of December 31, 2013, the Company's portfolio of 19 leased properties was diversified by location across 11 states.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable.

        The Company's policy is to limit the amount of credit exposure to any one financial institution, and place investments with financial institutions evaluated as being creditworthy, or in short-term money market and tax- free bond funds which are exposed to minimal interest rate and credit risk. At times, the Company has bank deposits and overnight repurchase agreements that exceed federally-insured limits.

        Accounts are written off when management determines that an account is uncollectible. Recoveries of accounts previously written off are recorded when received. An allowance for doubtful accounts is determined to reduce the Company's receivables to their carrying value, which approximates fair value. The allowance is estimated based on historical collection experience, specific review of individual customer accounts, and current economic and business conditions.

Prepaid Expenses and Other Assets

        Prepaid expenses consist of expenditures for goods (other than inventories) or services before the goods are used or the services are received. These amounts are deferred and charged to operations as the benefits are realized and primarily consist of prepayments for insurance and other contracts that will be expensed during the subsequent year. It also consists of admission fees and property taxes that were paid in advance. Other current assets are items expected to be realized within twelve months of the balance sheet date. Other current assets primarily include accounts receivable and food and beverage inventory. Other assets are all items that are long-term in nature and primarily include deferred compensation assets (see Note 7 for further details) and a deposit for certain real estate for Hollywood Casino Baton Rouge that should close in 2014.

Fair Value of Financial Instruments

        The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

  Cash and Cash Equivalents

        The fair value of the Company's cash and cash equivalents approximates the carrying value of the Company's cash and cash equivalents, due to the short maturity of the cash equivalents. The Company maintained a higher level of cash on hand at December 31, 2013 in order to fund the cash portion of its Purging Distribution. See Note 15 for additional details.

  Long-term Debt

        The fair value of the senior notes and senior unsecured credit facility is estimated based on quoted prices in active markets and as such is a Level 1 measurement as defined under ASC 820 "Fair Value Measurements and Disclosures."

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        The estimated fair values of the Company's financial instruments are as follows (in thousands):

	2013		2012
December 31,	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$285,221	$285,221	$14,562	$14,562
Financial liabilities:
Long-term debt
Senior unsecured credit facility	300,000	294,750	—	—
Senior notes	2,050,000	2,058,750	—	—

Real Estate Investments

        The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company include costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful lives of the buildings and building improvements which are generally between 8 years to 41 years.

        The Company continually monitors events and circumstances that could indicate that the carrying amount of the Company's real estate investments may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate investments may not be recoverable, the Company assesses the recoverability by estimating whether it will recover the carrying value of its real estate investments through its undiscounted future cash flows and the eventual disposition of the investment. In assessing the recoverability of the carrying value, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss. The Company groups its Real Estate Investments by tenant in evaluating impairment. If the Company determines the carrying amount is not recoverable, it would recognize an impairment charge equivalent to the amount required to adjust the carrying amount to its estimated fair value, calculated in accordance with current GAAP fair value provisions.

Property and Equipment used in operations

        Property and equipment are stated at cost, less accumulated depreciation and represent assets used by the Company's TRS operations and certain corporate assets. Maintenance and repairs that neither add materially to the value of the asset nor appreciably prolong its useful life are charged to expense as incurred. Gains or losses on the disposal of property and equipment are included in the determination of income.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        Depreciation of property and equipment is recorded using the straight- line method over the following estimated useful lives:

Land improvements	5 to 15 years
Building and improvements	5 to 40 years
Furniture, fixtures, and equipment	3 to 31 years

        Leasehold improvements are depreciated over the shorter of the estimated useful life of the improvement or the related lease term.

        The estimated useful lives are determined based on the nature of the assets as well as the Company's current operating strategy.

        The Company reviews the carrying value of its property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted estimated future cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescense demand, competition and other factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the individual property level. In assessing the recoverability of the carrying value of property and equipment, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Goodwill and Other Intangible Assets

        At December 31, 2013, the Company had $75.5 million in goodwill and $9.6 million in other intangible assets within its consolidated balance sheet, resulting from the contribution of Hollywood Casino Baton Rouge and Hollywood Casino Perryville from Penn in connection with the Spin-Off.

        Goodwill is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the Hollywood Casino Baton Rouge reporting unit to its carrying amount. If the carrying amount exceeds its fair value in step 1 of the impairment test, then step 2 of the impairment test is performed to determine the implied value of goodwill. If the implied value of goodwill is less than the goodwill allocated, an impairment loss is recognized.

        In accordance with ASC 350, "Intangibles—Goodwill and Other," the Company considers its Hollywood Casino Perryville gaming license as an indefinite-life intangible asset that does not require amortization based on the Company's future expectations to operate this casino indefinitely as well as the gaming industry's historical experience in renewing these intangible assets at minimal cost with various state gaming commissions. Rather, the Company's gaming license is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the recorded asset to its carrying amount. If the carrying amount of the indefinite-life intangible asset exceeds its fair value, an impairment loss is recognized.

        The evaluation of goodwill and indefinite-life intangible assets requires the use of estimates about future operating results to determine the estimated fair value of the reporting unit and the indefinite-lived intangible assets. The Company must make various assumptions and estimates in performing its impairment testing. The implied fair value includes estimates of future cash flows that are based on

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

reasonable and supportable assumptions which represent the Company's best estimates of the cash flows expected to result from the use of the assets including their eventual disposition. Changes in estimates, increases in the Company's cost of capital, reductions in transaction multiples, changes in operating and capital expenditure assumptions or application of alternative assumptions and definitions could produce significantly different results. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company's estimates. If the Company's ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future accounting periods. The Company's estimates of cash flows are based on the current regulatory and economic climates, as well as recent operating information and budgets. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events.

        Forecasted cash flows (based on the Company's annual operating plan as determined in the fourth quarter) can be significantly impacted by the local economy in which the Company's reporting unit operates. For example, increases in unemployment rates can result in decreased customer visitations and/or lower customer spend per visit. In addition, new legislation which approves gaming in nearby jurisdictions or further expands gaming in jurisdictions has the impact of increasing competition for the property which generally will have a negative effect on its profitability once competitors become established as a certain level of cannibalization occurs absent an overall increase in customer visitations. Lastly, increases in gaming taxes approved by state regulatory bodies can negatively impact forecasted cash flows.

        Assumptions and estimates about future cash flow levels and multiples are complex and subjective. They are sensitive to changes in underlying assumptions and can be affected by a variety of factors, including external factors, such as industry, geopolitical and economic trends, and internal factors, such as changes in our business strategy, which may reallocate capital and resources to different or new opportunities which management believes will enhance the Company's overall value but may be to the detriment of its reporting unit.

Debt Issuance Costs

        Debt issuance costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized to interest expense using the effective interest method over the contractual term of the underlying indebtedness.

Comprehensive Income

        Comprehensive income includes net income and all other non-owner changes in shareholders' equity during a period, including but not limited to, unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments. Since the Company did not have any non-owner changes in shareholders' equity for the years ended December 31, 2013, 2012 and 2011, comprehensive income for the years ended December 31, 2013, 2012 and 2011 was equivalent to net income for those time periods.

Income Taxes

        The Company accounts for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). Under ASC 740, deferred tax assets and liabilities are determined based on the

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realizability of the deferred tax assets is evaluated by assessing the valuation allowance and by adjusting the amount of the allowance, if any, as necessary. The factors used to assess the likelihood of realization are the forecast of future taxable income.

        ASC 740 also creates a single model to address uncertainty in tax positions, and clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in an enterprise's financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not have any uncertain tax positions for 2013, 2012 and 2011.

        The Company is required under ASC 740 to disclose its accounting policy for classifying interest and penalties, the amount of interest and penalties charged to expense each period, as well as the cumulative amounts recorded in the combined balance sheets. If and when they occur, the Company will classify any income tax-related penalties and interest accrued related to unrecognized tax benefits in taxes on income within the consolidated statements of income. During the years ended December 31, 2013, 2012 and 2011, the Company did not recognized any interest and penalties, net of deferred taxes.

        The Company intends to elect on its U.S. federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a "taxable REIT subsidiary" effective on the first day of the first taxable year of GLPI as a REIT. The Company intends to continue to be organized and to operate in a manner that will permit the Company to qualify as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to shareholders. As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate income tax rates, and dividends paid to its shareholders would not be deductible by the Company in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect the Company's net income and net cash available for distribution to shareholders. Unless the Company was entitled to relief under certain Internal Revenue Code provisions, the Company also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which it failed to qualify to be taxed as a REIT.

        The TRS Properties are able to engage in activities resulting in income that would be not qualifying income for a REIT. As a result, certain activities of the Company which occur within its TRS Properties are subject to federal and state income taxes.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenue Recognition and Promotional Allowances

        The Company recognizes rental revenue from tenants, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured. Contingent rental income is recognized once the lessee achieves the specified target. Recognition of rental income commences when control of the facility has been given to the tenant.

        As of December 31, 2013, all but two of the Company's properties were leased to a subsidiary of Penn under the Master Lease. The obligations under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the entire portfolio.

        The rent structure under the Master Lease with Penn includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, all properties under the Master Lease with Penn are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

        As of December 31, 2013, the future minimum rental income from the Company's properties under non-cancelable operating leases was as follows (in thousands):

Year ending December 31,
2014	$375,602
2015	375,602
2016	375,602
2017	376,101
2018	368,311
Thereafter	3,240,760

Total	$5,111,978

        For the year ended December 31, 2013, GLPI recognized $6.7 million in contingent rental income from Hollywood Casino Columbus and Hollywood Casino Toledo related to clause (ii) in the paragraph above.

        Additionally, in accordance with ASC 605, "Revenue Recognition," the Company records revenue for the real estate taxes paid by its tenants on the leased properties under the Master Lease with an

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

offsetting expense in real estate taxes within the consolidated statement of income as the Company has concluded it is the primary obligor under the Master Lease.

        Gaming revenue mainly consists of video lottery gaming revenue as well as to a lesser extent table game and poker revenue. Video lottery gaming revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs, for "ticket-in, ticket-out" coupons in the customers' possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of coins played, are charged to revenue as the amount of the jackpots increases. Table game gaming revenue is the aggregate of table drop adjusted for the change in aggregate table chip inventory. Table drop is the total dollar amount of the currency, coins, chips, tokens, outstanding counter checks (markers), front money that are removed from the live gaming tables. Additionally, food and beverage revenue is recognized as services are performed.

        The following table discloses the components of gaming revenue within the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
	(in thousands)
Video lottery, net of cash incentives	$138,803	$189,808	$210,349
Table game	18,096	11,891	12,333
Poker	2,453	882	620

Total gaming revenue	$159,352	$202,581	$223,302

        Gaming revenue is recognized net of certain sales incentives in accordance with ASC 605-50, "Revenue Recognition—Customer Payments and Incentives." The Company records certain sales incentives and points earned in point-loyalty programs as a reduction of revenue.

        The retail value of food and beverage and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The amounts included in promotional allowances for the years ended December 31, 2013, 2012 and 2011 are as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Food and beverage	$5,970	$6,806	$6,971
Other	167	767	843

Total promotional allowances	$6,137	$7,573	$7,814

        The estimated cost of providing such complimentary services, which is primarily included in food, beverage, and other expense, for the years ended December 31, 2013, 2012 and 2011 are as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Food and beverage	$2,907	$3,319	$3,198
Other	86	384	409

Total cost of complimentary services	$2,993	$3,703	$3,607

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Gaming and Admission Taxes

        For the TRS Properties, the Company is subject to gaming and admission taxes based on gross gaming revenues in the jurisdictions in which it operates. The Company primarily recognizes gaming tax expense based on the statutorily required percentage of revenue that is required to be paid to state and local jurisdictions in the states where or in which wagering occurs. At Hollywood Casino Baton Rouge, the gaming admission tax is based on graduated tax rates. The Company records gaming and admission taxes at the Company's estimated effective gaming tax rate for the year, considering estimated taxable gaming revenue and the applicable rates. Such estimates are adjusted each interim period. If gaming tax rate changes during the year, such changes are applied prospectively in the determination of gaming tax expense in future interim periods. For the years ended December 31, 2013, 2012 and 2011, these expenses, which are recorded within gaming expense in the combined statements of income, totaled $71.6 million, $94.9 million and $105.4 million, respectively.

Earnings Per Share

        The Company calculates earnings per share ("EPS") in accordance with ASC 260, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the period, excluding net income attributable to participating securities (outstanding restricted stock awards). Diluted EPS reflects the additional dilution for all potentially-dilutive securities such as stock options and unvested restricted shares. Basic and diluted EPS for the years ended December 31, 2012 and 2011 were retroactively restated for the number of GLPI basic and diluted shares outstanding immediately following the Spin-Off. The Company's share counts were also retroactively restated to include the shares issued as part of the Purge Distribution.

        The following table reconciles the weighted-average common shares outstanding used in the calculation of basic EPS to the weighted-average common shares outstanding used in the calculation of diluted EPS for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Determination of shares:
Weighted-average common shares outstanding	110,617	110,582	110,582
Assumed conversion of dilutive employee stock-based awards	4,924	4,703	4,703
Assumed conversion of restricted stock	324	318	318

Diluted weighted-average common shares outstanding	115,865	115,603	115,603

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        The following table presents the calculation of basic and diluted EPS for the Company's common stock for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
	(in thousands, expect per share data)
Calculation of basic EPS:
Net income	$19,830	$22,919	$26,684
Less: Net income allocated to participating securities	(75)	(86)	(101)

Net income attributable to common shareholders	$19,755	$22,833	$26,583
Weighted-average common shares outstanding	110,617	110,582	110,582
Basic EPS	$0.18	$0.21	$0.24
Calculation of diluted EPS:
Net income	$19,830	$22,919	$26,684
Diluted weighted-average common shares outstanding	115,865	115,603	115,603
Diluted EPS	$0.17	$0.20	$0.23

        There were no outstanding options to purchase shares of common stock during the years ended December 31, 2013, 2012 and 2011 that were not included in the computation of diluted EPS because they were antidilutive.

Stock-Based Compensation

        In connection with the Spin-Off, each outstanding option and cash settled stock appreciation right ("SAR") with respect to Penn common stock outstanding on the distribution date was converted into two awards, an adjusted Penn option and a GLPI option, or, in the case of the SARs, an adjusted Penn SAR and a GLPI SAR. The adjustment preserved the aggregate intrinsic value of the options and SARs. Additionally, in connection with the Spin-Off, holders of outstanding restricted stock and phantom stock units ("PSUs") with respect to Penn common stock became entitled to an additional share of restricted stock or PSU with respect to GLPI common stock for each share of Penn restricted stock or PSU held.

        The adjusted options and SARs, as well as the restricted stock and PSUs, otherwise remain subject to their original terms, except that for purposes of the adjusted Penn awards (including in determining exercisability and the post-termination exercise period), continued service with GLPI following the distribution date shall be deemed continued service with Penn; and for purposes of the GLPI awards (including in determining exercisability and the post- termination exercise period), continued service with Penn following the distribution date shall be deemed continued service with GLPI.

        The Company accounts for stock compensation under ASC 718, "Compensation- Stock Compensation," which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant. The fair value for stock options is estimated at the date of grant using the Black-Scholes option- pricing model. There were no stock option grants awarded in 2013.

        Additionally, the cash-settled PSUs entitle employees to receive cash based on the fair value of the Company's common stock on the vesting date. These PSUs are accounted for as liability awards and

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

are re-measured at fair value each reporting period until they become vested with compensation expense being recognized over the requisite service period in accordance with ASC 718-30, "Compensation-Stock Compensation, Awards Classified as Liabilities."

        In addition, the Company's SARs are accounted for as liability awards since they will be settled in cash. The fair value of these awards is calculated during each reporting period and estimated using the Black-Scholes option pricing model.

        See Note 10 for further information related to the treatment of the unrecognized compensation expense at the time of the Spin-Off related to awards held by GLPI employees.

Segment Information

        Consistent with how the Company's Chief Operating Decision Maker reviews and assesses the Company's financial performance, the Company has two reportable segments, GLP Capital, L.P. (a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets) ("GLP Capital") and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of the Company's business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge. See Note 11 for further information with respect to the Company's segments.

Statements of Cash Flows

        The Company has presented the consolidated statements of cash flows using the indirect method, which involves the reconciliation of net income to net cash flow from operating activities.

Certain Risks and Uncertainties

        The Company is dependent on Penn (including its subsidiaries), who is the lessee of substantially all of the Company's properties pursuant to the Master Lease and accounts for a significant portion of its revenues. The inability or unwillingness of Penn to meet its subsidiary's rent obligations and other obligations under the Master Lease could materially adversely affect the Company's business, financial position or results of operations, including the Company's ability to pay dividends to its shareholders as required to maintain its status as a REIT. For these reasons, if Penn were to experience a material adverse effect on its gaming business, financial position or results of operations, the Company's business, financial position or results of operations could also be materially adversely affected.

        The Company's operations are also dependent on its continued licensing by state gaming commissions of its gaming tenants and operators. The loss of a license could have an adverse effect on future results of operations. Additionally, the Company is dependent on the local market in which its gaming tenants and operators operate for a significant number of its patrons and revenues. If economic conditions in these areas deteriorate or additional gaming licenses are awarded in these markets, the Company's results of operations could be adversely affected. Furthermore, the Company is dependent upon a stable gaming tax structure in the locations that its gaming tenants and operators operate in. Any change in the tax structure could have an adverse effect on future results of operations.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Real Estate Investments

        Real estate investments, net, represents investments in 19 properties and is summarized as follows:

December 31,	2013	2012
	(in thousands)
Land and improvements	$382,581	$—
Building and improvements	2,050,533	—
Construction in progress	61,677	—

Total property and equipment	2,494,791	—
Less accumulated depreciation	(484,488)	—

Property and equipment, net	$2,010,303	$—

        In connection with the Spin-Off, Penn contributed $1.96 billion of real estate investments, net of accumulated depreciation which was recorded at Penn's historical carrying value. Construction in progress primarily represents two development projects which the Company is responsible for the real estate construction costs, namely Hollywood at Dayton Raceway and Hollywood at Mahoning Valley Race Track which Penn anticipates opening in the fall of 2014.

5. Property and Equipment used in operations

        Property and equipment used in operations, net, consists of the following:

December 31,	2013	2012
	(in thousands)
Land and improvements	$27,586	$28,193
Building and improvements	115,888	109,248
Furniture, fixtures, and equipment	101,288	76,088
Construction in progress	203	87

Total property and equipment	244,965	213,616
Less accumulated depreciation	(105,844)	(94,662)

Property and equipment, net	$139,121	$118,954

6. Long-term Debt

        Long-term debt is as follows:

December 31,	2013
(in thousands)
Senior unsecured credit facility	$300,000
$550 million 4.375% senior notes due November 2018	550,000
$1,000 million 4.875% senior notes due November 2020	1,000,000
$500 million 5.375% senior notes due November 2023	500,000

$2,350,000

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Long-term Debt (Continued)

        The following is a schedule of future minimum repayments of long-term debt as of December 31, 2013 (in thousands):

2014	$—
2015	—
2016	—
2017	—
2018	850,000
Thereafter	1,500,000

Total minimum payments	$2,350,000

        On October 28, 2013, GLP Capital entered into a new five year senior unsecured credit facility (the "Credit Facility"), consisting of a $700 million revolving credit facility and a $300 million Term Loan A facility. The interest rates payable on the loans are, at our option, equal to either a LIBOR rate or a base rate plus an applicable margin, which ranges from 1.0% to 2.0% per annum for LIBOR loans and 0.0% to 1.0% per annum for base rate loans, in each case, depending on the credit ratings assigned to the Credit Facility. At December 31, 2013, the applicable margin was 1.75% for LIBOR loans and 0.75% for base rate loans, which was reduced to 1.50% and 0.50%, respectively, in the first quarter of 2014. See Note 15 for further details. In addition, the Company is required to pay a commitment fee on the unused portion of the commitments under the revolving facility at a rate that ranges from 0.15% to 0.35% per annum, depending on the credit ratings assigned to the Credit Facility. At December 31, 2013, the commitment fee rate was 0.30%, which was reduced to 0.25% in the first quarter of 2014. GLP Capital is not required to repay any loans under the Credit Facility prior to maturity on October 28, 2018. GLP Capital may prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders. The Credit Facility is guaranteed by GLPI.

        The Company's Credit Facility had a gross outstanding balance of $300 million at December 31, 2013, consisting of the $300 million Term Loan A facility. No balances were outstanding on the revolving credit facility at December 31, 2013.

        The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations or pay certain dividends and other restricted payments. The Credit Facility contains the following financial covenants, which are measured quarterly on a trailing four-quarter basis: a maximum total debt to total asset value ratio, a maximum senior secured debt to total asset value ratio, a maximum ratio of certain recourse debt to unencumbered asset value and a minimum fixed charge coverage ratio. In addition, GLPI is required to maintain a minimum tangible net worth. GLPI is required to maintain its status as a REIT on and after the effective date of its election to be treated as a REIT, which election GLPI intends to make on its U.S. federal income tax return for its first full fiscal year following the Spin-Off. GLPI is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status, subject to the absence of payment or bankruptcy defaults. GLPI is also permitted to make other dividends and distributions subject to pro forma compliance with the financial covenants and the absence of defaults. The Credit Facility also contains certain customary affirmative covenants and events of default. Such events of default include the occurrence of a change of control and termination

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Long-term Debt (Continued)

of the Master Lease (subject to certain replacement rights). The occurrence and continuance of an event of default under the Credit Facility will enable the lenders under the Credit Facility to accelerate the loans, and terminate the commitments, thereunder.

        On October 30 and 31, 2013, the Company completed offerings of $2,050 million aggregate principal amount of three series of new senior notes issued by two of GLPI's wholly-owned subsidiaries (the "Issuers"): $550 million of 4.375% Senior Notes due 2018 (the "2018 Notes"); $1,000 million of 4.875% Senior Notes due 2020 (the "2020 Notes"); and $500 million of 5.375% Senior Notes due 2023 (the "2023 Notes," and collectively with the 2018 Notes and the 2020 Notes, the "Notes"). The 2018 Notes mature on November 1, 2018 and bear interest at a rate of 4.375% per year. The 2020 Notes mature on November 1, 2020 and bear interest at a rate of 4.875% per year. The 2023 Notes mature on November 1, 2023 and bear interest at a rate of 5.375% per year. Interest on the Notes is payable on May 1 and November 1 of each year, beginning on May 1, 2014.

        The Company may redeem the Notes of any series at any time, and from time to time, at a redemption price of 100% of the principal amount of the Notes redeemed, plus a "make-whole" redemption premium described in the indenture governing the Notes, together with accrued and unpaid interest to, but not including, the redemption date, except that if Notes of a series are redeemed 90 or fewer days prior to their maturity, the redemption price will be 100% of the principal amount of the Notes redeemed, together with accrued and unpaid interest to, but not including, the redemption date. If GLPI experiences a change of control accompanied by a decline in the credit rating of the Notes of a particular series, the Company will be required to give holders of the Notes of such series the opportunity to sell their Notes of such series at a price equal to 101% of the principal amount of the Notes of such series, together with accrued and unpaid interest to, but not including, the repurchase date. The Notes also are subject to mandatory redemption requirements imposed by gaming laws and regulations.

        The Notes are guaranteed on a senior unsecured basis by GLPI. The Notes are the Issuers' senior unsecured obligations and rank pari passu in right of payment with all of the Issuers' senior indebtedness, including the Credit Facility, and senior in right of payment to all of the Issuers' subordinated indebtedness, without giving effect to collateral arrangements.

        The Notes contain covenants limiting the Issuers' ability to: incur additional debt and use their assets to secure debt; merge or consolidate with another company; and make certain amendments to the Master Lease. The Notes also require the Issuers to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        GLPI used the proceeds of the 2018 Notes and the 2023 Notes, together with borrowings under the Credit Facility, to make distributions directly or indirectly, to Penn in partial exchange for the contribution of real property assets to GLPI in connection with the Spin-Off and to pay related fees and expenses. A portion of the net proceeds from the 2020 Notes was used to repay certain amounts drawn under the revolving portion of the Credit Facility and the remaining net proceeds were used to fund the Purging Distribution by GLPI of accumulated earnings and profits on its real property assets in order to comply with certain REIT qualification requirements. The proceeds of additional revolving loans under the Credit Facility will be used for working capital, to fund permitted dividends, distributions and acquisitions, for general corporate purposes and for any other purpose not prohibited by the documentation governing the Credit Facility.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Long-term Debt (Continued)

        At December 31, 2013, the Company was in compliance with all required financial covenants.

7. Commitments and Contingencies

Litigation

        Pursuant to a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to legal proceedings involving the businesses and operations of Penn's real property holdings prior to the Spin-Off (other than any liability arising from or relating to legal proceedings where the dispute arises from the operation or ownership of the TRS Properties) will be retained by Penn and Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings.

        The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions, and other matters arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming, and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company's financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

Operating Lease Commitments

        As part of the Spin-Off, Penn assigned to GLPI various leases on the property acquired in connection with the Spin-Off. The following is a description of some of the more significant lease contracts that Penn assigned to GLPI. Total rental expense under these agreements was $0.4 million for the year ended December 31, 2013 (which covers the period subsequent to the Spin-Off date).

        One of Penn's subsidiaries entered into a lease agreement for the land utilized in connection with the operations of a casino in Biloxi, Mississippi. The lease commenced March 3, 1994 and is for a term of 99 years. The annual rental payments are increased every 5 years by fifteen percent and will be $0.2 million for 2014. The next reset period is in March 2014.

        One of Penn's subsidiaries entered into a lease agreement for the land utilized in connection with the operations of a casino in Tunica, Mississippi. The lease commenced on October 11, 1993 with a five year initial term and nine five year renewals at the tenant's option. The lease agreement has an annual fixed rent provision, as well as an annual revenue-sharing provisions, which is equal to the result obtained by subtracting the fixed rent provision from 4% of gross revenues.

        One of Penn's subsidiaries has an operating lease with the City of Bangor which covers the permanent casino facility that opened on July 1, 2008. Under the lease agreement, there is a fixed rent provision which GLPI is responsible for which totals $0.1 million per year. The final term of the lease, which commenced with the opening of the permanent facility, is for an initial term of fifteen years, with three ten-year renewal options.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

        The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$1,013
2015	314
2016	302
2017	316
2018	334
Thereafter	44,178

Total	$46,457

        In addition, for the TRS Properties, the Company is liable under numerous operating leases for equipment and other miscellaneous assets, which expire at various dates through 2015. Total rental expense under these agreements was $1.4 million, $1.6 million and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Capital Expenditure Commitments

        The Company's current construction program for 2014 calls for capital expenditures of approximately $137.4 million, of which the Company was contractually committed to spend approximately $34.5 million at December 31, 2013, related to the two Ohio racetracks scheduled to be opened in the fall of 2014.

        Additionally, as part of the Spin-Off, GLPI is committed to fund certain projects in development at Penn, including a new gaming and entertainment destination in Philadelphia, PA and an integrated racing and gaming facility in Lawrence County, near Pittsburgh (the last of the Category 1 sites in Pennsylvania). If Penn is selected for both of these projects, GLPI would provide real estate financing in the form of a loan or lease up to $418.5 million for these two projects.

Purchase obligations

        The Company has obligations to purchase various goods and services totaling $1.4 million at December 31, 2013, of which $1.1 million will be incurred in 2014.

Employee Benefit Plans

        The Company maintains a profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, which covers all eligible employees. The plan enables participating employees to defer a portion of their salary in a retirement fund to be administered by the Company. The Company makes a discretionary match contribution of 50% of employees' elective salary deferrals, up to a maximum of 6% of eligible employee compensation. The matching contributions for the profit-sharing plan for all years ended December 31, 2013, 2012 and 2011 were $0.2 million.

        The Company maintains a non-qualified deferred compensation plan that covers most management and other highly-compensated employees. The plan allows the participants to defer, on a pre-tax basis,

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

a portion of their base annual salary and/or their annual bonus, and earn tax-deferred earnings on these deferrals. The plan also provides for matching Company contributions that vest over a five-year period. The Company has established a Trust, and transfers to the Trust, on a periodic basis, an amount necessary to provide for its respective future liabilities with respect to participant deferral and Company contribution amounts. The Company's matching contributions for the non-qualified deferred compensation plan for the years ended December 31, 2013, 2012 and 2011 were $0.3 million, $0.1 million and $0.1 million, respectively. The Company's deferred compensation liability, which was included in other current liabilities within the consolidated balance sheet, was $12.8 million at December 31, 2013 and relates primarily to balances contributed to use as part of the Spin-Off related to our executive officers that were previously employed by Penn.

Labor Agreements

        Some of Hollywood Casino Perryville's employees are currently represented by labor unions. The Seafarers Entertainment and Allied Trade Union represents 128 of Hollywood Casino Perryville's employees under an agreement that expires in February 2020. Additionally, Local No. 27 United Food and Commercial Workers and United Industrial Service Transportation Professional and Government Workers of North America represent certain employees under collective bargaining agreements that expire in 2020, neither of which represents more than 50 of Hollywood Casino Perryville's employees. If the Company fails to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on Hollywood Casino Perryville's business, financial condition and results of operations. There can be no assurance that Hollywood Casino Perryville will be able to maintain these agreements.

8. Income Taxes

        Deferred tax assets and liabilities are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years. The components of the Company's deferred tax assets and liabilities are as follows:

Year ended December 31,	2013	2012
	(in thousands)
Deferred tax assets:
Accrued expenses	$2,228	$2,859

Net deferred tax assets	2,228	2,859

Deferred tax liabilities:
Property, plant and equipment	(3,459)	(7,840)
Intangibles	(823)	(577)

Net deferred tax liabilities	(4,282)	(8,417)

Net:	$(2,054)	$(5,558)

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

        The provision for income taxes charged to operations for years ended December 31, 2013, 2012 and 2011 was as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Current tax expense
Federal	$19,429	$12,216	$21,048
State	3,513	2,303	4,341

Total current	22,942	14,519	25,389

Deferred tax (benefit) expense
Federal	(7,624)	64	(6,780)
State	1,978	(152)	266

Total deferred	(5,646)	(88)	(6,514)

Total provision	$17,296	$14,431	$18,875

        The following tables reconcile the statutory federal income tax rate to the actual effective income tax rate for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
Percent of pretax income
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income taxes	10.4%	3.0%	6.6%
Nondeductible transaction costs	7.5%	0.0%	0.0%
REIT conversion benefit	(5.3)%	0.0%	0.0%
Other permanent differences	(0.8)%	0.1%	0.2%
Other miscellaneous items	(0.2)%	0.5%	(0.4)%

	46.6%	38.6%	41.4%

Year ended December 31,	2013	2012	2011
	(in thousands)
Amount based upon pretax income
U.S. federal statutory income tax	$12,994	$13,073	$15,945
State and local income taxes	3,840	1,126	3,016
Nondeductible transaction costs	2,793	—	—
REIT conversion benefit	(1,959)	—	—
Permanent differences	(268)	30	72
Other miscellaneous items	(104)	202	(158)

	$17,296	$14,431	$18,875

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Dividends

        On February 18, 2014, GLPI made the Purging Distribution of $1.05 billion, of which approximately $210.0 million was made in cash with the remainder in GLPI common stock to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. In addition, on February 18, 2014, the Company's Board of Directors declared its first quarterly dividend. Shareholders of record on March 7, 2014 will receive $0.52 per common share, payable on March 28, 2014. See Note 15 for further details.

10. Stock-Based Compensation

        The Company can issue up to 5,147,059 shares of Common Stock under the 2013 Long Term Incentive Compensation Plan (the "2013 Plan") that was approved by shareholders on October 23, 2013. The 2013 Plan provides for the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock awards, phantom stock units and other equity or cash based awards to employees. Any director, employee or consultant shall be eligible to receive such awards. No awards were granted under the 2013 Plan as of December 31, 2013.

        In connection with the Spin-Off of GLPI, employee stock options and cash settled stock appreciation rights of Penn were converted through the issuance of GLPI employee stock options and GLPI cash settled stock appreciation rights and an adjustment to the exercise prices of their Penn awards. The number of options and cash settled stock appreciation rights, subject to and the exercise price of each converted award was adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Spin-Off. These awards are not counted against the 2013 Plan limit mentioned above.

        Holders of outstanding restricted stock awards and cash settled phantom stock unit awards received an additional share of restricted stock or cash settled phantom stock unit awards in GLPI common stock at the Spin-Off so that the intrinsic value of these awards were equivalent to those that existed immediately prior to the Spin-Off.

        The unrecognized compensation at the time of the Spin-Off related to both Penn and GLPI's stock options and restricted stock awards held by GLPI employees will be amortized to expense over the awards' remaining vesting periods. As of December 31, 2013, there was $6.8 million and $4.7 million of total unrecognized compensation cost for stock options and restricted stock awards, respectively, that will be recognized over the grants remaining weighted average vesting period of 1.68 years and 3.05 years, respectively. For the year ended December 31, 2013, the Company recognized $1.6 million of compensation expense associated with these awards.

        The following tables contain information on stock options issued and outstanding for the year ended December 31, 2013 as well as restricted shares:

	Number of Option Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2012	—	$—
Options transferred on Spin-Off date	10,396,889	24.35
Exercised	(57,811)	24.75
Canceled	(625)	20.85

Outstanding at December 31, 2013	10,338,453	$24.34	3.15	$270,222

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Stock-Based Compensation (Continued)

	Exercise Price Range			Total
	$9.32 to $22.41	$22.90 to $29.10	$29.19 to $47.40	$9.32 to $47.40
Outstanding options
Number outstanding	4,049,443	3,555,573	2,733,437	10,338,453
Weighted-average remaining contractual life (years)	1.94	3.69	4.16	3.15
Weighted-average exercise price	$19.54	$25.16	$30.41	$24.34
Exercisable options
Number outstanding	3,621,045	2,805,381	1,504,710	7,931,136
Weighted-average exercise price	$19.38	$24.68	$31.36	$23.53

Number of Award Shares
Outstanding at December 31, 2012	—
Amounts transferred in connection with Spin-Off	419,067
Released	—
Canceled	—

Outstanding at December 31, 2013	419,067

        The Company had 7,931,136 stock options that were exercisable at December 31, 2013 with a weighted average exercise price of $23.53 which had an intrinsic value of $213.8 million. The aggregate intrinsic value of stock options exercised during 2013 was $1.3 million. The Company issues new authorized common shares to satisfy stock option exercises and plans to do the same for restricted stock lapses once they occur.

        Additionally, there was $9.4 million of total unrecognized compensation cost at December 31, 2013, which will be recognized over the awards remaining weighted average vesting period of 2.55 years, for Penn and GLPI PSUs held by GLPI employees that will be cash-settled by GLPI. For the year ended December 31, 2013, the Company recognized $1.2 million of compensation expense associated with these awards.

        In addition, there was $0.5 million of total unrecognized compensation cost at December 31, 2013, which will be recognized over the grants remaining weighted average vesting period of 1.84 years, for Penn and GLPI SARs held by GLPI employees that will be cash-settled by GLPI. For the year ended December 31, 2013, the Company recognized $0.2 million of compensation expense associated with these awards.

        See Note 15 for a discussion on the impact of the Purging Distribution on the Company's compensation awards.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Segment Information

        The following tables present certain information with respect to the Company's segments. Intersegment revenues between the Company's segments were not material in any of the periods presented below.

	GLP Capital(1)	TRS Properties	Total
	(in thousands)
For the year ended December 31, 2013
Net revenues	$76,557	$165,572	$242,129
Income from operations	34,333	26,249	60,582
Interest expense	19,254	—	19,254
Income from operations before income taxes	15,079	22,047	37,126
Income tax provision	8,467	8,829	17,296
Net income	6,612	13,218	19,830
Depreciation	14,896	14,027	28,923
Capital expenditures	13,042	3,386	16,428
For the year ended December 31, 2012
Net revenues	$—	$210,643	$210,643
Income from operations	—	43,668	43,668
Interest expense	—	—	—
Income from operations before income taxes	—	37,350	37,350
Income tax provision	—	14,431	14,431
Net income	—	22,919	22,919
Depreciation	—	14,090	14,090
Capital expenditures	—	5,190	5,190
For the year ended December 31, 2011
Net revenues	$—	$231,884	$231,884
Income from operations	—	52,513	52,513
Interest expense	—	—	—
Income from operations before income taxes	—	45,559	45,559
Income tax provision	—	18,875	18,875
Net income	—	26,684	26,684
Depreciation	—	14,568	14,568
Capital expenditures	—	8,288	8,288
Balance sheet at December 31, 2013
Total assets	2,379,243	229,996	2,609,239
Balance sheet at December 31, 2012
Total assets	—	267,075	267,075

(1)
GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off. For the year ended December 31, 2013, all revenues in the GLP Capital segment were attributable from Penn under the terms of the Master Lease. Results included transaction costs associated with the Spin-Off of $13.5 million.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Summarized Quarterly Data (Unaudited)

        The following table summarizes the quarterly results of operations for the years ended December 31, 2013 and 2012:

	Fiscal Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
2013
Net revenues	$42,648	$46,072	$39,633	$113,776
Income from operations	6,811	9,090	5,665	39,016
Net income	3,216	4,699	2,681	9,234
Earnings per common share:
Basic earnings per common share	$0.04	$0.04	$0.02	$0.08
Diluted earnings per common share	$0.03	$0.04	$0.02	$0.08
2012
Net revenues	$66,909	$60,252	$45,823	$37,659
Income from operations	16,507	14,472	8,155	4,534
Net income	8,665	7,618	4,530	2,106
Earnings per common share:
Basic earnings per common share	$0.08	$0.07	$0.04	$0.02
Diluted earnings per common share	$0.07	$0.07	$0.04	$0.02

        During the fourth quarter of 2013, the Company had rental revenue related to the Master Lease, which became effective November 1, 2013, of $76.6 million.

        During the fourth quarter of 2013, the Company incurred transaction costs of $13.5 million associated with the Spin-Off.

        During the fourth quarter of 2013, the Company incurred depreciation expense of $14.8 million related to the real property assets transferred to GLPI as part of the Spin-Off.

        In October 2013, GLP Capital entered into a new five year senior unsecured credit facility and completed offerings of $2,050 million aggregate principal amount of new senior notes. During the fourth quarter of 2013, the Company incurred interest expense of $19.3 million related to its new borrowings.

13. Pre-Spin Transactions with Penn

        Before the Spin-Off, Hollywood Casino Baton Rouge and Hollywood Casino Perryville had a corporate overhead assessment with Penn, whereby Penn provided various management services in consideration of a management fee equal to 3% of net revenues. The Company incurred and paid management fees of $4.2 million, $6.3 million and $7.0 million for the years ended December 31, 2013 (before the Spin-Off), 2012 and 2011, respectively. In connection with the completion of the Spin-Off, the management fee agreements between Penn and Hollywood Casino Baton Rouge and Hollywood Casino Perryville were terminated.

        Hollywood Casino Baton Rouge and Hollywood Casino Perryville had cumulative net advances of $43.3 million at December 31, 2012. The advances were the result of operating cash flows generated by

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Pre-Spin Transactions with Penn (Continued)

Hollywood Casino Baton Rouge and Hollywood Casino Perryville in excess of intercompany allocations such as the management fee agreement. As part of the Spin-Off, these amounts were forgiven.

14. Supplemental Disclosures of Cash Flow Information

        Prior to the Spin-Off, the Company's Hollywood Casino Baton Rouge and Hollywood Casino Perryville paid no federal income taxes directly to tax authorities and instead settled all intercompany balances with Penn. These settlements included, among other things, the share of the income taxes allocated by Penn to Hollywood Casino Baton Rouge and Hollywood Casino Perryville. The amounts paid to Penn for Hollywood Casino Baton Rouge and Hollywood Casino Perryville's allocated share of federal income taxes was $9.4 million, $13.2 million and $15.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Their first federal income taxes payment directly to tax authorities will occur in early 2014. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made state income tax payments directly to the state authorities of $1.6 million, $2.8 million and $3.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Cash paid for interest was $0.8 million for the year ended December 31, 2013 and no interest was paid for the years ended December 31, 2012 and 2011.

15. Subsequent Events

        In January 2014, the Company completed the acquisition of the real estate assets associated with the Casino Queen in East St. Louis, Illinois for $140 million. Simultaneously with the acquisition, GLPI also provided Casino Queen with a $43 million, five year term loan at 7% interest, pre-payable at any time, which, together with the sale proceeds, completely refinanced and retired all of Casino Queen's outstanding long-term debt obligations. GLPI leased the property back to Casino Queen on a triple net basis for approximately $14 million in rent per year. The initial lease term is 15 years, with an option to renew for four successive five year terms.

        Upon the declaration of the Purging Distribution, GLPI options and GLPI SARs were adjusted in a manner that preserved both the pre-distribution intrinsic value of the options and SARs and the pre-distribution ratio of the stock price to exercise price that existed immediately before the Purging Distribution. Additionally, upon declaration of the Purging Distribution, holders of GLPI PSUs were credited with the special dividend, which will accrue and be paid, if applicable, on the vesting date of the related PSU. Holders of GLPI restricted stock will be entitled to receive the special dividend with respect to such restricted stock on the same date or dates that the special dividend is payable on GLPI common stock to shareholders of GLPI generally.

        On February 18, 2014, GLPI made the Purging Distribution, which totaled $1.05 billion and was comprised of cash and GLPI common stock, to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of $210 million. Of the 88,691,827 shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Subsequent Events (Continued)

three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment.

        Additionally, on February 18, 2014, the Company's Board of Directors declared its first quarterly dividend of $0.52 per common share payable on March 28, 2014 to shareholders of record on March 7, 2014.

        In the first quarter of 2014, the applicable margin for LIBOR loans and base rate loans was reduced to 1.50% and 0.50%, respectively, and the commitment fee rate on the unused portion of the commitments under the revolving facility was reduced to 0.25%.

16. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers

        GLPI guarantees the 2018 Notes, the 2020 Notes and the 2023 Notes issued by its subsidiaries, GLP Capital, L.P. and GLP Financing II, Inc. Each of the subsidiary issuers is 100% owned by GLPI. The guarantees of GLPI are full and unconditional. GLPI is not subject to any material or significant restrictions on its ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries, except as provided by applicable law. No subsidiaries of GLPI guarantee the Notes.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers (Continued)

        Summarized financial information for the years ended December 31, 2013, 2012 and 2011 for GLPI as the parent guarantor, for GLP Capital, L.P. and GLP Financing II, Inc. as the subsidiary issuers and the other subsidiary non-issuers is presented below.

	Parent Guarantor	Subsidiary Issuers	Other Subsidiary Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2013
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,010,303	$—	$—	$2,010,303
Intercompany transactions and investment in subsidiaries	104,391	208,739	308,157	(621,287)	—
Other	83,083	285,514	229,996	343	598,936

Total assets	$187,474	$2,504,556	$538,153	$(620,944)	$2,609,239

Other liabilities	$45,045	$47,906	$23,516	$343	$116,810
Intercompany debt	—	—	—	—	—
Long-term debt	—	2,350,000	—	—	2,350,000
Total shareholders' equity	142,429	106,650	514,637	(621,287)	142,429

Total liabilities and shareholders' equity	$187,474	$2,504,556	$538,153	$(620,944)	$2,609,239

Year Ended December 31, 2013
Condensed Consolidating Statement of Operations
Net revenues	$—	$76,557	$165,572	$—	$242,129
Operating expenses	19,800	22,424	139,323	—	181,547

Income (loss) from operations	(19,800)	54,133	26,249	—	60,582
Other income (expenses)
Intercompany dividends and interest	68,955		68,955	(137,910)	—
Other income (expenses)	—	(19,254)	(4,202)	—	(23,456)

Total other income (expenses)	68,955	(19,254)	64,753	(137,910)	(23,456)

Net income (loss) before income taxes	49,155	34,879	91,002	(137,910)	37,126
Taxes on income	643	7,824	8,829	—	17,296

Net income (loss)	$48,512	$27,055	$82,173	$(137,910)	$19,830

Year Ended December 31, 2013
Condensed Consolidating Statement of Cash Flows
Net cash provided by (used in) operating activities	$68,082	$(81,887)	$94,437	$—	$80,632
Net cash used in investing activities	(5,562)	(7,480)	(3,233)	—	(16,275)
Net cash (used in) provided by financing activities	(19,719)	310,463	(84,442)	—	206,302

Net increase in cash and cash equivalents	42,801	221,096	6,762	—	270,659
Cash and cash equivalents at beginning of year	—	—	14,562	—	14,562

Cash and cash equivalents at end of year	$42,801	$221,096	$21,324	$—	$285,221

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers (Continued)

	Parent Guarantor	Subsidiary Issuers	Other Subsidiary Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2012
Condensed Consolidating Balance Sheet
Total real estate assets	$—	$—	$—	$—	$—
Total other assets	—	—	267,075	—	267,075

Total assets	$—	$—	$267,075	$—	$267,075

Total other liabilities	$—	$—	$30,745	$—	$30,745
Total long-term debt	—	—	—	—	—
Total shareholders' equity	—	—	236,330	—	236,330

Total liabilities and shareholders' equity	$—	$—	$267,075	$—	$267,075

Year Ended December 31, 2012
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$210,643	$—	$210,643
Total operating expenses	—	—	166,975	—	$166,975

Income from operations	—	—	43,668	—	43,668
Other income (expenses)	—	—	(6,318)	—	$(6,318)

Net income before income taxes	—	—	37,350	—	$37,350
Taxes on income	—	—	14,431	—	$14,431

Net income	$—	$—	$22,919	$—	$22,919

Year Ended December 31, 2012
Condensed Consolidating Statement of Cash Flows
Net cash provided by operating activities	$—	$—	$26,744	$—	$26,744
Net cash used in investing activities	—	—	(4,810)	—	(4,810)
Net cash used in financing activities	—	—	(24,518)	—	(24,518)

Net decrease in cash and cash equivalents	—	—	(2,584)	—	(2,584)
Cash and cash equivalents at beginning of year	—	—	17,146	—	17,146

Cash and cash equivalents at end of year	$—	$—	$14,562	$—	$14,562

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers (Continued)

	Parent Guarantor	Subsidiary Issuers	Other Subsidiary Non-Issuers	Eliminations	Consolidated
	(in thousands)
Year ended December 31, 2011
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$231,884	$—	$231,884
Total operating expenses	—	—	179,371	—	$179,371

Income from operations	—	—	52,513	—	52,513
Other income (expenses)	—	—	(6,954)	—	$(6,954)

Net income before income taxes	—	—	45,559	—	$45,559
Taxes on income	—	—	18,875	—	$18,875

Net income	$—	$—	$26,684	$—	$26,684

Year ended December 31, 2011
Condensed Consolidating Statement of Cash Flows
Net cash provided by operating activities	$—	$—	$56,840	$—	$56,840
Net cash used in investing activities	—	—	(8,171)	—	(8,171)
Net cash used in financing activities	—	—	(50,436)	—	(50,436)

Net decrease in cash and cash equivalents	—	—	(1,767)	—	(1,767)
Cash and cash equivalents at beginning of year	—	—	18,913	—	18,913

Cash and cash equivalents at end of year	$—	$—	$17,146	$—	$17,146

SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2013
(in thousands)

							Gross Amount at which Carried at Close of Period						Life on which Depreciation in Latest Income Statement is Computed(2)
			Initial Cost to Company
						Cost Capitalized Subsequent to Acquisition					Original Date of Construction / Renovation
Description	Location	Ownership Percentage	Land	Building/ Improvements	Total		Land	Building/ Improvements	Total(1)	Accumulated Depreciation		Date Acquired
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	100%	$15,251	$342,393	$357,644	$—	$15,251	$342,393	$357,644	$71,978	1997/2009	11/1/2013	31
Hollywood Casino Aurora	Aurora, IL	100%	4,937	98,379	103,316	—	4,937	98,379	103,316	44,796	1993/2002/2012	11/1/2013	30
Hollywood Casino Joliet	Joliet, IL	100%	19,214	101,104	120,318	—	19,214	101,104	120,318	33,380	1992/2003/2010	11/1/2013	31
Argosy Casino Alton	Alton, IL	100%	—	6,462	6,462	—	—	6,462	6,462	3,411	1991/1999	11/1/2013	31
Hollywood Casino Toledo	Toledo, OH	100%	12,003	144,094	156,097	—	12,003	144,094	156,097	8,440	2012	11/1/2013	31
Hollywood Casino Columbus	Columbus, OH	100%	38,240	188,543	226,783	62	38,266	188,579	226,845	8,629	2012	11/1/2013	31
Hollywood Casino at Charles Town Races	Charles Town, WV	100%	35,102	233,069	268,171	—	35,102	233,069	268,171	84,897	1997/2010	11/1/2013	31
Hollywood Casino at Penn National Race Course	Grantville, PA	100%	25,500	161,810	187,310	—	25,500	161,810	187,310	41,299	2008/2010	11/1/2013	31
M Resort	Henderson, NV	100%	66,104	126,689	192,793	—	66,104	126,689	192,793	11,709	2009/2012	11/1/2013	30
Hollywood Casino Bangor	Bangor, ME	100%	12,883	84,257	97,140	—	12,883	84,257	97,140	16,621	2008/2012	11/1/2013	31
Zia Park Casino	Hobbs, NM	100%	9,313	38,947	48,260	—	9,313	38,947	48,260	11,145	2005	11/1/2013	31
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	100%	59,388	87,352	146,740	—	59,388	87,352	146,740	32,897	1992/2006/2011	11/1/2013	40
Argosy Casino Riverside	Riverside, MO	100%	23,468	143,301	166,769	—	23,468	143,301	166,769	38,387	1994/2007	11/1/2013	37
Hollywood Casino Tunica	Tunica, MS	100%	4,634	42,031	46,665	—	4,634	42,031	46,665	18,781	1994/2012	11/1/2013	31
Boomtown Biloxi	Biloxi, MS	100%	3,423	63,083	66,506	—	3,423	63,083	66,506	30,720	1994/2006	11/1/2013	15
Argosy Casino Sioux City	Sioux City, IA	100%	3	11,920	11,923	—	3	11,920	11,923	11,148	1993/2004	11/1/2013	8
Hollywood Casino St. Louis	Maryland Heights, MO	100%	44,198	177,063	221,261	—	44,198	177,063	221,261	16,250	1997/2013	11/1/2013	13
Hollywood at Dayton Raceway	Dayton, OH	100%	3,211	—	3,211	—	3,211	—	3,211	—	N/A	11/1/2013	N/A
Hollywood at Mahoning Valley Race Track	Youngstown, OH	100%	5,683	—	5,683	—	5,683	—	5,683	—	N/A	11/1/2013	N/A

			$382,555	$2,050,497	$2,433,052	$62	$382,581	$2,050,533	$2,433,114	$484,488

(1)
The total cost for federal income tax purposes of the properties listed above was $2.44 billion.

(2)
Estimated useful lives range from 1 to 41 years.

Real Estate:
Balance at the beginning of the period	$—
Amounts contributed from Spin-Off	2,433,052
Improvements	62

Balance at the end of the year	$2,433,114

Accumulated Depreciation:
Balance at the beginning of the period	$—
Amounts contributed from Spin-Off	(469,666)
Depreciation expense	(14,822)

Balance at the end of the year	$(484,488)

GLP Capital, L.P.
GLP Financing II, Inc.

Offer to Exchange
$550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018
(CUSIPs 361841 AA7 and U34073 AA1)
for $550,000,000 aggregate principal amount of 4.375% Senior
Notes due 2018
(CUSIP 361841 AB5)
which have been registered under the Securities Act of 1933, as amended.

$1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020
(CUSIPs 361841 AC3 and U34073 AB9)
for $1,000,000,000 aggregate principal amount of 4.875% Senior
Notes due 2020
(CUSIP 361841 AD1)
which have been registered under the Securities Act of 1933, as amended.

$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023
(CUSIPs 361841 AE9 and U34073 AC7)
for $500,000,000 aggregate principal amount of 5.375% Senior
Notes due 2023
(CUSIP 361841 AF6)
which have been registered under the Securities Act of 1933, as amended.

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Pennsylvania Registrants

  Gaming and Leisure Properties, Inc.

        Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "PBCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters. As described below, GLPI intends to indemnify its directors, officers and other such personnel to the fullest extent permitted by the PBCL.

        GLPI's charter and bylaws require it to indemnify any person against all liability, loss and expense (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that he or she is or was a director or officer of GLPI, or is or was serving at GLPI's request as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise or entity, including service with respect to an employee benefit plan, its participants or beneficiaries, to the full extent permitted by applicable law. Pennsylvania law permits GLPI to provide similar indemnification to its employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by GLPI or in its right to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, GLPI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

        GLPI purchases and maintains insurance on behalf of any person who is or was a director or officer of GLPI or an employee or agent of GLPI, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not GLPI would have the power to indemnify him or her against that liability. Accordingly, GLPI maintains directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses, including those that arise from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

  GLP Capital, L.P.

        Section 8510 of Subchapter A, Chapter 85, of the Pennsylvania Revised Uniform Limited Partnership Act (the "ULPA") contains provisions for discretionary and mandatory indemnification of a limited partnership's partners and other persons. The ULPA permits GLP Capital to indemnify any partner or other person from and against any and all claims and demands, except where the act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Additionally, GLP Capital is required to indemnify every partner for payments made and personal liabilities reasonably incurred by such partner in the ordinary and proper conduct of GLP Capital's business or for the preservation of GLP Capital's business or property.

Delaware Registrant

  GLP Financing II, Inc.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

        Article TENTH of Capital Corp.'s certificate of incorporation provides:

        "To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation eliminates the personal liability of each member of its board of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

        Additionally, Section 6.1 of Capital Corp.'s bylaws provides that, to the fullest extent permitted by Delaware General Corporation Law, a director shall not liable to Capital Corp. or its stockholders for breach of fiduciary duty as a director.

        Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

        "Section 145. Indemnification of officers, directors, employees and agents; insurance.

        (a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

        (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h)   For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Article ELEVENTH of Capital Corp.'s certificate of incorporation and Section 6.2 of its bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Capital Corp., whether the basis of such proceeding is alleged action in an official capacity while serving as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified by Capital Corp. to the fullest extent authorized by Delaware General Corporation Law against all expense, liability and loss reasonably incurred by such director or officer in connection therewith; provided, however, that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Capital Corp., and with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided further, however, that no indemnification shall be made in the case of an action, suit or proceeding by or in the right of Capital Corp. in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable to Capital Corp., unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification; provided further, however, that, except with respect to proceedings to enforce rights to indemnification, Capital Corp.

shall indemnify any such director or officer in connection with a proceeding (or part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized or ratified by Capital Corp.'s board of directors.

Item 21.    Exhibits and Financial Statement Schedules.

        See the "Index of Exhibits" following the signature pages hereto.

Item 22.    Undertakings.

        (a)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wyomissing, Commonwealth of Pennsylvania on June 25, 2014.

GAMING AND LEISURE PROPERTIES, INC.
By:	/s/ WILLIAM J. CLIFFORD
William J. Clifford Chief Financial Officer, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Peter M. Carlino	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 25, 2014
/s/ WILLIAM J. CLIFFORD William J. Clifford	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	June 25, 2014
* Desiree Burke	Chief Accounting Officer (Principal Accounting Officer)	June 25, 2014
* Wesley R. Edens	Director	June 25, 2014
* David A. Handler	Director	June 25, 2014
* Joseph W. Marshall	Director	June 25, 2014
* E. Scott Urdang	Director	June 25, 2014

*By:	/s/ WILLIAM J. CLIFFORD Wil- liam J. Clifford Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wyomissing, Commonwealth of Pennsylvania on June 25, 2014.

GLP FINANCING II, INC.
By:	/s/ WILLIAM J. CLIFFORD
William J. Clifford Chief Financial Officer, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Peter M. Carlino	Chief Executive Officer and President (Principal Executive Officer)	June 25, 2014
/s/ WILLIAM J. CLIFFORD William J. Clifford	Director, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2014

*By:	/s/ WILLIAM J. CLIFFORD Wil- liam J. Clifford Attorney-in-fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wyomissing, Commonwealth of Pennsylvania on June 25, 2014.

GLP CAPITAL, L.P.
By:	Gaming and Leisure Properties, Inc., its general partner
By:	/s/ WILLIAM J. CLIFFORD
William J. Clifford Chief Financial Officer, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Peter M. Carlino	Chairman of the Board and Chief Executive Officer of Gaming and Leisure Properties, Inc. (Principal Executive Officer)	June 25, 2014
/s/ WILLIAM J. CLIFFORD William J. Clifford	Chief Financial Officer, Secretary and Treasurer of Gaming and Leisure Properties, Inc. (Principal Financial Officer)	June 25, 2014
* Desiree Burke	Chief Accounting Officer of Gaming and Leisure Properties, Inc. (Principal Accounting Officer)	June 25, 2014
* Wesley R. Edens	Director of Gaming and Leisure Properties, Inc.	June 25, 2014
* David A. Handler	Director of Gaming and Leisure Properties, Inc.	June 25, 2014
* Joseph W. Marshall	Director of Gaming and Leisure Properties, Inc.	June 25, 2014

Signatures	Title	Date

* E. Scott Urdang	Director of Gaming and Leisure Properties, Inc.	June 25, 2014

*By:	/s/ WILLIAM J. CLIFFORD Wil- liam J. Clifford Attorney-in-fact

INDEX TO EXHIBITS

Exhibit		Description
3.1		Amended and Restated Certificate of Incorporation of Gaming and Leisure Properties, Inc. (incorporated by reference to Exhibit 3.1 to to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed October 15, 2013

3.2		Amended and Restated Bylaws of Gaming and Leisure Properties, Inc. (incorporated by reference to Exhibit 3.2 to to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed October 15, 2013

3.3	*	Certificate of Incorporation of GLP Financing II, Inc.

3.4	*	Bylaws of GLP Financing II, Inc.

3.5	*	Certificate of Limited Partnership of GLP Capital, L.P.

3.6	*	Agreement of Limited Partnership of GLP Capital, L.P.

4.1		Indenture, dated as of October 30, 2013, among GLP Capital, L.P. and GLP Financing II, Inc., as Issuers, Gaming and Leisure Properties, Inc., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

4.2		Officer's Certificate of GLP Capital, L.P. and GLP Financing II, Inc., dated as of October 30, 2013, establishing the 2018 Notes and the 2023 Notes (incorporated by reference to Exhibit 4.2 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

4.3		Officer's Certificate of GLP Capital, L.P. and GLP Financing II, Inc., dated as of October 31, 2013, establishing the 2020 Notes (incorporated by reference to Exhibit 4.3 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

4.4		Form of 2018 Note (included in Exhibit 4.2 above)

4.5		Form of 2023 Note (included in Exhibit 4.2 above)

4.6		Form of 2020 Note (included in Exhibit 4.3 above)

5.1	*	Opinion of Pepper Hamilton LLP

10.1		Registration Rights Agreement, dated as of October 30, 2013, by and among GLP Capital, L.P., GLP Financing II, Inc., Gaming and Leisure Properties, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other initial purchasers named therein, with respect to the 2018 Notes (incorporated by reference to Exhibit 10.1 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

10.2		Registration Rights Agreement, dated as of October 30, 2013, by and among GLP Capital, L.P., GLP Financing II, Inc., Gaming and Leisure Properties, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other initial purchasers named therein, with respect to the 2023 Notes (incorporated by reference to Exhibit 10.2 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

10.3		Registration Rights Agreement, dated as of October 31, 2013, by and among GLP Capital, L.P., GLP Financing II, Inc., Gaming and Leisure Properties, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other initial purchasers named therein, with respect to the 2020 Notes (incorporated by reference to Exhibit 10.3 to Gaming and Leisure Properties, Inc.'s Current Report on Form 8-K, filed November 1, 2013)

12.1	*	Computation of Ratio of Earnings to Fixed Charges

21.1	*	Subsidiaries of Gaming and Leisure Properties, Inc.

Exhibit		Description
23.1	**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1		Powers of Attorney (included as part of the signature pages to the initial filed Registration Statement)

25.1	*	Statement of Eligibility of Trustee on Form T-1

99.1	*	Form of Letter of Transmittal

99.2	*	Form of Notice of Guaranteed Delivery

99.3	*	Form of Letter to Clients

99.4	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

101	**	The following materials, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013 (unaudited), (ii) Condensed Consolidated Statements of Income for the three months ended March 31, 2014 and 2013 (unaudited), (iii) Condensed Consolidated Statements of Changes in Stockholders (Deficit) Equity for the three months ended March 31, 2014 (unaudited), (iv) Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013 (unaudited), (v) Notes to the Condensed Consolidated Financial Statements (unaudited), (vi) Consolidated Balance Sheets as of December 31, 2013 and 2012, (vii) Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011, (viii) Consolidated Statements of Changes in Stockholders Equity for the years ended December 31, 2012, 2011 and 2010, (ix) Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2012, (x) Notes to Consolidated Financial Statements, (xi) Schedule III—Real Estate Assets and Accumulated Depreciation

(*)
Previously filed

(**)
Filed herewith